Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

VISION-SCIENCES, INC.,

VISOR MERGER SUB LLC,

And

UROPLASTY, INC.

Dated December 21, 2014

Certain schedules to this Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of any such schedules to the SEC upon request.

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	2
1.01	Definitions	2
1.02	Other Definitional Provisions	13

ARTICLE 2	THE MERGER	14
2.01	Shares of Merger Sub	14
2.02	The Merger	14
2.03	Closing	15
2.04	Effective Time	15
2.05	Effects of the Merger	15
2.06	Certificate of Formation and Limited Liability Company Agreement	15
2.07	Directors and Officers of Surviving Company	15
2.08	Treatment of Union Shares and Union Equity Awards	15
2.09	Closing of Union Transfer Books	18
2.10	Exchange Fund; Exchange of Certificates	18
2.11	Withholding	20
2.12	Interest; No Liability	20
2.13	Adjustments to Prevent Dilution	21
2.14	Further Action	21
2.15	Post-Merger Operations	21

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF UNION	21
3.01	Organization and Corporate Power	21
3.02	Authorization; Valid and Binding Agreement	22
3.03	Capital Stock	22
3.04	Subsidiaries	23
3.05	No Breach	23
3.06	Consents, etc	23
3.07	SEC Reports; Disclosure Controls and Procedures	24
3.08	No Undisclosed Liabilities	25
3.09	Absence of Certain Developments	25
3.10	Title to Properties	27
3.11	Tax Matters	27
3.12	Contracts and Commitments	29
3.13	Intellectual Property	31
3.14	Litigation	31
3.15	Insurance	32
3.16	Employee Benefit Plans	32
3.17	Compliance with Law; Permits	33
3.18	Environmental Compliance and Conditions	34
3.19	Employment and Labor Matters	35
3.20	FDA and Regulatory Matters	35
3.21	Brokerage	38

3.22	Disclosure	38
3.23	Board Approval; Vote Required	38
3.24	Opinion	39
3.25	No Other Representations and Warranties	39

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF VISOR AND MERGER SUB	39
4.01	Organization and Corporate Power	39
4.02	Authorization; Valid and Binding Agreement	40
4.03	Capital Stock	40
4.04	Subsidiaries	41
4.05	No Breach	41
4.06	Consents, etc	41
4.07	SEC Reports; Disclosure Controls and Procedures	42
4.08	No Undisclosed Liabilities	43
4.09	Absence of Certain Developments	43
4.10	Title to Properties	45
4.11	Tax Matters	45
4.12	Contracts and Commitments	47
4.13	Intellectual Property	49
4.14	Litigation	50
4.15	Insurance	50
4.16	Employee Benefit Plans	50
4.17	Compliance with Law; Permits	51
4.18	Environmental Compliance and Conditions	52
4.19	Employment and Labor Matters	53
4.20	FDA and Regulatory Matters	53
4.21	Brokerage	56
4.22	Disclosure	56
4.23	Board Approval; Vote Required	56
4.24	Opinion	56
4.25	Merger Sub	57
4.26	No Other Representations and Warranties	57

ARTICLE 5	COVENANTS RELATING TO CONDUCT OF BUSINESS	57
5.01	Covenants of Union	57
5.02	Covenants of Visor	60

ARTICLE 6	ADDITIONAL COVENANTS OF THE PARTIES	64
6.01	Investigation	64
6.02	Registration Statement and Proxy Statement for Shareholder Approval	64
6.03	Shareholders’ Meetings	65
6.04	Non-Solicitation	66
6.05	Regulatory Approvals; Additional Agreements	70
6.06	Employee and Labor Matters	72
6.07	Indemnification of Officers and Directors	73
6.08	Public Disclosure	75

ii

6.09	NASDAQ Listing of Additional Shares	75
6.10	Takeover Laws	75
6.11	Section 16	75
6.12	Ticker Symbol	76
6.13	Certificate of Incorporation	76
6.14	No Control of Other Party’s Business	76

ARTICLE 7	CONDITIONS TO CLOSING	76
7.01	Conditions to All Parties’ Obligations	76
7.02	Conditions to Visor’s and Merger Sub’s Obligations	77
7.03	Conditions to Union’s Obligations	78
7.04	Waiver of Conditions	79

ARTICLE 8	TERMINATION	79
8.01	Termination	79
8.02	Effect of Termination	81
8.03	Termination Fees	81

ARTICLE 9	MISCELLANEOUS	83
9.01	Expenses	83
9.02	Amendment	83
9.03	Waiver	84
9.04	No Survival of Representations and Warranties	84
9.05	Entire Agreement; Counterparts	84
9.06	Applicable Law; Jurisdiction	84
9.07	Waiver of Jury Trial	85
9.08	Assignability	85
9.09	No Third Party Beneficiaries	85
9.10	Notices	85
9.11	Severability	87
9.12	Specific Performance	87

Schedule 1 – Shareholders Delivering Voting Agreements
Schedule 2.07 – Directors and Officers of Surviving Company
Schedule 2.15 – Visor Directors and Officers after the Effective Time

Exhibit A – Certificate of Incorporation
Exhibit B-1 – Voting Agreement – Visor Shareholders
Exhibit B-2 – Voting Agreement – Union Shareholders
Exhibit C – Visor Convertible Debt and Warrant Amendments

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated December 21, 2014, by and among Vision-Sciences, Inc., a Delaware corporation (“Visor”), Visor Merger Sub LLC, a Delaware limited liability company of which Visor is the sole member (“Merger Sub”), and Uroplasty, Inc., a Minnesota corporation (“Union”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE 1 below.

WHEREAS, the Visor Board and Union Board have determined that a business combination between Visor and Union presents an opportunity for their respective companies to achieve long-term financial and strategic benefits and accordingly have determined to effect a business combination upon the terms and conditions set forth in this Agreement;

WHEREAS, the Visor Board and the Union Board propose to effect such business combination pursuant to which Union will merge with and into Merger Sub, with Merger Sub surviving with Visor as its sole member, and pursuant to which each Union Share outstanding at the Effective Time will be converted into the right to receive Visor Shares as more fully provided in this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) this Agreement constitutes, and is adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code. For federal income tax purposes, Merger Sub will be treated as a disregarded entity for all purposes of the Code, and the Merger will be treated for federal income tax purposes as a merger by and between Visor and Union;

WHEREAS, the Union Board has determined that the Merger and the transactions contemplated by this Agreement are advisable and in the best interests of Union Shareholders and, by resolutions duly adopted, has approved and adopted this Agreement and resolved to recommend that Union Shareholders adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger, pursuant to Section 302A.613 of the MBCA (the “Union Recommendation”);

WHEREAS, the Visor Board has determined that this Agreement and the other transactions contemplated by this Agreement, pursuant to which the Visor Shareholders would have a continuing equity interest in the combined businesses through the continued ownership of Visor Shares, are in the best interests of Visor and the Visor Shareholders and, by resolutions duly adopted, has approved and adopted this Agreement and the proposal to amend and restate Visor’s certificate of incorporation, effective as of the Effective Time, and resolved to recommend that the Visor Shareholders: (i) approve the issue of Visor Shares in connection with the Merger; (ii) increase the number of Visor Shares available for issuance pursuant to equity-based awards under the Visor Plans, pursuant to one or more plans to be newly created, by 12,300,000 Visor Shares; (iii) adopt the proposal of the Visor Board to amend and restate Visor’s certificate of incorporation, including increasing the number of authorized shares and the name change contemplated thereby; (iv) appoint the nominees for the Visor Board as set forth in Schedule 2.15; (v) approve this Agreement and the transactions contemplated hereby; (vi) if required by NASDAQ rules, approve the Visor Convertible Debt and Warrant Amendments; and (vii) adopt any other resolution necessary to effect the transactions contemplated by this Agreement (collectively, the “Visor Recommendation”);

WHEREAS, the Merger Sub Board, by resolutions duly adopted, have approved and adopted this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the parties’ willingness to enter into this Agreement, the Visor Shareholders and the Union Shareholders set forth on Schedule 1 have executed and delivered Voting Agreements; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Union’s willingness to enter into this Agreement, Visor and Mr. Lewis C. Pell shall have entered into the Visor Convertible Debt and Warrant Amendments.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.01           Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.04.

“Acquisition Proposal” shall mean any proposal, offer or inquiry, whether or not in writing, for any transaction or series of transactions involving the (i) direct or indirect acquisition or purchase of a business or assets that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of such party and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of twenty percent (20%) or more of any class of equity securities or capital stock of such party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or Persons beneficially owning twenty percent (20%) or more of any class of equity securities of such party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

“Action” means any pending or threatened claim, demand, notice, action, suit, arbitration, proceeding or investigation.

“Activities” has the meaning set forth in Section 6.01(a).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Merger” has the meaning set forth in Section 2.04.

“Book-Entry Share” has the meaning set forth in Section 2.09.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are closed in the United States.

“Capital Leases” means all obligations for capital leases (determined in accordance with GAAP).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Incorporation” means the certificate of incorporation of Visor as amended and restated so as to read as set forth in Exhibit A.

“Closing Date” has the meaning set forth in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain mutual nondisclosure agreement between the parties dated as of September 9, 2014, and as amended and supplemented on November 17, 2014.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“D&O Insurance” has the meaning set forth in Section 6.07(c).

“Defaulting Party” has the meaning set forth in Section 8.03(f).

“DGCL” means the Delaware General Corporation Law.

“Effective Time” has the meaning set forth in Section 2.04.

“Employees” has the meaning set forth in Section 6.06(a).

“Environmental Laws” means all applicable federal, state, provincial, municipal, local and foreign Laws, statutes, regulations, ordinances and bylaws that have the force or effect of law, and all judicial and administrative orders and determinations that are binding upon Union or Visor, as applicable, and all policies, practices and guidelines of a Governmental Body that have, or are determined to have, the force of law, concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date, and all authorizations, licenses and permits issued or required to be issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor federal statute thereto and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is, or has been, under common control, or treated as a single employer, with Union or Visor, as applicable, under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.10(a).

“Exchange Agent Agreement” has the meaning set forth in Section 2.10(a).

“Exchange Fund” has the meaning set forth in Section 2.10(a).

“Exchange Ratio” has the meaning set forth in Section 2.08(a)(ii).

“Excluded Shares” has the meaning set forth in Section 2.08(a)(i).

“Expenses” has the meaning set forth in Section 8.03(e).

“FDA” means the U.S. Food and Drug Administration.

“FDA Fraud Policy” means the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto.

“Forum” has the meaning set forth in Section 9.06(b).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with Union’s or Visor’s past practice, as applicable.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other government or quasi-governmental authority or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Hazardous Substance” means petroleum or any hazardous substance as defined in CERCLA or any waste, material or substance that is regulated, defined, designated or otherwise determined to be dangerous, hazardous, radioactive, explosive, toxic or a pollutant or contaminant under or pursuant to any Environmental Law.

“Healthcare Laws” means, to the extent related to the conduct of Visor’s business or Union’s business, as applicable, as of the date hereof, the Food, Drug, and Cosmetic Act, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) and the exclusion laws (42 U.S.C. § 1320a-7), the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h), all regulations or guidance promulgated pursuant to such Laws, and any other federal or state Law that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing, selling or marketing of medical device products, or that is related to remuneration (including ownership) to or by physicians or other health care providers (including kickbacks) or the disclosure or reporting of the same, patient or program charges, record-keeping, claims processing, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care products or services.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of: (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business); (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all obligations of such Person under Capital Leases; (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability); and (f) all obligations of the type referred to in clauses (a) though (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided that if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (f) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.

“Indemnified Parties” has the meaning set forth in Section 6.07(a).

“Intellectual Property” means all intellectual property and industrial rights including those arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon; (ii) all trademarks, service marks, trade names, service names, brand names and trade dress rights, and all applications, registrations and renewals thereof; (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights; (iv) trade secrets; and (v) all other intellectual property rights arising from or relating to Technology.

“Intervening Event” means any material event or development or material change in circumstances first occurring, arising or coming to the attention of the Union Board or the Visor Board after the date of this Agreement to the extent that such event, development or change in circumstances (i) was neither known by Union or any of its Representatives or Visor or any of its Representatives, as applicable, nor reasonably foreseen by such party as of or prior to the date of this Agreement and (ii) does not relate to an Acquisition Proposal; provided, however, that in no event shall the changes in the market price or trading volume of Union Shares or Visor Shares or the fact that a party meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period be an Intervening Event; provided, however, that the underlying causes of such change or fact shall not be excluded by the preceding proviso.

“Joint Proxy Statement” has the meaning set forth in Section 6.02.

“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, order, ordinance, Permit, rule, regulation, guidance document or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including any Environmental Law.

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, lease, charge, option, preemptive right, right of first refusal, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or restriction.

“Material Adverse Effect” means any material adverse change, effect, event, circumstance, occurrence, state of facts or development that has a materially adverse effect on the business, assets, liabilities, capitalization, financial condition or results of operations of a party and its Subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence, state of facts or development related to or resulting from: (i) general business or economic conditions affecting the industry in which such party operates, to the extent such change or effect does not disproportionately affect such party relative to other industry participants; (ii) any natural disaster, or national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, to the extent such change or effect does not disproportionately affect such party relative to other industry participants; (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), to the extent such change or effect does not disproportionately affect such party relative to other industry participants; (iv) changes in GAAP; (v) changes in Laws, rules, regulations, orders, or other binding directives issued by any Governmental Body; (vi) the taking of any action explicitly contemplated hereby or the other agreements contemplated hereby; and (vii) the announcement of this Agreement; (viii) any adverse change in or effect on the business of the party that is cured by or on behalf of the party before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to ARTICLE 8.

“MBCA” means the Minnesota Business Corporation Act.

“Measurement Date” has the meaning set forth in Section 3.03(a).

“Merger” has the meaning set forth in Section 2.02.

“Merger Consideration” has the meaning set forth in Section 2.08(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” means the board of directors of Merger Sub.

“NASDAQ” means The NASDAQ Capital Market.

“New Plans” has the meaning set forth in Section 6.06(b).

“Non-Defaulting Party” has the meaning set forth in Section 8.03(f).

“Non-U.S. Plan” means each Plan that is subject to the Laws of a jurisdiction other than the U.S. (whether or not U.S. Law also applies).

“Organizational Documents” means the certificate of incorporation, articles of incorporation, certificate of formation, bylaws, limited liability company agreement or other charter documents of a company.

“Permits” means all approvals, authorizations, certificates, consents, licenses, orders and permits and other similar authorizations of all Governmental Bodies and all other Persons.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are established in the financial statements in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business in respect of the construction, maintenance, repair or operation of assets for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the leased Union Real Property or leased Visor Real Property, as appropriate, which are not violated by the current use and operation of the leased Union Real Property or leased Visor Real Property, as appropriate, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the leased Union Real Property or leased Visor Real Property, as appropriate, which do not materially impair the occupancy, marketability or use of such leased real property for the purposes for which it is currently used or proposed to be used in connection with Union’s business or Visor’s business, as appropriate, (v) Liens arising under workers’ compensation, unemployment insurance and social security, (vi) purchase money liens and liens securing rental payments under Capital Leases, and (vii) those matters identified on the attached Permitted Liens Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a governmental entity or any department, agency or political subdivision thereof.

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation and benefit plan, policy, program, arrangement, agreement or payroll practice, whether written or unwritten, funded or unfunded, subject to ERISA or not and covering one or more Persons, including, without limitation, any stock purchase, stock option, restricted stock, other equity-based, phantom equity, severance, separation, retention, employment, consulting, change in control, bonus, incentive, deferred compensation, pension, supplemental retirement, employee loan, health, dental, vision, workers’ compensation, collective bargaining, disability, life insurance, death benefit, welfare, vacation, paid time off, leave of absence, employee assistance, legal services, tuition assistance, fringe benefit or other material benefit plan, policy, program, arrangement, agreement or payroll practice.

“Pre-Closing Period” has the meaning set forth in Section 5.01(a).

“Products” means any product that Union or Visor, as applicable, has manufactured, distributed, marketed or sold, or is manufacturing, distributing, marketing or selling and any products currently under preclinical or clinical development by Union or Visor, as applicable.

“Prohibited Payment” has the meaning set forth in Section 3.17(b).

“Registration Statement” has the meaning set forth in Section 6.02.

“Representative” means the officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of a party.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“SOX” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

“Superior Proposal” means, with respect to a party hereto, any bona fide written Acquisition Proposal with respect to such party made by a third party (provided that, for purposes of this definition, references to twenty percent (20%) in the definition of “Acquisition Proposal” are deemed to be references to fifty percent (50%)) on terms which a majority of the board of directors of such party determines in good faith (after consultation with such party’s financial advisors and outside legal counsel and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be more favorable to such party and its shareholders (in their capacity as shareholders) as compared to the transactions contemplated by this Agreement and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party hereto pursuant to Section 6.04.

“Surviving Company” has the meaning set forth in Section 2.02.

“Takeover Law” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transaction,” or “business combination” statute or regulation or other similar antitakeover laws of a state or any other Governmental Body.

“Tax” or “Taxes” means (i) any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, in each case whether disputed or not and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Returns” means any return, report, election, designation, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including all information returns relating to Taxes of third parties, any claims for refund of Taxes and any amendments or supplements to any of the foregoing.

“Technology” means, collectively, all software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“Termination Date” has the meaning set forth in Section 8.01(d)(ii).

“Termination Fee” has the meaning set forth in Section 8.03(e).

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Union” has the meaning set forth in the Preamble.

“Union Adverse Recommendation Change” has the meaning set forth in Section 6.04(b).

“Union Balance Sheet” means that audited consolidated balance sheet of Union and its consolidated Subsidiaries as of March 31, 2014, set forth in Union’s Annual Report on Form 10-K filed with the SEC on June 9, 2014.

“Union Balance Sheet Date” means March 31, 2014.

“Union Board” means the board of directors of Union.

“Union Disclosure Letter” has the meaning set forth in ARTICLE 3.

“Union Dissenting Shares” has the meaning set forth in Section 2.08(f).

“Union Equity Plan” means either Union’s 2006 Amended Stock and Incentive Plan or Union’s 2002 Employee Stock Option Plan.

“Union Intellectual Property” has the meaning set forth in Section 3.13(a).

“Union’s Knowledge” means the actual or constructive knowledge of Robert C. Kill or Brett A. Reynolds, after reasonable inquiry.

“Union Licenses” has the meaning set forth in Section 3.20(b).

“Union Material Contract” has the meaning set forth in Section 3.12(c).

“Union Notice of Change” has the meaning set forth in Section 6.04(c).

“Union Option” means each option to acquire Union Shares granted under a Union Equity Plan or pursuant to a stand-alone stock option agreement.

“Union Performance Award” means each performance award granted under a Union Equity Plan.

“Union Plan” means each Plan that Union or any of its Subsidiaries maintains, contributes to, is obligated to contribute to for the benefit of any current or former employee, officer, independent contractor or director of Union or with respect to which Union or any of its Subsidiaries has or may have any Liability; provided, however, that Union Plan shall not include any plan, policy, program, arrangement or agreement in jurisdictions other than the U.S. solely to the extent the benefits provided thereunder are required to be provided by statute.

“Union Real Property” has the meaning set forth in Section 3.10(b).

“Union Recommendation” has the meaning set forth in the Recitals.

“Union Restricted Share” means each restricted Union Share issued under a Union Equity Plan.

“Union SEC Documents” has the meaning set forth in Section 3.07(a).

“Union Share” means a share of common stock of Union, $0.01 par value per share.

“Union Share Certificate” has the meaning set forth in Section 2.09.

“Union Shareholder Approval” means the approval of the required percentage of Union Shares to approve the adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger.

“Union Shareholders” means all holders of Union Shares.

“Union Shareholders’ Meeting” has the meaning set forth in Section 6.03(a).

“Visor” has the meaning set forth in the Preamble.

“Visor Adverse Recommendation Change” has the meaning set forth in Section 6.04(e).

“Visor Balance Sheet” means that audited consolidated balance sheet of Visor and its consolidated Subsidiaries as of March 31, 2014, set forth in Visor’s Annual Report on Form 10-K filed with the SEC on May 30, 2014.

“Visor Balance Sheet Date” means March 31, 2014.

“Visor Board” means the board of directors of Visor.

“Visor Convertible Debt” means Visor’s $5 million revolving convertible promissory note, dated June 16, 2014, with Mr. Lewis C. Pell, Visor’s $3.5 million revolving convertible promissory note, dated September 25, 2013, with Mr. Pell, and Visor’s $20 million revolving convertible promissory note, dated September 19, 2012, with Mr. Pell.

“Visor Convertible Debt and Warrant Amendments” means the amended Visor Convertible Debt and Visor Warrants as set forth in Exhibit C.

“Visor Disclosure Letter” has the meaning set forth in ARTICLE 4.

“Visor Employees” has the meaning set forth in Section 6.06(a).

“Visor Equity Plan” means Visor’s 2003 Director Option Plan, Visor’s 2000 Stock Incentive Plan or Visor’s 2007 Stock Incentive Plan.

“Visor Intellectual Property” has the meaning set forth in Section 4.13(a).

“Visor’s Knowledge” means the actual or constructive knowledge of Lewis C. Pell, Howard I. Zauberman or Gary Siegel, after reasonable inquiry.

“Visor Licenses” has the meaning set forth in Section 4.20(b).

“Visor Material Contract” has the meaning set forth in Section 4.12(c).

“Visor Notice of Change” has the meaning set forth in Section 6.04(f).

“Visor Option” means each option to acquire Visor Shares granted under a Visor Equity Plan or pursuant to a stand-alone stock option agreement.

“Visor Plan” means each Plan that Visor or any of its Subsidiaries maintains, contributes to, is obligated to contribute to for the benefit of any current or former employee, officer, independent contractor or director of Visor or with respect to which Visor or any of its Subsidiaries has or may have any Liability; provided, however, that Visor Plan shall not include any plan, policy, program, arrangement or agreement in jurisdictions other than the U.S. solely to the extent the benefits provided thereunder are required to be provided by statute.

“Visor Real Property” has the meaning set forth in Section 4.10(b).

“Visor Recommendation” has the meaning set forth in the Recitals.

“Visor Restricted Share” means each restricted Visor Share issued under a Visor Equity Plan.

“Visor SEC Documents” has the meaning set forth in Section 4.07(a).

“Visor Shareholder” means a holder of Visor Shares.

“Visor Shareholder Approval” means the approval of the required percentage of Visor Shares to approve: (i) issue Visor Shares in connection with the Merger; (ii) increase the number of Visor Shares available for issuance pursuant to equity-based awards under the Visor Plans, pursuant to one or more plans to be newly created, by 12,300,000 Visor Shares; (iii) adopt the proposal of the Visor Board to amend Visor’s certificate of incorporation, including the increase in the number of authorized shares of common stock and the name change contemplated thereby; (iv) appoint the nominees for the Visor Board as set forth in Schedule 2.15; (v) approve this Agreement and the transactions contemplated hereby; (vi) if required by NASDAQ rules, approve the Visor Convertible Debt and Warrant Amendments; and (vii) adopt any other resolution necessary to effect the transaction contemplated by this Agreement.

“Visor Shareholders’ Meeting” has the meaning set forth in Section 6.03(b).

“Visor Shares” means the common stock of Visor, $0.01 par value per share.

“Visor Warrants” means the common stock purchase warrants dated November 9, 2009 and September 30, 2011 to Mr. Pell.

“Voting Agreement” means the Voting Agreement in the form of Exhibit B-1 and Exhibit B-2, dated as of the date hereof, by and among, (i) Union and certain Visor Shareholders as set forth on Schedule 1, and (ii) Visor and the Union Shareholders as set forth on Schedule 1.

“U.S.” means the United States of America.

“WARN” has the meaning set forth in Section 3.19.

1.02         Other Definitional Provisions.

(a)           All references in this Agreement to Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

(b)           Exhibits and disclosure schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c)           The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. All references to “$” and “dollars” shall be deemed to refer to United States currency unless otherwise specifically provided.

(d)           Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

ARTICLE 2

THE MERGER

2.01         Shares of Merger Sub. Merger Sub is a limited liability company incorporated under the laws of Delaware and is a constituent company in the Merger. Visor is the sole member of Merger Sub. For federal income tax purposes and for all related purposes of the Code, Merger Sub will be treated as a disregarded entity.

2.02         The Merger.

(a)           Upon the terms and subject to the conditions of this Agreement, in accordance with the DGCL and MBCA, at the Effective Time Union shall be merged with and into Merger Sub (the “Merger”). At the Effective Time, and except as described in Section 2.02(b), the separate corporate existence of Union shall cease, and Merger Sub shall continue as the surviving company (the “Surviving Company”). The Surviving Company shall continue to exist under the laws of the State of Delaware, with all its rights, privileges, immunities, powers and franchises, unaffected by the Merger except as set forth in this ARTICLE 2. After the Merger, Visor shall continue to be the sole member of the Surviving Company, and for federal income tax purposes the Surviving Company will be disregarded as a separate entity from its single member.

(b)           For certain purposes of the Code and for certain GAAP accounting purposes, the Merger will constitute a “reverse acquisition” as described in Treas. Reg. 1.1502-75(d)(3). As required under these regulations, for certain consolidated tax return compliance and accounting purposes following the Effective Date Visor will calculate and file consolidated tax returns and certain financial statements as though Union was the surviving entity in the Merger and as though Union were the parent to the new consolidated group. For all other purposes, Visor will be the surviving parent to the new consolidated group.

2.03         Closing. The closing of the Merger shall take place at a date and time to be specified by the parties, which shall be no later than the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in ARTICLE 7 (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) (such date the “Closing Date”), at Oppenheimer Wolff & Donnelly LLP, Campbell Mithun Tower, 222 South Ninth Street, Suite 2000, Minneapolis, Minnesota, unless another date or place is mutually agreed upon in writing by the parties hereto.

2.04         Effective Time. Subject to the provisions of this Agreement, at the closing, the parties shall cause certificate of merger and articles of merger (collectively, the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and the State of Minnesota in accordance with the relevant provisions of the DGCL and the MBCA and shall make all other filings and recordings required under the DGCL and the MBCA. The Merger shall become effective at such time as the Articles of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Visor and Union in writing and specified in the Articles of Merger in accordance with the DGCL and the MBCA (the effective time of the Merger being referred to as the “Effective Time”).

2.05         Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and MBCA.

2.06         Certificate of Formation and Limited Liability Company Agreement. The certificate of formation and limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law; provided, however, that Article I of the certificate of formation shall read as follows: “The name of the Company is Union, LLC” .

2.07         Directors and Officers of Surviving Company. From and after the Effective Time, the persons listed on Schedule 2.07 shall be the initial directors and executive officers of the Surviving Company, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Company until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving Company.

2.08         Treatment of Union Shares and Union Equity Awards.

(a)           At the Effective Time, by virtue of the Merger and without any further action on the part of Visor, Merger Sub, Union or any holder of shares thereof:

(i)           each Union Share held as of the Effective Time by Visor, Merger Sub, any direct or indirect wholly-owned Subsidiary of Union or Visor or by Union as treasury shares (collectively, the “Excluded Shares”), shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)           subject to Section 2.08(b), Section 2.08(d) and Section 2.13, each Union Share outstanding immediately prior to the Effective Time, including shares outstanding pursuant to Section 2.08(b)(i) below (other than the Excluded Shares and Union Dissenting Shares, as defined below) shall be canceled and converted into the right to receive 3.6331 fully paid and nonassessable Visor Shares (such ratio, as such number may be adjusted in accordance with this ARTICLE 2, the “Exchange Ratio”).

The aggregate number of Visor Shares issuable pursuant to Section 2.08(a)(ii) is referred to as the “Merger Consideration.”

(b)           As of immediately prior to the Effective Time and subject to Section 2.13:

(i)           each Union Restricted Share award that is then outstanding shall be exchanged and converted on the same terms and conditions as were applicable to such Union Restricted Share award prior to the Merger, and, at the Effective Time, shall, without any action on the part of Union, Visor or the holder of the Union Restricted Share, be converted into the right to receive that number of restricted Visor Shares that is equal to the product of (A) the total number of Union Shares underlying the award of Union Restricted Shares award immediately prior to the Effective Time and (B) the Exchange Ratio. Such Union Restricted Shares shall be treated as Union Shares for purposes of, and such Visor Shares received in conversion therefor shall be delivered in accordance with, Section 2.10;

(ii)           each Union Option that is then outstanding shall, without any action on the part of Union, Visor or the holder of the Union Option, be adjusted such that the Union Option becomes an option to acquire, on the same terms and conditions as were applicable to such Union Option prior to the Merger, that number of Visor Shares that is equal to the product of (A) the number of Union Shares subject to the Union Option and (B) the Exchange Ratio, rounded down to the nearest whole number of Visor Shares, at an exercise price per share of Visor Shares equal to the quotient obtained by dividing (x) the per share exercise price of the Union Option by (y) the Exchange Ratio, rounded up to the nearest whole cent. To the extent that Section 409A or Section 421(a) of the Code applies to any such Union Option, the foregoing adjustment will be subject to such modifications, if any, as are required to cause the substitution contemplated by this Section 2.08(b)(ii) to be made in a manner consistent with Section 409A or Section 421(a) of the Code, as applicable;

(iii)           each Union Performance Award that is then outstanding shall, without any action on the part of Union, Visor or the holder of the Union Performance Award, be adjusted such that (A) the Union Performance Award becomes payable, on the same terms and conditions as were applicable to such Union Performance Award prior to the Merger, in cash or Visor Shares, and (B) each Stock Price Target (as such term is defined in the Union Performance Award) shall be equal to the quotient obtained by dividing (x) the Stock Price Target of the Union Performance Award by (y) the Exchange Ratio, rounded up to the nearest whole cent; and

(iv)           the parties shall take all actions that Union determines are necessary or desirable to effectuate the provisions of this Section 2.08(b), including obtaining board or committee consents or adopting or assuming a Union Equity Plan by Visor. Visor shall provide Union, and Union shall provide Visor, with drafts of, and a reasonable opportunity to comment upon, all resolutions, option agreements, performance award agreements and other written actions as may be required to effectuate the provisions of this Section 2.08(b).

(c)           No fractional Visor Shares shall be issued in connection with the Merger, no dividends or distributions of Visor shall relate to such fractional share interests, no certificates for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a Visor Shareholder. Any Union Shareholder who would otherwise be entitled to receive a fraction of a Visor Share pursuant to the Merger (after taking into account all Union Shares held immediately prior to the Effective Time by such holder) shall, in lieu of such fraction of a share and upon surrender of such Union Share Certificate or Book-Entry Shares, be paid in cash the dollar amount determined in accordance with Section 2.10(d). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional Visor Shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Visor that would otherwise be caused by the issuance of fractional Visor Shares.

(d)           All calculations performed pursuant to the terms of this Agreement shall be calculated to four decimal places (0.0001).

(e)           In accordance with Section 262 of the DGCL, no appraisal rights shall be available to Visor Shareholders in connection with the Merger.

(f)           Notwithstanding anything in this Agreement to the contrary, Union Shares outstanding immediately prior to the Effective Time, and held by Union Shareholders who have not approved the Merger and who have properly exercised dissenters’ rights in the time and manner provided in Sections 302A.471 and 302A.473 of the MBCA and, as of the Effective Time, have neither effectively withdrawn nor lost their dissenters’ rights under the MBCA (the “Union Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be entitled to only such consideration as shall be determined pursuant to Section 302A.473 of the MBCA; provided, that (i) if any such holder shall have failed to properly exercise dissenters’ rights with respect to the holder’s Union Shares, or after making a demand for dissenters’ rights subsequently delivers an effective withdrawal of such demand, or fails to establish the holder’s entitlement to dissenters’ rights as provided in Sections 302A.471 and 302A.473 of the MBCA, if so required or (ii) if a court shall determine that such holder is not entitled to receive payment for the holder’s Union Dissenting Shares or such holder shall otherwise lose his, her or its dissenters’ rights, then such holder’s Union Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, and such Union Shares shall not be deemed to be Union Dissenting Shares. Union shall give Visor prompt notice of any written demands received by Union for dissenters’ rights with respect to any Union Shares and any withdrawals of such demands, and Visor shall have the right to participate in all negotiations and proceedings with respect to such demands. Union shall not, without the prior written consent of Visor or as required by applicable Law, make any payment with respect to, or settle or offer to settle, any such demands.

2.09         Closing of Union Transfer Books. At the Effective Time (i) (A) each certificate formerly representing any Union Share (other than an Excluded Share) (“Union Share Certificate”) and (B) each uncertificated Union Share formerly representing any Union Share (other than an Excluded Share) (“Book-Entry Share”) shall cease to be outstanding and (other than any Excluded Shares and Union Dissenting Shares) shall represent only the right to receive Visor Shares (and cash in lieu of any fractional Visor Shares) as contemplated by Section 2.08 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.13 and all holders of Union Share Certificates or Book-Entry Shares shall cease to have any rights as shareholders of Union; and (ii) the stock transfer books of Union shall be closed with respect to all Union Shares outstanding immediately prior to the Effective Time. No further transfer of any such Union Shares shall be made on such stock transfer books after the Effective Time. If after the Effective Time, a valid certificate previously representing any Union Shares is presented to the Exchange Agent, to the Surviving Company or to Visor, such Union Share Certificate shall be cancelled and shall be exchanged as provided in this ARTICLE 2.

2.10         Exchange Fund; Exchange of Certificates.

(a)           Prior to the Closing Date, Visor and Union shall mutually select a bank or trust company, which may be the transfer agent for the Visor Shares, to act as exchange agent in the Merger (the “Exchange Agent”), and, not later than the Effective Time, Visor shall enter into an agreement with the Exchange Agent, which agreement shall be reasonably acceptable to Union (the “Exchange Agent Agreement”), and shall provide that, at the Effective Time, Visor shall deposit, for the benefit of the holders of the Union Shares, with the Exchange Agent Visor Shares representing the Merger Consideration and an amount of cash in lieu of fractional Visor Shares to be paid in accordance with Section 2.10(d). The Visor Shares and cash in lieu of fractional Visor Shares so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund”.

(b)           At the Effective Time and without any action on the part of any holder, all Book-Entry Shares shall be deemed surrendered to the Exchange Agent and Visor shall cause the Exchange Agent to (i) deliver to each holder of Book-Entry Shares that number of uncertificated whole Visor Shares that the holder is entitled to receive pursuant to this ARTICLE 2 and cancel such Book-Entry Shares and (ii) mail to each holder of Book-Entry Shares a check in the amount of any cash payable in respect of such holder of Book-Entry Shares pursuant to Section 2.10(d).

(c)           As soon as practicable after the Effective Time, and in any event within two Business Days, Visor shall cause the Exchange Agent to mail to the record holders of Union Share Certificates (i) a letter of transmittal in customary form and containing such provisions as Visor and Union may reasonably specify (including a provision confirming that delivery of Union Share Certificates shall be effected, and risk of loss and title to the Union Shares shall pass, only upon delivery of such Union Share Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Union Share Certificates in exchange for the Visor Shares, as provided in Section 2.08(a). Upon surrender of a Union Share Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Visor, (A) the holder of such Union Share Certificate shall be entitled to receive in exchange a certificate or evidence of shares in book entry form representing the number of whole Visor Shares that such holder has the right to receive pursuant to the provisions of Section 2.08(a) (and cash in lieu of any fractional Visor Shares pursuant to Section 2.10(d)) and (B) the Union Share Certificate so surrendered shall immediately be canceled. Until surrendered as contemplated by this Section 2.10(c), each Union Share Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Visor Shares (and cash in lieu of any fractional Visor Shares pursuant to Section 2.10(d)) as contemplated by this ARTICLE 2 and any distribution or dividend with respect to Visor Shares, the record date for which is after the Effective Time. In the event of a transfer of ownership of Union Shares that is not registered in the transfer records of Union, a certificate or evidence of shares in book-entry form representing the proper number of Visor Shares may be issued to a Person other than the Person in whose name the Union Share Certificate so surrendered is registered if such Union Share Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such issuances shall pay any transfer or other Taxes required by reason of the issuance of the Visor Shares to a person other than the registered holder of such Union Shares or establish to the satisfaction of Visor that such Taxes have been paid or are not applicable. If any Union Share Certificate shall have been lost, stolen or destroyed, Visor may, in its discretion and as a condition precedent to the issuance of any certificate or evidence of shares in book-entry form representing Visor Shares, require the owner of such lost, stolen or destroyed Union Share Certificate to provide an appropriate affidavit.

(d)           Any holder of Union Share Certificates and Book-Entry Shares formerly representing Union Shares who otherwise would be entitled to receive a fractional Visor Share (after aggregating all fractional Visor Shares issuable to such holder) will, in lieu of such fractional Visor Share and upon surrender of such holder’s Union Share Certificate or Book-Entry Shares representing such fractional Visor Shares, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Visor Shares on the NASDAQ on the date immediately preceding the Closing Date. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Union Share Certificates and Book-Entry Shares formerly representing Union Shares with respect to any fractional share interest, the Exchange Agent shall make available such amounts to such holders of Union Share Certificates and Book-Entry Shares, subject to and in accordance with the terms of this Section 2.10.

(e)           All Visor Shares to be issued and delivered to the Exchange Agent pursuant to this Section 2.10 shall be deemed issued and outstanding as of the Effective Time, and whenever a dividend or other distribution is declared by Visor in respect of Visor Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Visor Shares issuable pursuant to this Agreement. No dividends or other distributions declared or made with respect to the Visor Shares with a record date after the Effective Time shall be paid to the holder of an unsurrendered Union Share Certificate with respect to the Visor Shares that such holder has the right to receive pursuant to the Merger until such holder surrenders such Union Share Certificate in accordance with this Section 2.10. All such dividends and other distributions shall be paid by Visor to the Exchange Agent after deduction of any applicable Taxes and shall be included in the Exchange Fund, in each case until the surrender of such Union Share Certificate in accordance with this Section 2.10. Subject to the effect of applicable Laws, following surrender of any such Union Share Certificate there shall be paid to the recordholder thereof, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such Visor Shares and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such Visor Shares with a record date after the Effective Time but with a payment date subsequent to surrender.

(f)           Any portion of the Exchange Fund that remains undistributed to holders of Union Share Certificates as of the date one (1) year after the Closing Date shall be delivered to Visor upon demand, and any holders of Union Share Certificates who have not theretofore surrendered their Union Share Certificates to the Exchange Agent in accordance with this Section 2.10(f), as well as any holders of Book-Entry Shares who have not theretofore cashed any check payable to them in accordance with Section 2.10(d), shall thereafter look only to Visor for satisfaction of their claims for Visor Shares, cash in lieu of fractional Visor Shares and any dividends or distributions with respect to Visor Shares, subject to applicable abandoned property law, escheat law or similar Law.

(g)           Neither Visor nor the Surviving Company shall be liable to any current or former Union Shareholder or to any other Person with respect to any Visor Shares (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar Law. If any Union Share Certificate shall not have been surrendered prior to five (5) years after the Closing Date (or immediately prior to such earlier date on which any Visor Shares or any dividends or other distributions payable to the holder of such Union Share Certificate would otherwise escheat to or become the property of any Governmental Body), any Visor Shares issuable upon the surrender of, or any dividends or other distributions in respect of, such Union Share Certificate shall, to the extent permitted by applicable Law, become the property of Visor, free and clear of all claims or interest of any Person previously entitled thereto.

2.11         Withholding. Each of Union, Visor, Merger Sub and the Surviving Company (as applicable) shall be entitled to deduct or withhold such amounts as it determines, in its sole discretion, are necessary to cover all required withholdings from the amounts payable (including Visor Shares deliverable) under this Agreement in accordance with the Code and any other applicable Law, and the Exchange Agent shall be entitled to so deduct or withhold to the extent it is entitled as set forth in the general instructions in the letter of transmittal. Any such withheld or deducted amount shall be timely paid over to the appropriate Governmental Body and treated as though such amount had been paid to the Person in respect of whom such withholding was required.

2.12         Interest; No Liability. All payments made pursuant to this ARTICLE 2 shall be without interest. Neither Visor, Merger Sub nor the Surviving Company shall be liable to any Person in respect of any cash or securities delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar Law.

2.13         Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that Union changes the number of Union Shares issued and outstanding prior to the Effective Time or Visor changes the number of Visor Shares issued and outstanding prior to the Effective Time, in either case, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the consideration paid in accordance with this Agreement, including the Exchange Ratio, shall be equitably adjusted to reflect such change.

2.14         Further Action. If, at any time after the Effective Time, any further action is determined by Visor or Union to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to rights and property of Merger Sub and Union, the officers and directors of Visor shall be further authorized to take such action. Visor and the Surviving Company also shall take such further actions as may be necessary or desirable to ensure that the Exchange Agent sends out the letters of transmittal to Union Shareholders and issues certificates or evidence of shares in book-entry form representing Visor Shares to such shareholders in accordance with Section 2.10.

2.15         Post-Merger Operations. The Visor Board shall take all necessary corporate action, to the extent within its power and authority, to cause the following to occur as of the Effective Time: (i) the directors constituting the Visor Board shall be as set forth in Schedule 2.15 and duly nominated by the Visor Board prior to the Effective Time, subject to such individuals’ ability and willingness to serve, and (ii) the chairman of the Visor Board shall be designated in accordance with the provisions of Schedule 2.15 hereto, subject to such individual’s ability and willingness to serve. In the event any designee identified on Schedule 2.15 becomes unable or unwilling to serve as of the Effective Time as a director on the Visor Board or as chairman thereof, a replacement for such designee shall be determined in accordance with the provisions of Schedule 2.15 hereto.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF UNION

Except as disclosed in (a) the Union SEC Documents furnished or filed prior to the date hereof (excluding any disclosures relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or (b) the confidential disclosure letter delivered by Union to Visor prior to the execution and delivery of this Agreement (the “Union Disclosure Letter”), Union represents and warrants to Visor as follows:

3.01         Organization and Corporate Power. Union is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of the Subsidiaries of Union is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization. Each of Union and its Subsidiaries has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and permits would not have a Union Material Adverse Effect. Each of Union and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not have a Union Material Adverse Effect. True and complete copies of the articles of incorporation and bylaws of Union, as in effect as of the date hereof, have been heretofore made available to Visor.

3.02         Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each other agreement, document, instrument or certificate contemplated hereby by Union and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Union, and, subject to obtaining the Union Shareholder Approval, no other proceedings on Union’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Visor and Merger Sub, this Agreement constitutes a valid and binding obligation of Union, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.03         Capital Stock.

(a)           The authorized capital stock of Union consists of 40,000,000 Union Shares, of which, as of December 1, 2014 (the “Measurement Date”), 22,145,993 Union Shares were issued and outstanding.

(b)           Section 3.03(b) of the Union Disclosure Letter sets forth a true and complete list as of the Measurement Date of the outstanding Union Shares, Union Options, Union Performance Awards and Union Restricted Shares, including, with respect to each Union Option, the number of Union Shares issuable thereunder or with respect thereto, the holder thereof and the exercise price (if any), and Union has granted no other such awards since the Measurement Date and prior to the date of this Agreement.

(c)           All of the outstanding Union Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding Union Shares were issued in compliance with all applicable Laws concerning the issuance of securities. Union does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Union. There are no outstanding (i) shares of capital stock or other equity interests or voting securities of Union, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of Union, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require Union to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of Union, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to Union or (v) bonds, debentures, notes or other indebtedness of Union having the right to vote on any matters on which shareholders of Union may vote.

(d)           All of the outstanding Union Options, Union Performance Awards and Union Restricted Shares have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Plans and applicable Laws.

3.04         Subsidiaries. All of the outstanding shares of capital stock or equivalent equity interests of each of Union’s Subsidiaries are owned of record and beneficially, directly or indirectly, by Union free and clear of all material Liens, pledges, security interests or other encumbrances (other than Permitted Liens).

3.05         No Breach. Except with respect to clauses (ii) and (iii), for any conflicts, violations, breaches, defaults or other occurrences which would not constitute a Union Material Adverse Effect, the execution, delivery and performance of this Agreement by Union and the consummation of the transactions contemplated hereby do not (i) conflict with or violate Union’s Organizational Documents, (ii) assuming all consents, approvals authorizations and other actions described in Section 3.06 have been obtained and all filings and obligations described in Section 3.06 have been made, conflict with or violate any Law, statute, rule or regulation or order, judgment or decree to which Union, its Subsidiaries or any of its properties or assets is subject or (iii) conflict with or result in any breach of, constitute a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of Union, or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of any Union Material Contract.

3.06         Consents, etc. Except for (i) the applicable requirements of the HSR Act and antitrust and competition Laws of other jurisdictions, (ii) applicable requirements of the Exchange Act, (iii) the filing of the Registration Statement under the Securities Act, (iv) any filings required under U.S. state securities Laws, (v) any filings and/or approvals required by NASDAQ, (vi) the filing of the Articles of Merger and (vii) any filings of appropriate documents with the relevant authorities of other states in which Union or any of its Subsidiaries is qualified to do business, in each case, which have or will be made, Union is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Other than as stated above and except for the Union Shareholder Approval, no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Union in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those consents, approvals and authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Union Material Adverse Effect.

3.07         SEC Reports; Disclosure Controls and Procedures.

(a)           Union has filed or furnished all reports and other documents with the SEC required to be filed or furnished by Union since March 31, 2013 (the “Union SEC Documents”). As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Union SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and the requirements of SOX, each as in effect on the date so filed or furnished, and (ii) none of the Union SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           The financial statements (including related notes, if any) contained in the Union SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of Union and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Union and its consolidated Subsidiaries for the periods covered thereby.

(c)           Union has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Union (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Union in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Union’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to Union’s auditors and the audit committee of the Union Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect Union’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Union’s internal control over financial reporting. Since March 31, 2013, any material change in internal control over financial reporting required to be disclosed in any Union SEC Document has been so disclosed.

(d)           Since the Union Balance Sheet Date, (i) neither Union nor any of its Subsidiaries nor, to Union’s Knowledge, any director, officer, employee, auditor, accountant or representative of Union or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Union or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Union or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and, (ii) to Union’s Knowledge, no attorney representing Union or any of its Subsidiaries, whether or not employed by Union or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, by Union or any of its officers, directors, employees or agents to the board of directors or any committee thereof or to any director or executive officer of Union.

(e)           Union is in material compliance with the applicable listing and corporate governance rules and regulations of NASDAQ.

3.08         No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of Union as of September 30, 2014, included in the Union SEC Documents; (b) as incurred after the date thereof in the ordinary course of business consistent with past practice or (c) as set forth in Section 3.08 of the Union Disclosure Letter, Union, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of Union and its Subsidiaries (or disclosed in the notes to such balance sheet), that, individually or in the aggregate, have or would reasonably be expected to have a Union Material Adverse Effect.

3.09         Absence of Certain Developments. Since the Union Balance Sheet Date, there has not been any Union Material Adverse Effect. Except as expressly contemplated hereby, since the Union Balance Sheet Date, Union has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and Union has not:

(a)           amended or modified its Organizational Documents;

(b)           sold, leased, assigned, transferred or purchased any material tangible assets, in each case in a single or related series of transactions, except in the ordinary course of business;

(c)           issued, sold, redeemed or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(d)           prior to the date hereof, declared or paid any dividend or other distribution of the assets of Union;

(e)           made or approved any material changes in its employee benefit plans or made any material changes in wages, salary, or other compensation, including severance, with respect to its current or former officers, directors or executive employees other than increases in base salaries and wages that are consistent with past practices or as required by applicable Law or any Union Plan;

(f)           paid, loaned or advanced (other than the payment of compensation and benefits in the ordinary course of business consistent with past practice or the payment, advance or reimbursement of business expenses in the ordinary course of business consistent with past practice or 401(k) plan loans) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business or other than at arm’s length;

(g)           except as required by applicable Law, adopted or materially amended any Union Plans;

(h)           hired or terminated any officers or employees of Union with fixed annual compensation in excess of $150,000, with respect to non-officer employees, other than in the ordinary course of business;

(i)           commenced or settled any Action in which the amount in dispute is in excess of $100,000;

(j)           made any material change in accounting principles, methods, procedures or policies, except as required by GAAP;

(k)           made, changed or revoked any material Tax election, or settled or compromised any material Tax claim or liabilities, or filed any substantially amended material Tax Return;

(l)           (i) authorized, proposed, entered into or agreed to enter into any plan of liquidation, dissolution or other reorganization or (ii) authorized, proposed, entered into or agreed to enter into any merger, consolidation or business combination with any Person;

(m)           except in the ordinary course of business, incurred or discharged any Indebtedness;

(n)           made capital expenditures or capital additions or betterments in excess of $100,000 in the aggregate;

(o)           suffered any material damage, destruction or loss, whether or not covered by insurance;

(p)           sold, assigned, transferred, abandoned or allowed to lapse or expire any material Intellectual Property rights or other intangible assets owned, used or licensed by Union in connection with any product of Union or the operation of its business;

(q)           been subject to any claim or threat of infringement, misappropriation or other violation by or against Union of Intellectual Property rights of Union or a third party;

(r)           materially reduced the amount of any insurance coverage provided by existing insurance policies; or

(s)           committed to do any of the foregoing.

3.10         Title to Properties.

(a)           Union and its Subsidiaries have sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the personal property and other tangible assets necessary for the conduct of the business of Union and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not constitute a Union Material Adverse Effect. To Union’s Knowledge, all such items of tangible personal property are in operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices.

(b)           The owned and leased real property described in Section 3.10(b) to the Union Disclosure Letter (the “Union Real Property”) constitutes all of the real property used, occupied or leased by Union or its Subsidiaries. The Union Real Property leases are in full force and effect, and Union holds a valid and existing leasehold interest in the Union Real Property under each such applicable lease. Neither Union nor, to Union’s Knowledge, any other party to the applicable Union Real Property leases is in default in any material respect under any of such leases. No event has occurred which, if not remedied, would result in a default by Union in any material respect under the Union Real Property leases, and, to Union’s Knowledge, no event has occurred which, if not remedied, would result in a default by any party other than Union in any material respect under the Union Real Property leases.

3.11         Tax Matters.

(a)           (i) Union and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them, (ii) such Tax Returns are complete and correct in all material respects, (iii) Union and its Subsidiaries have paid all Taxes as due and payable (whether or not shown on any Tax Return) and, (iv) as of the date of the Union Balance Sheet Date, any liability of Union or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings, has been provided for in the financial statements of Union in accordance with applicable accounting practices and procedures. Since the date of the Union Balance Sheet, neither Union nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

(b)           No claim has been made in writing by any Governmental Body in a jurisdiction where Union or any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Union or any of its Subsidiaries. Union and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. Neither Union nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b).

(c)           No material non-U.S., federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Union or any of its Subsidiaries.

(d)           (A) There is no outstanding request for any extension of time for Union or any of its Subsidiaries to pay any material Tax or file any material Tax Return, other than any such request made in the ordinary course of business, and (B) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of Union or any of its Subsidiaries that is currently in force.

(e)           No officer (or other employee responsible for Tax matters) of Union or any of its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings are pending with respect to Union or any of its Subsidiaries. Neither Union nor any of its Subsidiaries has received (i) any written notice indicating an intent to open an audit or (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserts, or assessed by any taxing authority against Union or any of its Subsidiaries.

(f)           Neither Union nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes). Neither Union nor any of its Subsidiaries (A) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which was Union) or (B) has liability for the Taxes of any Person (other than Union or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

(g)           Union and its Subsidiaries have established procedures and have been in compliance with the medical device excise tax provisions imposed by Section 4191 of the Code since the effective date of such provisions and to the extent it is applicable to their operations.

(h)           Neither Union nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355(a)(1)(A) (or any similar provision of state, local or non-U.S. Law).

(i)           Neither Union nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date or (B) election under Section 108(i) of the Code.

(j)           Union operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation section 1.368-1(d).

(k)           Prior to the Merger, Union’s shareholders did not dispose of any equity of Union or receive any distribution from Union in a manner that would cause the Merger to violate the continuity of shareholder interest requirement under Treasury Regulation section 1.368-1(e).

(l)           Neither Union nor any of its Subsidiaries have taken and agree not to take, prior to the Effective Time, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code.

3.12         Contracts and Commitments.

(a)           As of the date hereof, Union is not a party to nor bound by any:

(i)           “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Union or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with Union’s Annual Report on Form 10-K for the year ended March 31, 2014, or any Union SEC Documents filed after the date of filing of such Form 10-K until the date hereof;

(ii)           Contract (A) relating to the disposition or acquisition by Union or any of its Subsidiaries of a material amount of assets (1) after the date of this Agreement, other than in the ordinary course of business consistent with past practice, or (2) prior to the date hereof, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely, under any of them, to result in claims in excess of $100,000 or (B) pursuant to which Union or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than Union’s Subsidiaries;

(iii)           collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions);

(iv)           Contract establishing any joint ventures, partnerships or similar arrangements;

(v)           Contract (A) prohibiting or materially limiting the right of Union to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating Union to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of Union on an exclusive basis to any Person or group of Persons or in any geographical area but excluding any distribution, sales representative, sales agent or similar agreement under which Union has granted a Person an exclusive geographical area or under which Union paid commissions less than $100,000 to such Person in the fiscal year ended March 31, 2014 or from whom Union received less than $100,000 from the sale of product to said Person in the fiscal year ended March 31, 2014;

(vi)           Contract pursuant to which Union or any of its Subsidiaries (i) licenses any material Intellectual Property from another Person that is used by Union or one of its Subsidiaries in the conduct of its business as currently conducted that could require payment by Union or any Subsidiary of royalties or license fees exceeding $100,000 in any twelve (12) month period, or (ii) licenses Union Intellectual Property to another Person, except licenses provided to direct customers in the ordinary course of business;

(vii)           mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $100,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned subsidiaries, in each case in the ordinary course of business consistent with past practice;

(viii)           Contract providing for any guaranty by Union or any of its Subsidiaries of third-party obligations (under which Union or any of its Subsidiaries has continuing obligations as of the date hereof) of $100,000 or more, other than any guaranty by Union or any of its Subsidiaries’ obligations;

(ix)           Contract between Union, on the one hand, and any Affiliate of Union (other than a Subsidiary of Union), on the other hand;

(x)           Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than Union or its Subsidiaries;

(xi)           Contract under which Union and Union’s Subsidiaries are expected to make annual expenditures or receive annual revenues in excess of $100,000 during the current or a subsequent fiscal year; or

(xii)           Contract to enter into any of the foregoing.

(b)           Visor has been given access to a true and correct copy of all written Union Material Contracts, together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Union Material Contract.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to have a Union Material Adverse Effect, (i) Union is not in default under any Contract listed, or required to be listed, in Section 3.12(a) of the Union Disclosure Letter (each, a “Union Material Contract” and, collectively, the “Union Material Contracts”) and (ii) to Union’s Knowledge, as of the date hereof, the other party to each of the Union Material Contracts is not in default thereunder. Each Union Material Contract is legal and in full force and effect and is valid, binding and enforceable against Union and, to Union’s Knowledge, each other party thereto. As of the date hereof, no party to any Union Material Contract has given any written notice, or to Union’s Knowledge, any notice (whether or not written) of termination or cancellation of any Union Material Contract or that it intends to seek to terminate or cancel any Union Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

3.13         Intellectual Property.

(a)           All of the patents, domain names, registered and material unregistered trademarks and service marks, registered and material unregistered copyrights and applications for any of the foregoing, that are currently owned by Union or any of its Subsidiaries (collectively, “Union Intellectual Property”) are set forth in Section 3.13 of the Union Disclosure Letter. (i) One or more of Union and its Subsidiaries owns and possesses all right, title and interest in and to each item of the Union Intellectual Property free and clear of all liens other than Permitted Liens; (ii) to Union’s Knowledge, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has previously within the past four (4) years infringed, misappropriated, diluted or otherwise violated, any Union Intellectual Property; and (iii) no Person has provided written notice of a claim or action or, to Union’s Knowledge, threatened a claim or action, challenging the ownership, validity or scope of any Union Intellectual Property, and no item of Union Intellectual Property is the subject of any outstanding order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Body or arbitrator of which Union has received written notice.

(b)           To Union’s Knowledge, Union and its Subsidiaries, their Products and the business of Union and its Subsidiaries as currently conducted, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property owned by another Person and has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property owned by another Person within the past four (4) years. Union and its Subsidiaries have not, within the past four (4) years, received any written charge, complaint, claim, demand, notice or other communication alleging any infringement, misappropriation, dilution or other violation (including any claim that Union or a Subsidiary must license or refrain from using any Intellectual Property of another Person in order to avoid infringement, misappropriation, dilution or other violation) of the Intellectual Property of another Person, and there is no pending action, claim, or suit alleging any such infringement, misappropriation, dilution or violation.

(c)           Union and its Subsidiaries own or have the right to use all Technology necessary for the manufacture, use and sale of Products, as currently marketed for sale, and for the conduct of the business of Union and such Subsidiary, respectively, as currently conducted; provided, however, that the foregoing will not be interpreted as a representation regarding the infringement, misappropriation, dilution or other violation of Intellectual Property owned by another Person, which topic is dealt with exclusively in Section 3.13(b) above.

(d)           Union and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their rights in all Union Intellectual Property. To Union’s Knowledge, all employees, contractors and consultants who have created Intellectual Property used in the conduct of the business of Union or a Subsidiary as currently conducted have assigned to one or more of Union or its Subsidiaries all of their rights therein, to the full extent permitted by Law and to the extent such rights would not automatically vest with Union or one of its Subsidiaries by operation of Law.

3.14         Litigation. There are (a) no Actions pending or, (b) to Union’s Knowledge, no Actions threatened against Union or any of its Subsidiaries, at law or in equity, or before or by any federal, state, provincial, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, and Union and its Subsidiaries are not subject to or in violation of any outstanding judgment, order or decree of any court or Governmental Body in each case that would, individually or in the aggregate, have a Union Material Adverse Effect. This Section 3.14 shall not apply to Taxes, with respect to which exclusively the representations and warranties in Section 3.11 shall apply.

3.15         Insurance. Section 3.15 of the Union Disclosure Letter lists each material insurance policy maintained by Union or, to Union’s Knowledge, under which Union is a named insured or otherwise the principal beneficiary of coverage, including the policy number and the period, type and amount of coverage. All such insurance policies are in full force and effect and shall continue in effect until the Closing Date. Such insurance policies are sufficient, in all material respects in the aggregate, with the operation of Union’s business for the industry in which it operates. Union is not in default with respect to its obligations under any such insurance policies and, to Union’s Knowledge, there is no threatened termination of, or threatened premium increase with respect to, any of such policies, other than in connection with Union’s annual renewal process.

3.16         Employee Benefit Plans.

(a)           Section 3.16 of the Union Disclosure Letter lists all current Union Plans (other than immaterial Non-U.S. Plans that are otherwise Union Plans). Each Union Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code has received a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service that remains current to the effect that the form of such Union Plan is so qualified, and Union is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Union Plan. The Union Plans comply in form and in operation in all material respects with the requirements of the Code, ERISA and other applicable Law; and Union has not become subject to any material liability by reason of (i) a failure to provide any notice, (ii) a failure to make any contribution to a Union Plan intended to be qualified under Section 401(a) of the Code within the time prescribed for the contribution under ERISA, or (iii) a breach of fiduciary duty or prohibited transaction under ERISA or any other applicable Law, in each case with respect to a Union Plan.

(b)           With respect to each current material Union Plan, Union has made available true and complete copies of the following (as applicable) prior to the date hereof: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents; (iv) a copy of the most recent financial statements for the plan; (v) a copy of all material correspondence with any Governmental Body relating to a Union Plan received or sent within the last two years and (vi) the most recent determination or opinion letter.

(c)           Except as would not reasonably be expected to have, individually or in the aggregate, a Union Material Adverse Effect, with respect to the Union Plans, (i) all required contributions to, and premiums payable in respect of, such Union Plan have been made or, to the extent not required to be made on or before the date hereof, have been properly accrued on Union’s financial statements in accordance with GAAP, and (ii) there are no actions, audits, suits or claims pending or, to Union’s Knowledge, threatened, other than routine claims for benefits.

(d)           Neither Union nor any of its ERISA Affiliates has at any time in the past six years sponsored or contributed to, or has or has had any liability or obligation in respect of any Union Plan (including any “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA)) that is or was at any relevant time subject to Title IV of ERISA or Section 412 of the Code. None of the Union Plans obligates Union or its Subsidiaries to provide a current or former employee or other service provider (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with Union or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law and coverage through the end of the month of termination of employment.

(e)           Except as otherwise contemplated by this Agreement, neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any Person, (ii) increase or otherwise enhance any benefits or compensation otherwise payable under any Union Plan, (iii) result in the acceleration of the time of payment or vesting of any benefits under any Union Plan, (iv) require Union or its Subsidiaries to set aside any assets to fund any benefits under a Union Plan or result in the forgiveness in whole or in part of any outstanding loans made by Union to any Person, (v) limit the ability to amend or terminate any Union Plan or related trust or (vi) result in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 or Section 409A (or any corresponding provision of state, local or foreign Tax law). Union has no obligation to pay any gross-up in respect of any Tax under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax law).

(f)           With respect to each Union Plan that is a Non-U.S. Plan, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the fair market value of the assets of each funded Non-U.S. Plan, the liability of each insurer for any non-U.S. Plan funded through insurance or the book reserve established for any Non-U.S. Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis (actual or contingent) with respect to all current or former participants under such Non-U.S. Plan according to the actuarial assumptions and valuation most recently used to determine employer contributions to such Non-U.S. Plan, and none of the contemplated transactions will cause such assets, insurance obligations or book reserves to be less than such benefit obligations.

3.17         Compliance with Law; Permits.

(a)           Union and each of its Subsidiaries hold all permits, licenses, exemptions, consents, certificates, authorizations, registrations and other approvals from Governmental Bodies required to operate their respective businesses as they are being conducted as of the date hereof (collectively, the “Permits”), and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually or in the aggregate, not reasonably be expected to have a Union Material Adverse Effect, and no proceeding is pending or, to Union’s Knowledge, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit. Neither Union nor any of its Subsidiaries is in material violation of, or in default under, any Law, in each case applicable to Union or any of its Subsidiaries or any of their respective assets and properties. Notwithstanding the foregoing, this Section 3.17 shall not apply to Taxes, employee benefit plans, environmental matters, labor and employment matters or regulatory matters, which are the subjects exclusively of the representations and warranties in Section 3.11, Section 3.16, Section 3.17(c), Section 3.19 and Section 3.20, respectively.

(b)           None of Union, any of Union’s Subsidiaries, any of their respective officers or employees or, to Union’s Knowledge, any of its suppliers, distributors, licensees or agents, or any other Person acting on behalf of Union or any of its Subsidiaries, directly or indirectly, has (i) made or received any payments in violation of any Law (including the U.S. Foreign Corrupt Practices Act), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit to or from any employee, official or agent of any Governmental Body where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit, or the purpose thereof, was illegal under any Law (including the U.S. Foreign Corrupt Practices Act) (any such payment, a “Prohibited Payment”); (ii) provided or received any product or services in violation of any Law (including the U.S. Foreign Corrupt Practices Act); or (iii) been subject to any investigation by any Governmental Body with regard to any Prohibited Payment.

(c)           Union is its own “ultimate parent entity” as such term is defined in the HSR Act.

3.18         Environmental Compliance and Conditions. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Union Material Adverse Effect,

(a)           Union is and has been in compliance with all Environmental Laws;

(b)           Union holds, and is and has been in compliance with, all authorizations, licenses and permits required under Environmental Laws to operate its business at the Union Real Property as presently conducted;

(c)           Union has not received any notice from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws;

(d)           no Hazardous Substance has ever been released, generated, treated, contained, handled, used, manufactured, processed, buried, disposed of, deposited or stored by Union or on, under or about any of the real property occupied or used by Union. Union has not disposed of or released or allowed or permitted the release of any Hazardous Substance at any real property, including the Union Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws; and

(e)           to Union’s Knowledge, there are no and have never been any Hazardous Substances present on, at, in or under any real property currently or formerly owned, leased or used by Union for which Union has, or may have, Liability.

3.19         Employment and Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Union Material Adverse Effect, (a) Union is not a party to or bound by any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions), and there are no such agreements which pertain to employees of Union in existence or in negotiation; (b) no employees of Union are represented by a labor union, works council or other employee representative body (other than any statutorily mandated representation in non-U.S. jurisdictions); (c) Union has not experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two (2) years; (d) Union will not incur any notice, consultation or consent obligations with respect to any labor union, works council or other employee representative body in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby and, (e) to Union’s Knowledge, (i) there are no Actions or any material disputes pending or threatened (A) between Union and any of its employees or independent contractors or (B) by or before any Governmental Body affecting Union concerning employment matters, and (ii) there is no current campaign being conducted to solicit cards from or otherwise organize employees of Union or to authorize a labor union, works council or other employee representative body to request that the National Labor Relations Board (or any other Governmental Body) certify or otherwise recognize such a body with respect to employees of Union, and Union has not been subject to an application by a labor union, works council or other employee representative body to be declared a common or related employer under labor relations legislation. Union is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, human rights, discrimination, pay equity, employment equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law. There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to Union within the six (6) months prior to the Closing Date. As of the date hereof, to Union’s Knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to Union or any of its Subsidiaries to terminate employment with Union or any of its Subsidiaries within the next twelve (12) months.

3.20         FDA and Regulatory Matters.

(a)           Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Union Material Adverse Effect, Union is, and since March 31, 2012, has been, in compliance with all Healthcare Laws applicable to Union and its Products. Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Union Material Adverse Effect, the design, development, investigation, manufacture, testing, sale, marketing and distribution of Products by or on behalf of Union is being, and has been since March 31, 2012, conducted in material compliance with all applicable Healthcare Laws, including, without limitation, requirements relating to clinical and non-clinical research, product approval or clearance, premarketing notification, labeling, advertising and promotion, record-keeping, adverse event reporting, reporting of corrections and removals, and current good manufacturing practices for medical device products. Union and, to Union’s Knowledge, any contract manufacturers assisting in the manufacture of the Products or Product components are, and, since March 31, 2012, have been, in compliance with FDA’s device registration and listing requirements to the extent required by applicable Healthcare Laws insofar as they pertain to the manufacture of Products or Product components for Union, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Union Material Adverse Effect. Union has not received written notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Body, including, without limitation, the Centers for Medicare & Medicaid Services and the U.S. Department of Health and Human Services Office of Inspector General, or any comparable state or federal Governmental Body alleging potential or actual non-compliance by, or Liability of, Union under any Healthcare Law.

(b)           Union holds such Permits of Governmental Bodies required for the conduct of its business as currently conducted, including, without limitation, those Permits necessary to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, shipment, distribution and promotion of its Products in jurisdictions where it currently conducts such activities with respect to each Product (collectively, the “Union Licenses”), except to the extent where the failure to hold such Permits would not, individually or in the aggregate, be reasonably expected to have a Union Material Adverse Effect. Union has fulfilled and performed all of its obligations with respect to each Union License and is in material compliance with all terms and conditions of each Union License, and, to Union’s Knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation, suspension or termination thereof or would result in any other impairment of the rights of the holder of any Union License, except to the extent where the failure to be in material compliance would not, individually or in the aggregate, be reasonably expected to have a Union Material Adverse Effect. Union has not received any written information or notification from the FDA or any other Governmental Body with jurisdiction over the testing, marketing, sale, use, handling and control, safety, efficacy, reliability, distribution or manufacturing of medical devices which would reasonably be expected to lead to the denial of any application for marketing approval or clearance currently pending before the FDA or any other Governmental Body.

(c)           All material filings, reports, documents, claims, submissions and notices required to be filed, maintained or furnished to the FDA, state or other Governmental Bodies have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), including adverse event reports, medical device reports and reports of corrections and removals with regard to the Products. All applications, notifications, submissions, information, claims, reports, filings and other data and conclusions derived therefrom utilized as the basis for, or submitted in connection with, any and all requests for a Union License from the FDA or other Governmental Body relating to Union or its businesses or the Products, when submitted to the FDA or any other Governmental Body, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings and other data have been submitted to the FDA or other Governmental Body and as so updated, changed, corrected or modified remain true, accurate and complete in all material respects, and do not materially misstate any of the statements or information included therein or omit to state a material fact necessary to make the statements therein not misleading.

(d)           Union has not received any written notice or other communication from the FDA or any other Governmental Body contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products. No manufacturing site which assists in the manufacture of the Products or Product components (whether Union-owned or operated or that of a contract manufacturer for the Products or Product components) has been subject to a Governmental Body (including the FDA) shutdown or import or export detention, refusal or prohibition. Neither Union nor, to Union’s Knowledge, any manufacturing site which assists in the manufacture of any material Products or material Product components (whether Union-owned or operated or that of a contract manufacturer for the Products or Product components) has received, since March 31, 2012, any FDA Form 483 or other Governmental Body notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Body alleging or asserting noncompliance with any applicable Healthcare Laws or Union Licenses or alleging a lack of safety or effectiveness from the FDA or any other Governmental Body, and, to Union’s Knowledge, there is no such action or proceeding pending or threatened.

(e)           The FDA has not mandated that Union recall any of its Products. There are no recalls of any of Union’s Products contemplated by Union or pending. Since March 31, 2012, there have been no recalls (either voluntary or involuntary), field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product component, or seizures ordered or adverse regulatory actions taken (or, to Union’s Knowledge, threatened) by the FDA or any Governmental Body with respect to any of the Products or Product components or any facilities where Products or Product components are developed, designed, tested, manufactured, assembled, processed, packaged or stored.

(f)           Except as set forth on Schedule 3.20(f) of the Union Disclosure Letter, there are no clinical trials that are being conducted as of the date hereof by or on behalf of, or sponsored by, Union.

(g)           Union is not the subject of any pending or, to Union’s Knowledge, threatened investigation regarding Union or the Products by the FDA pursuant to the FDA Fraud Policy. Neither Union nor, to Union’s Knowledge, any officer, employee, agent or distributor of Union has made an untrue statement of material fact to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke the FDA Fraud Policy or any similar policy. Neither Union nor, to Union’s Knowledge, any officer, employee, agent or distributor of Union has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. No claims, actions, proceedings or investigation that would reasonably be expected to result in a debarment or exclusion are pending or, to Union’s Knowledge, threatened, against Union or, to Union’s Knowledge, any of its directors, officers, employees or agents.

3.21           Brokerage. Other than Piper Jaffray & Co., no Person shall be entitled to, any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Union. Visor has been given access to a true and correct copy of all Contracts entitling any person to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Union, together with all amendments, waivers or other changes thereto.

3.22           Disclosure. None of the information supplied or to be supplied by or on behalf of Union for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act or (b) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the Union Shareholders, or at the time of the Union Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Union Shareholders’ Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Union makes no representation or warranty with respect to any information supplied by or to be supplied by Visor that is included or incorporated by reference in the foregoing document. The representations and warranties contained in this Section 3.22 will not apply to statements or omissions included in the Registration Statement or Joint Proxy Statement upon information furnished to Union in writing by Visor specifically for use therein.

3.23         Board Approval; Vote Required.

(a)           The Union Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are in the best interests of Union and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and declared this Agreement advisable and (iii) recommended that the shareholders of Union approve the Merger and the other transactions contemplated by this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(b)           Other than the Union Shareholder Approval, no other corporate proceeding is necessary to authorize the execution, delivery or performance of this Agreement and the transactions contemplated thereby.

3.24         Opinion. Prior to the execution of this Agreement, the Union Board has received the written opinion of Piper Jaffray & Co. (and has provided a copy of such opinion to Visor), as of the date of such opinion and based upon and subject to the assumptions made, matters considered and limits on the review undertaken set forth therein, as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Union Shares, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

3.25         No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 OF THIS AGREEMENT (AS MODIFIED BY THE UNION DISCLOSURE LETTER), UNION MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND UNION HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IN CONNECTION WITH VISOR’S INVESTIGATION OF UNION, VISOR HAS RECEIVED FROM OR ON BEHALF OF UNION CERTAIN PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF UNION AND CERTAIN BUSINESS PLAN INFORMATION OF UNION. UNION MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF VISOR AND MERGER SUB

Except as disclosed in (a) the Visor SEC Documents furnished or filed prior to the date hereof (excluding any disclosures relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or (b) the confidential disclosure letter delivered by Visor to Union prior to the execution and delivery of this Agreement (the “Visor Disclosure Letter”), Visor and Merger Sub represent and warrant to Union as follows:

4.01         Organization and Corporate Power. Visor is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of the Subsidiaries of Visor is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization. Each of Visor and its Subsidiaries has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and permits would not have a Visor Material Adverse Effect. Each of Visor and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not have a Visor Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of Visor, as in effect as of the date hereof, have been heretofore made available to Union.

4.02         Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each other agreement, document, or instrument or certificate contemplated hereby by Visor and Merger Sub and, subject to obtaining the Visor Shareholder Approval, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Visor and Merger Sub, and, subject to obtaining the Visor Shareholder Approval, the resolution to issue new Visor Shares to former Union Shareholders and the implementation of the Certificate of Incorporation, no other proceedings on Visor’s or Merger Sub’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Union, this Agreement constitutes a valid and binding obligation of Visor and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03         Capital Stock.

(a)           The authorized capital stock of Visor consists of 75,000,000 Visor Shares and 5,000,000 shares of preferred stock, $0.01 par value per share, of which, as of the Measurement Date, 48,274,519 Visor Shares and 0 shares of preferred stock were issued and outstanding.

(b)           Section 4.03(b) of the Visor Disclosure Letter sets forth a true and complete list as of the Measurement Date of the outstanding Visor Shares, Visor Options, Visor Restricted Shares, and Visor Warrants, including, with respect to each Visor Option, Visor Restricted Shares, and Visor Warrants, the number of Visor Shares issuable thereunder or with respect thereto, the holder thereof and the exercise price (if any), and Visor has granted no other such awards since the Measurement Date and prior to the date of this Agreement.

(c)           All of the outstanding Visor Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding Visor Shares were issued in compliance with all applicable Laws concerning the issuance of securities. Visor does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Visor. There are no outstanding (i) shares of capital stock or other equity interests or voting securities of Visor; (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of Visor; (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require Visor to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of Visor; (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to Visor or (v) bonds, debentures, notes or other indebtedness of Visor having the right to vote on any matters on which shareholders of Visor may vote.

(d)           All of the outstanding Visor Options and Visor Restricted Shares have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Plans and applicable Laws.

(e)           All of the outstanding Visor Convertible Notes and Visor Warrants have been duly authorized by all necessary corporate action and were issued in accordance with the terms of applicable Laws.

(f)           All of the Visor Shares issuable upon conversion of Visor Convertible Notes and exercise of the Visor Warrants have been duly authorized by all necessary corporate action and were issued in accordance with the terms of applicable Laws.

4.04         Subsidiaries. All of the outstanding shares of capital stock or equivalent equity interests of each of Visor’s Subsidiaries are owned of record and beneficially, directly or indirectly, by Visor free and clear of all material Liens, pledges, security interests or other encumbrances (other than Permitted Liens).

4.05         No Breach. Except with respect to clauses (ii) and (iii), for any conflicts, violations, breaches, defaults or other occurrences which would not constitute a Visor Material Adverse Effect, the execution, delivery and performance of this Agreement by Visor and, subject to obtaining the Visor Shareholder Approval, the consummation of the transactions contemplated hereby do not (i) conflict with or violate Visor’s Organizational Documents, (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.06 have been obtained and all filings and obligations described in Section 4.06 have been made, conflict with or violate any Law, statute, rule or regulation or order, judgment or decree to which Visor, its Subsidiaries or any of its properties or assets is subject or (iii) conflict with or result in any breach of, constitute a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of Visor or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of any Visor Material Contract.

4.06         Consents, etc. Except for (i) the applicable requirements of the HSR Act and antitrust and competition Laws of other jurisdictions, (ii) applicable requirements of the Exchange Act, (iii) the filing of the Registration Statement under the Securities Act, (iv) any filings required under U.S. state securities Laws, (v) any filings and/or approvals required by NASDAQ, (vi) the filing of the Articles of Merger and (vii) any filings of appropriate documents with the relevant authorities of other states in which Visor or any of its Subsidiaries is qualified to do business, in each case which have or will be made, Visor is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Other than as stated above and except for the Visor Shareholder Approval, no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Visor in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those consents, approvals and authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Visor Material Adverse Effect.

4.07         SEC Reports; Disclosure Controls and Procedures.

(a)           Visor has filed or furnished all reports and other documents with the SEC required to be filed or furnished by Visor since March 31, 2013 (the “Visor SEC Documents”). As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing), (i) each of the Visor SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the requirements of SOX, each as in effect on the date so filed or furnished, and (ii) none of the Visor SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           The financial statements (including related notes, if any) contained in the Visor SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments) and (iii) fairly presented in all material respects the consolidated financial position of Visor and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Visor and its consolidated Subsidiaries for the periods covered thereby.

(c)           Visor has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Visor (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Visor in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Visor’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to Visor’s auditors and the audit committee of the Visor Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect Visor’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Visor’s internal control over financial reporting. Since March 31, 2013, any material change in internal control over financial reporting required to be disclosed in any Visor SEC Document has been so disclosed.

(d)           Since the Visor Balance Sheet Date, (i) neither Visor nor any of its Subsidiaries nor, to Visor’s Knowledge, any director, officer, employee, auditor, accountant or representative of Visor or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Visor or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Visor or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and, (ii) to Visor’s Knowledge, no attorney representing Visor or any of its Subsidiaries, whether or not employed by Visor or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, by Visor or any of its officers, directors, employees or agents to the board of directors or any committee thereof or to any director or executive officer of Visor.

(e)           Visor is in material compliance with the applicable listing and corporate governance rules and regulations of NASDAQ.

4.08         No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of Visor as of September 30, 2014, included in the Visor SEC Documents; (b) as incurred after the date thereof in the ordinary course of business consistent with past practice or (c) as set forth in Section 4.08 of the Visor Disclosure Letter, Visor, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of Visor and its Subsidiaries (or disclosed in the notes to such balance sheet), that, individually or in the aggregate, have or would reasonably be expected to have a Visor Material Adverse Effect.

4.09         Absence of Certain Developments. Since the Visor Balance Sheet Date, there has not been any Visor Material Adverse Effect. Except as expressly contemplated hereby, since the Visor Balance Sheet Date, Visor has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and Visor has not:

(a)           amended or modified its Organizational Documents;

(b)           sold, leased, assigned, transferred or purchased any material tangible assets, in each case in a single or related series of transactions, except in the ordinary course of business;

(c)           issued, sold, redeemed or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(d)           prior to the date hereof, declared or paid any dividend or other distribution of the assets of Visor;

(e)           made or approved any material changes in its employee benefit plans or made any material changes in wages salary, or other compensation, including severance, with respect to its current or former officers, directors or executive employees, other than increases in base salaries and wages that are consistent with past practices or as required by applicable Law or any Visor Plan;

(f)           paid, loaned or advanced (other than the payment of compensation and benefits in the ordinary course of business consistent with past practice or the payment, advance or reimbursement of business expenses in the ordinary course of business consistent with past practice or 401(k) plan loans) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business or other than at arm’s length;

(g)           except as required by applicable Law, adopted or materially amended any Visor Plans;

(h)           hired or terminated any officers or employees of Visor with fixed annual compensation in excess of $150,000, with respect to non-officer employees, other than in the ordinary course of business;

(i)           commenced or settled any Action in which the amount in dispute is in excess of $100,000;

(j)           made any material change in accounting principles, methods, procedures or policies, except as required by GAAP;

(k)           made, changed or revoked any material Tax election, or settled or compromised any material Tax claim or liabilities, or filed any substantially amended material Tax Return;

(l)           (i) authorized, proposed, entered into or agreed to enter into any plan of liquidation, dissolution or other reorganization or (ii) authorized, proposed, entered into or agreed to enter into any merger, consolidation or business combination with any Person;

(m)           except in the ordinary course of business, incurred or discharged any Indebtedness;

(n)           made capital expenditures or capital additions or betterments in excess of $100,000 in the aggregate;

(o)           suffered any material damage, destruction or loss, whether or not covered by insurance;

(p)           sold, assigned, transferred, abandoned or allowed to lapse or expire any material Intellectual Property rights or other intangible assets owned, used or licensed by Visor in connection with any product of Visor or the operation of its business;

(q)           been subject to any claim or threat of infringement, misappropriation or other violation by or against Visor of Intellectual Property rights of Visor or a third party;

(r)           materially reduced the amount of any insurance coverage provided by existing insurance policies; or

(s)           committed to do any of the foregoing.

4.10         Title to Properties.

(a)           Visor and its Subsidiaries have sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the personal property and other tangible assets necessary for the conduct of the business of Visor and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not constitute a Visor Material Adverse Effect. To Visor’s Knowledge, all such items of tangible personal property are in operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices.

(b)           The owned and leased real property described in Section 4.10(b) to the Visor Disclosure Letter (the “Visor Real Property”) constitutes all of the real property used, occupied or leased by Visor or its Subsidiaries. The Visor Real Property leases are in full force and effect, and Visor holds a valid and existing leasehold interest in the Visor Real Property under each such applicable lease. Neither Visor nor, to Visor’s Knowledge, any other party to the applicable Visor Real Property leases is in default in any material respect under any of such leases. No event has occurred which, if not remedied, would result in a default by Visor in any material respect under the Visor Real Property leases, and, to Visor’s Knowledge, no event has occurred which, if not remedied, would result in a default by any party other than Visor in any material respect under the Visor Real Property leases.

4.11         Tax Matters.

(a)           (i) Visor and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them, (ii) such Tax Returns are complete and correct in all material respects, (iii) Visor and its Subsidiaries have paid all Taxes as due and payable (whether or not shown on any Tax Return) and, (iv) as of the date of the Visor Balance Sheet Date, any liability of Visor or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings, has been provided for in the financial statements of Visor in accordance with applicable accounting practices and procedures. Since the date of the Visor Balance Sheet, neither Visor nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

(b)           No claim has been made in writing by any Governmental Body in a jurisdiction where Visor or any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Visor or any of its Subsidiaries. Visor and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. Neither Visor nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b).

(c)           No material non-U.S., federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Visor or any of its Subsidiaries.

(d)           (A) There is no outstanding request for any extension of time for Visor or any of its Subsidiaries to pay any material Tax or file any material Tax Return, other than any such request made in the ordinary course of business, and (B) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of Visor or any of its Subsidiaries that is currently in force.

(e)           No officer (or other employee responsible for Tax matters) of Visor or any of its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings are pending with respect to Visor or any of its Subsidiaries. Neither Visor nor any of its Subsidiaries has received (i) any written notice indicating an intent to open an audit or (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserts, or assessed by any taxing authority against Visor or any of its Subsidiaries.

(f)           Neither Visor nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes). Neither Visor nor any of its Subsidiaries (A) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which was Visor) or (B) has liability for the Taxes of any Person (other than Visor or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

(g)           Visor and its Subsidiaries have established procedures and have been in compliance with the medical device excise tax provisions imposed by Section 4191 of the Code since the effective date of such provisions and to the extent it is applicable to their operations.

(h)           Neither Visor nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355(a)(1)(A) (or any similar provision of state, local or non-U.S. Law).

(i)           Neither Visor nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date or (B) election under Section 108(i) of the Code.

(j)           Visor operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation section 1.368-1(d).

(k)           Prior to the Merger, Visor’s shareholders did not dispose of any equity of Union or receive any distribution from Union in a manner that would cause the Merger to violate the continuity of shareholder interest requirement under Treasury Regulation section 1.368-1(e).

(l)           Neither Visor nor any of its Subsidiaries have taken and agree not to take, prior to the Effective Time, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code.

4.12         Contracts and Commitments.

(a)           As of the date hereof, Visor is not party to nor bound by any:

(i)           “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Visor or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with Visor’s Annual Report on Form 10-K for the year ended March 31, 2014, or any Visor SEC Documents filed after the date of filing of such Form 10-K until the date hereof;

(ii)           Contract (A) relating to the disposition or acquisition by Visor or any of its Subsidiaries of a material amount of assets (1) after the date of this Agreement other than in the ordinary course of business consistent with past practice or (2) prior to the date hereof, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely, under any of them, to result in claims in excess of $100,000 or (B) pursuant to which Visor or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than Visor’s Subsidiaries;

(iii)           collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions);

(iv)           Contract establishing any joint ventures, partnerships or similar arrangements;

(v)           Contract (A) prohibiting or materially limiting the right of Visor to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating Visor to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of Visor on an exclusive basis to any Person or group of Persons or in any geographical area but excluding any distribution, sales representative, sales agent or similar agreement under which Visor has granted a Person an exclusive geographical area or under which Visor paid commissions less than $100,000 to such Person in the fiscal year ended March 31, 2014, or from whom Visor received less than $100,000 from the sale of product to said Person in the fiscal year ended March 31, 2014;

(vi)           Contract pursuant to which Visor or any of its Subsidiaries (i) licenses any material Intellectual Property from another Person that is used by Visor or one of its Subsidiaries in the conduct of its business as currently conducted that could require payment by Visor or any Subsidiary of royalties or license fees exceeding $100,000 in any twelve (12) month period or (ii) licenses Visor Intellectual Property to another Person, except licenses provided to direct customers in the ordinary course of business;

(vii)           mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $100,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned subsidiaries, in each case in the ordinary course of business consistent with past practice;

(viii)           Contract providing for any guaranty by Visor or any of its Subsidiaries of third-party obligations (under which Visor or any of its Subsidiaries has continuing obligations as of the date hereof) of $100,000 or more, other than any guaranty by Visor or any of its Subsidiaries’ obligations;

(ix)           Contract between Visor, on the one hand, and any Affiliate of Visor (other than a Subsidiary of Visor), on the other hand;

(x)           Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than Visor or its Subsidiaries;

(xi)           Contract under which Visor and Visor’s Subsidiaries are expected to make annual expenditures or receive annual revenues in excess of $100,000 during the current or a subsequent fiscal year; or

(xii)           Contract to enter into any of the foregoing.

(b)           Union has been given access to a true and correct copy of all written Visor Material Contracts, together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Visor Material Contract.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to have a Visor Material Adverse Effect, (i) Visor is not in default under any Contract listed, or required to be listed, in Section 4.12(a) of the Visor Disclosure Letter (each, a “Visor Material Contract” and, collectively, the “Visor Material Contracts”), and, (ii) to Visor’s Knowledge, as of the date hereof, the other party to each of the Visor Material Contracts is not in default thereunder. Each Visor Material Contract is legal and in full force and effect and is valid, binding and enforceable against Visor and, to Visor’s Knowledge, each other party thereto. As of the date hereof, no party to any Visor Material Contract has given any written notice, or to Visor’s Knowledge, any notice (whether or not written) of termination or cancellation of any Visor Material Contract or that it intends to seek to terminate or cancel any Visor Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

4.13         Intellectual Property.

(a)           All of the patents, domain names, registered and material unregistered trademarks and service marks, registered and material unregistered copyrights and applications for any of the foregoing, that are currently owned by Visor or any of its Subsidiaries (collectively, “Visor Intellectual Property”) are set forth in Section 4.13 of the Visor Disclosure Letter. (i) One or more of Visor and its Subsidiaries owns and possesses all right, title and interest in and to each item of the Visor Intellectual Property free and clear of all liens other than Permitted Liens; (ii) to Visor’s Knowledge, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has previously within the past four (4) years infringed, misappropriated, diluted or otherwise violated, any Visor Intellectual Property and (iii) no Person has provided written notice of a claim or action or, to Visor’s Knowledge, threatened a claim or action, challenging the ownership, validity or scope of any Visor Intellectual Property, and no item of Visor Intellectual Property is the subject of any outstanding order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Body or arbitrator of which Visor has received written notice.

(b)           To Visor’s Knowledge, Visor and its Subsidiaries, their Products and the business of Visor and its Subsidiaries as currently conducted, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property owned by another Person and has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property owned by another Person within the past four (4) years. Visor and its Subsidiaries have not, within the past four (4) years, received any written charge, complaint, claim, demand, notice or other communication alleging any infringement, misappropriation, dilution or other violation (including any claim that Visor or a Subsidiary must license or refrain from using any Intellectual Property of another Person in order to avoid infringement, misappropriation, dilution or other violation) of the Intellectual Property of another Person, and there is no pending action, claim, or suit alleging any such infringement, misappropriation, dilution or violation.

(c)           Visor and its Subsidiaries own or have the right to use all Technology necessary for the manufacture, use and sale of Products, as currently marketed for sale and for the conduct of the business of Visor and such Subsidiary, respectively, as currently conducted; provided, however, that the foregoing will not be interpreted as a representation regarding the infringement, misappropriation, dilution or other violation of Intellectual Property owned by another Person, which topic is dealt with exclusively in Section 4.13(b) above.

(d)           Visor and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their rights in all Visor Intellectual Property. To Visor’s Knowledge, all employees, contractors and consultants who have created Intellectual Property used in the conduct of the business of Visor or a Subsidiary as currently conducted have assigned to one or more of Visor or its Subsidiaries all of their rights therein, to the full extent permitted by Law and to the extent such rights would not automatically vest with Visor or one of its Subsidiaries by operation of Law.

4.14         Litigation. There are (a) no Actions pending or, (b) to Visor’s Knowledge, no Actions threatened against Visor or any of its Subsidiaries, at law or in equity, or before or by any federal, state, provincial, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, and Visor and its Subsidiaries are not subject to or in violation of any outstanding judgment, order or decree of any court or Governmental Body, in each case that would, individually or in the aggregate, have a Visor Material Adverse Effect. This Section 4.14 shall not apply to Taxes, with respect to which exclusively the representations and warranties in Section 4.11 shall apply.

4.15         Insurance. Section 4.15 of the Visor Disclosure Letter lists each material insurance policy maintained by Visor or, to Visor’s Knowledge, under which Visor is a named insured or otherwise the principal beneficiary of coverage, including the policy number and the period, type and amount of coverage. All such insurance policies are in full force and effect and shall continue in effect until the Closing Date. Such insurance policies are sufficient, in all material respects in the aggregate, with the operation of Visor’s business for the industry in which it operates. Visor is not in default with respect to its obligations under any such insurance policies and, to Visor’s Knowledge, there is no threatened termination of, or threatened premium increase with respect to, any of such policies other than in connection with Visor’s annual renewal process.

4.16         Employee Benefit Plans.

(a)           Section 4.16 of the Visor Disclosure Letter lists all current Visor Plans (other than immaterial Non-U.S. Plans that are otherwise Visor Plans). Each Visor Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code has received a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service that remains current to the effect that the form of such Visor Plan is so qualified, and Visor is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Visor Plan. The Visor Plans comply in form and in operation in all material respects with the requirements of the Code, ERISA and other applicable Law, and Visor has not become subject to any material liability by reason of (i) a failure to provide any notice, (ii) a failure to make any contribution to a Visor Plan intended to be qualified under Section 401(a) of the Code within the time prescribed for the contribution under ERISA or (iii) a breach of fiduciary duty or prohibited transaction under ERISA or any other applicable Law, in each case with respect to a Visor Plan.

(b)           With respect to each current material Visor Plan, Visor has made available true and complete copies of the following (as applicable) prior to the date hereof: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents; (iv) a copy of the most recent financial statements for the plan; (v) a copy of all material correspondence with any Governmental Body relating to a Visor Plan received or sent within the last two years and (vi) the most recent determination or opinion letter.

(c)           Except as would not reasonably be expected to have, individually or in the aggregate, a Visor Material Adverse Effect, with respect to the Visor Plans, (i) all required contributions to, and premiums payable in respect of, such Visor Plan have been made or, to the extent not required to be made on or before the date hereof, have been properly accrued on Visor’s financial statements in accordance with GAAP, and (ii) there are no actions, audits, suits or claims pending or, to Visor’s Knowledge, threatened, other than routine claims for benefits.

(d)           Neither Visor nor any of its ERISA Affiliates has at any time in the past six years sponsored or contributed to, or has or has had any liability or obligation in respect of any Visor Plan (including any “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA)) that is or was at any relevant time subject to Title IV of ERISA or Section 412 of the Code. None of the Visor Plans obligates Visor or its Subsidiaries to provide a current or former employee or other service provider (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with Visor or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law and coverage through the end of the month of termination of employment.

(e)           Except as otherwise contemplated by this Agreement, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any Person, (ii) increase or otherwise enhance any benefits or compensation otherwise payable under any Visor Plan, (iii) result in the acceleration of the time of payment or vesting of any benefits under any Visor Plan, (iv) require Visor or its Subsidiaries to set aside any assets to fund any benefits under a Visor Plan or result in the forgiveness in whole or in part of any outstanding loans made by Visor to any Person, (v) limit the ability to amend or terminate any Visor Plan or related trust or (vi) result in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 or Section 409A (or any corresponding provision of state, local or foreign Tax law). Visor has no obligation to pay any gross-up in respect of any Tax under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax law).

(f)           No Visor Plan is a Non-U.S. Plan.

4.17         Compliance with Law; Permits.

(a)           Visor and each of its Subsidiaries hold all permits, licenses, exemptions, consents, certificates, authorizations, registrations and other approvals from Governmental Bodies required to operate their respective businesses as it is being conducted as of the date hereof (collectively, the “Permits”), and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually or in the aggregate, not reasonably be expected to have a Visor Material Adverse Effect, and no proceeding is pending or, to Visor’s Knowledge, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit. Neither Visor nor any of its Subsidiaries is in material violation of, or in default under, any Law, in each case applicable to Visor or any of its Subsidiaries or any of their respective assets and properties. Notwithstanding the foregoing, this Section 4.17 shall not apply to Taxes, employee benefit plans, environmental matters, labor and employment matters or regulatory matters, which are the subjects exclusively of the representations and warranties in Section 4.11, Section 4.16, Section 4.18, Section 4.19 and Section 4.20, respectively.

(b)           None of Visor, any of Visor’s Subsidiaries, any of their respective officers or employees or, to Visor’s Knowledge, any of its suppliers, distributors, licensees or agents, or any other Person acting on behalf of Visor or any of its Subsidiaries, directly or indirectly, has (i) made or received any payments in violation of any Law (including the U.S. Foreign Corrupt Practices Act), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit to or from any employee, official or agent of any Governmental Body where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit, or the purpose thereof, was illegal under any Law (including the U.S. Foreign Corrupt Practices Act) (any such payment, a “Prohibited Payment”); (ii) provided or received any product or services in violation of any Law (including the U.S. Foreign Corrupt Practices Act) or (iii) been subject to any investigation by any Governmental Body with regard to any Prohibited Payment.

(c)           Visor is its own “ultimate parent entity” as such term is defined in the HSR Act.

4.18         Environmental Compliance and Conditions. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Visor Material Adverse Effect:

(a)           Visor is and has been in compliance with all Environmental Laws;

(b)           Visor holds, and is and has been in compliance with, all authorizations, licenses and permits required under Environmental Laws to operate its business at the Visor Real Property as presently conducted;

(c)           Visor has not received any notice from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws;

(d)           No Hazardous Substance has ever been released, generated, treated, contained, handled, used, manufactured, processed, buried, disposed of, deposited or stored by Visor or on, under or about any of the real property occupied or used by Visor. Visor has not disposed of or released or allowed or permitted the release of any Hazardous Substance at any real property, including the Visor Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws; and

(e)           To Visor’s Knowledge, there are no and have never been any Hazardous Substances present on, at, in or under any real property currently or formerly owned, leased or used by Visor for which Visor has, or may have, Liability.

4.19         Employment and Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Visor Material Adverse Effect, (a) Visor is not a party to or bound by any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions), and there are no such agreements which pertain to employees of Visor in existence or in negotiation; (b) no employees of Visor are represented by a labor union, works council or other employee representative body (other than any statutorily mandated representation in non-U.S. jurisdictions); (c) Visor has not experienced any strike or material grievance, claim of unfair labor practices or other collective bargaining dispute within the past two (2) years; (d) Visor will not incur any notice, consultation or consent obligations with respect to any labor union, works council or other employee representative body in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby and, (e) to Visor’s Knowledge, (i) there are no Actions or any material disputes pending or threatened (A) between Visor and any of its employees or independent contractors or (B) by or before any Governmental Body affecting Visor concerning employment matters, and (ii) there is no current campaign being conducted to solicit cards from or otherwise organize employees of Visor or to authorize a labor union, works council or other employee representative body to request that the National Labor Relations Board (or any other Governmental Body) certify or otherwise recognize such a body with respect to employees of Visor, and Visor has not been subject to an application by a labor union, works council or other employee representative body to be declared a common or related employer under labor relations legislation. Visor is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, human rights, discrimination, pay equity, employment equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the WARN and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law. There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to Visor within the six (6) months prior to the Closing Date. As of the date hereof, to Visor’s Knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to Visor or any of its Subsidiaries to terminate employment with Visor or any of its Subsidiaries within the next twelve (12) months.

4.20         FDA and Regulatory Matters.

(a)           Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Visor Material Adverse Effect, Visor is, and since March 31, 2012, has been, in compliance with all Healthcare Laws applicable to Visor and its Products. Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Visor Material Adverse Effect, the design, development, investigation, manufacture, testing, sale, marketing and distribution of Products by or on behalf of Visor is being, and has been since March 31, 2012, conducted in material compliance with all applicable Healthcare Laws, including, without limitation, requirements relating to clinical and non-clinical research, product approval or clearance, premarketing notification, labeling, advertising and promotion, record-keeping, adverse event reporting, reporting of corrections and removals, and current good manufacturing practices for medical device products. Visor and, to Visor’s Knowledge, any contract manufacturers assisting in the manufacture of the Products or Product components are, and, since March 31, 2012, have been, in compliance with FDA’s device registration and listing requirements to the extent required by applicable Healthcare Laws insofar as they pertain to the manufacture of Products or Product components for Visor, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Visor Material Adverse Effect. Visor has not received written notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Body, including, without limitation, the Centers for Medicare & Medicaid Services and the U.S. Department of Health and Human Services Office of Inspector General or any comparable state or federal Governmental Body alleging potential or actual non-compliance by, or Liability of, Visor under any Healthcare Law.

(b)           Visor holds such Permits of Governmental Bodies required for the conduct of its business as currently conducted, including, without limitation, those Permits necessary to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, shipment, distribution and promotion of its Products in jurisdictions where it currently conducts such activities with respect to each Product (collectively, the “Visor Licenses”), except to the extent where the failure to hold such Permits would not, individually or in the aggregate, be reasonably expected to have a Visor Material Adverse Effect. Visor has fulfilled and performed all of its obligations with respect to each Visor License and is in material compliance with all terms and conditions of each Visor License, and, to Visor’s Knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation, suspension or termination thereof or would result in any other impairment of the rights of the holder of any Visor License, except to the extent where the failure to be in material compliance would not, individually or in the aggregate, be reasonably expected to have a Visor Material Adverse Effect. Visor has not received any written information or notification from the FDA or any other Governmental Body with jurisdiction over the testing, marketing, sale, use, handling and control, safety, efficacy, reliability, distribution or manufacturing of medical devices which would reasonably be expected to lead to the denial of any application for marketing approval or clearance currently pending before the FDA or any other Governmental Body.

(c)           All material filings, reports, documents, claims, submissions and notices required to be filed, maintained or furnished to the FDA, state or other Governmental Bodies have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), including adverse event reports, medical device reports and reports of corrections and removals with regard to the Products. All applications, notifications, submissions, information, claims, reports, filings and other data and conclusions derived therefrom utilized as the basis for or submitted in connection with any and all requests for a Visor License from the FDA or other Governmental Body relating to Visor or its businesses or the Products, when submitted to the FDA or any other Governmental Body, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings and other data have been submitted to the FDA or other Governmental Body and as so updated, changed, corrected or modified remain true, accurate and complete in all material respects, and do not materially misstate any of the statements or information included therein or omit to state a material fact necessary to make the statements therein not misleading.

(d)           Visor has not received any written notice or other communication from the FDA or any other Governmental Body contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products. No manufacturing site which assists in the manufacture of the Products or Product components (whether Visor-owned or operated or that of a contract manufacturer for the Products or Product components) has been subject to a Governmental Body (including the FDA) shutdown or import or export detention, refusal or prohibition. Neither Visor nor, to Visor’s Knowledge, any manufacturing site which assists in the manufacture of any material Products or material Product components (whether Visor-owned or operated, or that of a contract manufacturer for the Products or Product components) has received, since March 31, 2012, any FDA Form 483 or other Governmental Body notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Body alleging or asserting noncompliance with any applicable Healthcare Laws or Visor Licenses or alleging a lack of safety or effectiveness from the FDA or any other Governmental Body, and, to Visor’s Knowledge, there is no such action or proceeding pending or threatened.

(e)           The FDA has not mandated that Visor recall any of its Products. There are no recalls of any of Visor’s Products contemplated by Visor or pending. Since March 31, 2012, there have been no recalls (either voluntary or involuntary), field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product component, or seizures ordered or adverse regulatory actions taken (or, to Visor’s Knowledge, threatened) by the FDA or any Governmental Body with respect to any of the Products or Product components or any facilities where Products or Product components are developed, designed, tested, manufactured, assembled, processed, packaged or stored.

(f)           Except as set forth on Section 4.20(f) of the Visor Disclosure Letter, there are no clinical trials that are being conducted as of the date hereof by or on behalf of, or sponsored by, Visor.

(g)           Visor is not the subject of any pending or, to Visor’s Knowledge, threatened investigation regarding Visor or the Products by the FDA pursuant to the FDA Fraud Policy. Neither Visor nor to Visor’s Knowledge, any officer, employee, agent or distributor of Visor has made an untrue statement of material fact to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke the FDA Fraud Policy or any similar policy. Neither Visor nor, to Visor’s Knowledge, any officer, employee, agent or distributor of Visor, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. No claims, actions, proceedings or investigation that would reasonably be expected to result in a debarment or exclusion are pending or, to Visor’s Knowledge, threatened, against Visor or, to Visor’s Knowledge, any of its directors, officers, employees or agents.

4.21         Brokerage. Other than Leerink Partners LLC, no Person shall be entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Visor. Union has been given access to a true and correct copy of all Contracts entitling any person to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Visor, together with all amendments, waivers or other changes thereto.

4.22         Disclosure. None of the information supplied or to be supplied by or on behalf of Visor for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act or (b) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the Visor Shareholders, or at the time of the Visor Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Visor Shareholders’ Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Visor makes no representation or warranty with respect to any information supplied by or to be supplied by Union that is included or incorporated by reference in the foregoing document. The representations and warranties contained in this Section 4.22 will not apply to statements or omissions included in the Registration Statement or Joint Proxy Statement upon information furnished to Visor in writing by Union specifically for use therein.

4.23         Board Approval; Vote Required.

(a)           The Visor Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are in the best interests of Visor and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and declare this Agreement advisable and (iii) recommended that the shareholders of Visor approve the Merger and the other transactions contemplated by this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(b)           Other than the Visor Shareholder Approval, the resolution to issue new Visor Shares to former Union Shareholders and the implementation of the Certificate of Incorporation, no other corporate proceeding is necessary to authorize the execution, delivery or performance of this Agreement and the transactions contemplated thereby.

4.24         Opinion. Prior to the execution of this Agreement, the Visor Board has received the written opinion from Leerink Partners LLC (and has provided a copy of such opinion to Union), as of the date of such opinion and based upon and subject to the assumptions made, matters considered and limits on the review undertaken set forth therein, as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Visor Shares and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

4.25         Merger Sub. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business and has incurred no liabilities or obligations whatsoever, in each case other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.

4.26         No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 4 OF THIS AGREEMENT (AS MODIFIED BY THE VISOR DISCLOSURE LETTER), VISOR MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND VISOR HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IN CONNECTION WITH UNION’S INVESTIGATION OF VISOR, UNION HAS RECEIVED FROM OR ON BEHALF OF VISOR CERTAIN PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF VISOR AND CERTAIN BUSINESS PLAN INFORMATION OF VISOR. VISOR MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS).

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.01         Covenants of Union.

(a)           Except (i) as set forth in Section 5.01(a) of the Union Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement or (iv) with the prior written consent of Visor (which consent shall not be unreasonably delayed, withheld or conditioned), from the date hereof until the earlier of the Effective Time or the date this Agreement shall be validly terminated in accordance with ARTICLE 8 (the “Pre-Closing Period”), Union and its Subsidiaries shall conduct the business and operations of Union and its Subsidiaries, taken as a whole, in all material respects in the ordinary course of business consistent with past practice. Union shall promptly notify Visor (1) of any change, occurrence, effect, condition, fact, event or circumstance known to Union that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to such party, to result in a Union Material Adverse Effect and (2) upon having knowledge of any matter reasonably likely to constitute a failure by Union of the conditions contained in Section 7.02(a) or Section 7.02(b).

(b)           Except as contemplated hereby or as set forth on Section 5.01(b) of the Union Disclosure Letter or as required by applicable Law, during the Pre-Closing Period, Union shall not and shall not permit any of its Subsidiaries, without the prior written consent of Visor (which consent shall not be unreasonably delayed, withheld or conditioned), to:

(i)           (1) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares or (2) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Union Options or Union Restricted Shares with respect thereto except, in each case:

(A)           for the declaration and payment of dividends by a direct or indirect wholly-owned subsidiary of Union solely to its parent,

(B)           in connection with intercompany purchases of capital stock or share capital, or

(C)           in connection with Union’s payment of an individual’s taxes related to the exercise of a Union Option or vesting of a Union Restricted Share award;

(ii)           issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, (1) any shares of beneficial interests, capital stock or other ownership interest in Union or any of its Subsidiaries; (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest; (3) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities or (4) take any action to cause to be exercisable any otherwise unexercisable option under any existing share option plan except, in each case: (A) for issuances of Union Shares in respect of any exercise of Union Options outstanding on the date hereof; (B) for transactions solely between or among Union and its wholly-owned Subsidiaries; or (C) as otherwise expressly provided by the terms of this Agreement;

(iii)           except as required by a Union Plan, or as otherwise required by applicable Law or consistent with this Agreement, (A) increase the compensation or other benefits payable or provided to any of Union’s or any of its Subsidiaries’ officers, directors, independent contractors, leased personnel or, except in the ordinary course of business consistent with past practice (including as a result of promotions), employees; (B) enter into, materially amend or terminate any employment termination, change of control, severance, retention or other Contract with any current or former employee, independent contractor or leased personnel of Union or any of its Subsidiaries (exclusive of (1) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty); (C) establish, adopt, enter into, materially amend or terminate any Union Plan for the benefit of any current or former officers, employees, independent contractors, leased personnel or any of their beneficiaries (exclusive of (1) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty); or (D) enter into or amend any collective bargaining agreement or other agreement with a union or labor organization in any case;

(iv)           amend, or propose to amend, or permit the adoption of any material amendment to the Organizational Documents of Union;

(v)           effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vi)           adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of Union or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

(vii)           make any capital expenditure except for (A) expenditures required by existing Contracts, (B) expenditures in the amount set forth in Union’s capital expenditure plan included in Section 5.01(b)(vii) of the Union Disclosure Letter or (C) expenditures made in response to any emergency or accident, whether caused by war, terrorism, weather events, public health events, outages or otherwise (whether or not covered by insurance);

(viii)           acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for (A) the purchase of assets from suppliers or vendors in the ordinary course of business and (B) transactions with a value less than $100,000 in any single instance or $500,000 in the aggregate;

(ix)           except in the ordinary course of business, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for (1) intercompany transactions or arrangements, (2) agreements or arrangements or borrowings incurred under Union’s existing credit facilities and (3) short-term indebtedness incurred in the ordinary course of business; (B) make any loans or advances to any other Person other than intercompany transactions or arrangements; or (C) make any capital contributions to, or investments in, any other Person except for intercompany transactions or arrangements;

(x)           enter into any Contract that would materially restrict, after the Effective Time, Visor and its Subsidiaries (including the Surviving Company and its Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

(xi)           except in the ordinary course of business, sell, transfer, assign, mortgage, encumber or otherwise dispose of any assets with a fair market value in excess of $100,000 in the aggregate;

(xii)           commence, pay, discharge, settle, compromise or satisfy any pending or threatened litigation, arbitration, proceedings or claims other than any monetary settlement entered in the ordinary course of business consistent with past practice in an amount less than $100,000 in any single instance or $500,000 in the aggregate;

(xiii)           change any of its financial or Tax accounting methods or practices in any respect, except as required by GAAP or Law;

(xiv)           (A) change or revoke any material Tax election with respect to Union or any of its Subsidiaries, (B) file any material amended Tax Return or claim for refund of material Taxes with respect to Union or any of its Subsidiaries, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) affecting any material Tax liability or refund of material Taxes with respect to Union or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to Union or any of its Subsidiaries or (E) settle or compromise any material Tax liability or refund of material Taxes with respect to Union or any of its Subsidiaries;

(xv)           other than in the ordinary course of business, enter into any Contract or waive, release, or assign any rights or claims under, or renew, modify or terminate, any Union Material Contract (other than intercompany transactions, agreements or arrangements), in any material respect in a manner which taken as a whole is adverse to Union or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby past the Termination Date (or any extension thereof);

(xvi)           cease to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for the nature of the property so insured and for companies engaged in the respective businesses of Union and its Subsidiaries, to the extent available on commercially reasonable terms; or

(xvii)           agree or commit to take any of the actions described in clauses (i) through (xvi) of this Section 5.01(b).

5.02         Covenants of Visor.

(a)           Except (i) as set forth in Section 5.02(a) of the Visor Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement or (iv) with the prior written consent of Union (which consent shall not be unreasonably delayed, withheld or conditioned), during the Pre-Closing Period, Visor and its Subsidiaries shall conduct the business and operations of Visor and its Subsidiaries, taken as a whole, in all material respects in the ordinary course of business consistent with past practice. Visor shall promptly notify Union (1) of any change, occurrence, effect, condition, fact, event or circumstance known to Visor that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to such party, to result in a Visor Material Adverse Effect and (2) upon having knowledge of any matter reasonably likely to constitute a failure by Visor of the conditions contained in Section 7.03(a) or Section 7.03(b).

(b)           Except as contemplated hereby or as set forth on Section 5.02(b) of the Visor Disclosure Letter or as required by applicable Law, during the Pre-Closing Period, Visor shall not and shall not permit any of its Subsidiaries, without the prior written consent of Union (which consent shall not be unreasonably delayed, withheld or conditioned) to:

(i)           (1) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares or (2) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Visor Options, Visor Restricted Shares or Visor Warrants with respect thereto except, in each case:

(A)           for the declaration and payment of dividends by a direct or indirect wholly-owned subsidiary of Visor solely to its parent,

(B)           in connection with intercompany purchases of capital stock or share capital, or

(C)           in connection with Visor’s payment of an individual’s taxes related to the exercise of a Visor Option or vesting of a Visor Restricted Share award;

(ii)           issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, (1) any shares of beneficial interests, capital stock or other ownership interest in Visor or any of its Subsidiaries, (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (3) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities or (4) take any action to cause to be exercisable any otherwise unexercisable option under any existing share option plan except, in each case: (A) for issuances of Visor Shares in respect of any exercise of Visor Options outstanding on the date hereof, (B) for transactions solely between or among Visor and its wholly-owned Subsidiaries or (C) as otherwise expressly provided by the terms of this Agreement;

(iii)           except as required by a Visor Plan, or as otherwise required by applicable Law or consistent with this Agreement, (A) increase the compensation or other benefits payable or provided to any of Visor’s or any of its Subsidiaries’ officers, directors, independent contractors, leased personnel or, except in the ordinary course of business consistent with past practice (including as a result of promotions), employees; (B) enter into, materially amend or terminate any employment termination, change of control, severance, retention or other Contract with any current or former employee, independent contractor or leased personnel of Visor or any of its Subsidiaries (exclusive of (1) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case consistent with past practice or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty); (C) establish, adopt, enter into, materially amend or terminate any Visor Plan for the benefit of any current or former officers, employees, independent contractors, leased personnel or any of their beneficiaries (exclusive of (1) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty) or (D) enter into or amend any collective bargaining agreement or other agreement with a union or labor organization in any case;

(iv)           amend, or propose to amend, or permit the adoption of any material amendment to the Organizational Documents of Visor, except as permitted pursuant to subsection (v) below;

(v)           effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, except as necessary to maintain its continued listing on NASDAQ (and if necessary for such purpose, such action shall not be deemed to violate any other provision of this Agreement);

(vi)           adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of Visor or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

(vii)           make any capital expenditure except for (A) expenditures required by existing Contracts, (B) expenditures in the amount set forth in Visor’s capital expenditure plan included in Section 5.02(b)(vii) of the Visor Disclosure Letter or (C) expenditures made in response to any emergency or accident, whether caused by war, terrorism, weather events, public health events, outages or otherwise (whether or not covered by insurance);

(viii)           acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for (A) the purchase of assets from suppliers or vendors in the ordinary course of business and (B) transactions with a value less than $100,000 in any single instance or $500,000 in the aggregate;

(ix)           except in the ordinary course of business, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for (1) intercompany transactions or arrangements, (2) agreements or arrangements or borrowings incurred under Visor’s existing credit facilities and (3) short-term indebtedness incurred in the ordinary course of business; (B) make any loans or advances to any other Person other than intercompany transactions or arrangements or (C) make any capital contributions to, or investments in, any other Person except for intercompany transactions or arrangements;

(x)           enter into any Contract that would materially restrict, after the Effective Time, Visor and its Subsidiaries (including the Surviving Company and its Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

(xi)           except in the ordinary course of business, sell, transfer, assign, mortgage, encumber or otherwise dispose of any assets with a fair market value in excess of $100,000 in the aggregate;

(xii)           commence, pay, discharge, settle, compromise or satisfy any pending or threatened litigation, arbitration, proceedings or claims other than any monetary settlement entered in the ordinary course of business consistent with past practice in an amount less than $100,000 in any single instance or $500,000 in the aggregate;

(xiii)           change any of its financial or Tax accounting methods or practices in any respect, except as required by GAAP or Law;

(xiv)           (A) change or revoke any material Tax election with respect to Visor or any of its Subsidiaries, (B) file any material amended Tax Return or claim for refund of material Taxes with respect to Visor or any of its Subsidiaries, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) affecting any material Tax liability or refund of material Taxes with respect to Visor or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to Visor or any of its Subsidiaries or (E) settle or compromise any material Tax liability or refund of material Taxes with respect to Visor or any of its Subsidiaries;

(xv)           other than in the ordinary course of business, enter into any Contract or waive, release or assign any rights or claims under, or renew, modify or terminate, any Visor Material Contract (other than intercompany transactions, agreements or arrangements), in any material respect in a manner which taken as a whole is adverse to Visor or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby past the Termination Date (or any extension thereof);

(xvi)           cease to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for the nature of the property so insured and for companies engaged in the respective businesses of Visor and its Subsidiaries, to the extent available on commercially reasonable terms; or

(xvii)           agree or commit to take any of the actions described in clauses (i) through (xvi) of this Section 5.02(b).

ARTICLE 6

ADDITIONAL COVENANTS OF THE PARTIES

6.01         Investigation.

(a)           Each of Union and Visor shall afford to the other party and to the Representatives of such other party reasonable access during normal business hours, during the Pre-Closing Period, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other documents filed or received by it pursuant to the requirements of applicable Law and with such additional financing, operating and other data and information regarding Union and its Subsidiaries, as Visor may reasonably request in connection with activities related to the completion of the transactions contemplated by this Agreement (collectively, the “Activities”), or regarding Visor and its Subsidiaries, as Union may reasonably request in connection with the Activities, as the case may be. Notwithstanding the foregoing, neither Union nor Visor nor their respective Subsidiaries shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party (provided that Visor or Union, as the case may be, has used commercially reasonable efforts to find an alternative way to provide the access or information contemplated by this Section 6.01), would cause a risk of a loss of privilege to such party or any of its Subsidiaries, would constitute a violation of any applicable Law or would otherwise disclose competitively sensitive material.

(b)           The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be deemed to be Confidential Information, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.

6.02         Registration Statement and Proxy Statement for Shareholder Approval. As soon as practicable, and in any event within forty (40) Business Days following the execution of this Agreement, (A) Visor and Union shall jointly prepare a joint proxy statement (the “Joint Proxy Statement”) in preliminary form, which shall contain each of the Visor Recommendation and Union Recommendation (unless, in either case, a Visor Adverse Recommendation Change or a Union Adverse Recommendation Change, as applicable, has occurred), and (B) Visor shall prepare and file with the SEC (i) a registration statement on Form S-4, in which the Joint Proxy Statement shall be included and (ii) a prospectus relating to the Visor Shares to be offered and sold pursuant to this Agreement and the Merger (such registration statement together with the amendments and supplements thereto, the “Registration Statement”). Visor shall use its commercially reasonable efforts, and Union shall reasonably cooperate with Visor in such efforts, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the transactions contemplated by this Agreement, including the Merger. Each of Visor and Union shall use its respective commercially reasonable efforts to mail the Joint Proxy Statement to its shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Visor shall also use commercially reasonable efforts to take any action required to be taken under any applicable state securities Laws and other applicable Laws in connection with the issuance of Visor Shares pursuant to this Agreement, and each party shall furnish all information concerning Union, Visor and the holders of capital stock of Union and Visor, as applicable, as may be reasonably requested by another party in connection with any such action and the preparation, filing and distribution of the Joint Proxy Statement. No filing of, or amendment or supplement to, or material correspondence to the SEC or its staff with respect to the Registration Statement shall be made by Visor, or with respect to the Joint Proxy Statement shall be made by Union, Visor or any of their respective Subsidiaries, without providing the other party a reasonable opportunity to review and comment thereon. Visor shall advise Union, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Visor Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Visor and Union shall advise the other, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Union or Visor, or any of their respective affiliates, officers or directors, is discovered by Union or Visor which should be set forth in an amendment or supplement to either the Registration Statement or the Joint Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to either Visor Shareholders or Union Shareholders, as applicable.

6.03         Shareholders’ Meetings.

(a)           Union shall take all action necessary in accordance with applicable Law and Union Organizational Documents to duly give notice of, convene and hold a meeting of Union Shareholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to approve the adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger (the “Union Shareholders’ Meeting”). Subject to Section 6.04(b) and 6.04(c), Union will, through the Union Board, recommend that Union Shareholders adopt this Agreement and will use commercially reasonable efforts to solicit from Union Shareholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of Union Shareholders required by the rules of the NASDAQ or applicable Law to obtain such approvals.

(b)           Visor shall take all action necessary in accordance with applicable Law and Visor Organizational Documents to duly give notice of, convene and hold a meeting of the Visor Shareholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to obtain the Visor Shareholder Approval (the “Visor Shareholders’ Meeting”). Subject to Section 6.04(e) and 6.04(f), Visor will, through the Visor Board, recommend that the Visor Shareholders approve the proposals to approve this Agreement and to issue shares in accordance with its provisions and will use commercially reasonable efforts to solicit from the Visor Shareholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of the Visor Shareholders required by the rules of the NASDAQ or applicable Law to obtain such approvals.

(c)           Union and Visor shall use their commercially reasonable efforts to hold the Union Shareholders’ Meeting and the Visor Shareholders’ Meeting on the same date and as soon as practicable after the date of this Agreement.

6.04         Non-Solicitation.

(a)           Union agrees that, except as expressly contemplated hereby, neither it nor any of its Subsidiaries shall, and Union shall, and shall cause its Subsidiaries to, instruct its and their respective Representatives not to directly or indirectly (i) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to Union; (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Union or any of its Subsidiaries or afford access to the properties, books or records of Union or any of its Subsidiaries to any Person that has made an Acquisition Proposal with respect to Union or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, with respect to an Acquisition Proposal with respect to Union (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.04). Union shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, promptly upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Visor and its Affiliates) conducted heretofore by Union or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, Union will promptly discontinue access by any Person (other than Visor and its Affiliates) to any data room (virtual or otherwise) established by Union or its Representatives for such purpose. Within ten (10) Business Days from the date hereof, Union shall request the return or destruction of all confidential, non-public information provided to third parties that have entered into confidentiality agreements with Union or any Subsidiary thereof since December 1, 2012, relating to an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, prior to obtaining Union Shareholder Approval, Union and the Union Board may take any actions described in clause (ii) of this Section 6.04(a) with respect to a third party if (x) Union receives a written Acquisition Proposal with respect to Union from such third party (and such Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or facilitated in violation of this Section 6.04) and (y) such proposal constitutes, or the Union Board determines in good faith that such proposal is reasonably be expected to lead to, a Superior Proposal with respect to Union; provided, that Union may deliver non-public information to such third party only pursuant to a confidentiality agreement containing terms no less favorable to Union with respect to confidentiality than the terms of the Confidentiality Agreement (including with any standstill agreement or similar provisions) (an “Acceptable Confidentiality Agreement”) and sends a copy of such Agreement to Visor promptly following its execution. Nothing contained in this Section 6.04 shall prohibit Union or the Union Board from taking and disclosing to Union Shareholders a position with respect to an Acquisition Proposal with respect to Union pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, if the Union Board has reasonably determined in good faith that the failure to do so would be reasonably likely to be a breach of its fiduciary duties to the Union Shareholders; provided, that this sentence shall not permit the Union Board to make a Union Adverse Recommendation Change, except to the extent permitted by Section 6.04(b) or Section 6.04(c).

(b)           Neither the Union Board nor any committee thereof shall directly or indirectly (i) withhold, withdraw (or amend, qualify or modify in a manner adverse to Visor or Merger Sub), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to Visor or Merger Sub), the approval, recommendation or declaration of advisability by the Union Board or any such committee of the transactions contemplated by this Agreement; (ii) propose publicly to recommend, adopt or approve any Acquisition Proposal with respect to Union or (iii) fail to reaffirm or re-publish the Union Recommendation within five (5) Business Days of being requested by Visor to do so (any action described in this sentence being referred to as a “Union Adverse Recommendation Change”). For the avoidance of doubt, a change of Union Recommendation to “neutral” is a Union Adverse Recommendation Change. Notwithstanding the foregoing, at any time prior to obtaining Union Shareholder Approval, and subject to Union’s compliance at all times with the provisions of this Section 6.04 and Section 6.03, in response to a Superior Proposal with respect to Union that has not been withdrawn and did not result from a breach of Section 6.04(a), the Union Board may make a Union Adverse Recommendation Change; provided, however, that unless the Union Shareholders’ Meeting is scheduled to occur within the next ten (10) Business Days, Union shall not be entitled to exercise its right to make a Union Adverse Recommendation Change in response to a Superior Proposal with respect to Union (x) until five (5) Business Days after Union provides written notice to Visor advising Visor that the Union Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal; (y) if during such five (5) Business Day period, Visor irrevocably proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Union Board determines in good faith, after good faith negotiations between Union and Visor (if such negotiations are requested by Visor) during such five (5) Business Day period (after and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such alternative transaction proposal is not at least as favorable to Union and its shareholders as the Superior Proposal and (z) unless the Union Board determines that the failure to make a Union Adverse Recommendation Change would be a breach of its fiduciary obligations.

(c)           Notwithstanding the first sentence of Section 6.04(b), at any time prior to obtaining Union Shareholder Approval, in connection with any Intervening Event, the Union Board may make a Union Adverse Recommendation Change, after the Union Board (i) determines in good faith that the failure to make such Union Adverse Recommendation Change would be a breach of its fiduciary duties to the shareholders of Union, (ii) determines in good faith that the reasons for making such Union Adverse Recommendation Change are independent of and unrelated to any pending Acquisition Proposal with respect to Union and (iii) provides written notice to Visor (a “Union Notice of Change”) advising Visor that the Union Board is contemplating making a Union Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that, unless the Union Shareholders’ Meeting is scheduled to occur within the next five (5) Business Days, (x) the Union Board may not make such a Union Adverse Recommendation Change until the fifth Business Day after receipt by Visor of a Union Notice of Change and (y) during such five (5) Business Day period, at the request of Visor, Union shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Union Board not to make such Union Adverse Recommendation Change, consistent with its fiduciary duties.

(d)           Visor agrees that, except as expressly contemplated hereby, neither it nor any of its Subsidiaries shall, and Visor shall, and shall instruct its Subsidiaries to, instruct its and their respective Representatives not to directly or indirectly (i) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to Visor; (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Visor or any of its Subsidiaries or afford access to the properties, books or records of Visor or any of its Subsidiaries to any Person that has made an Acquisition Proposal with respect to Visor or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement with respect to an Acquisition Proposal with respect to Visor (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.04). Visor shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, promptly upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Union and its Affiliates) conducted heretofore by Visor or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, Visor shall promptly discontinue access by any Person (other than Union and its Affiliates) to any data room (virtual or otherwise) established by Visor or its Representatives for such purpose. Within ten (10) Business Days from the date hereof, Visor shall request the return or destruction of all confidential, non-public information provided to third parties that have entered into confidentiality agreements with Visor or any Subsidiary thereof since December 1, 2012, relating to an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Visor Shareholder Approval, Visor and the Visor Board may take any actions described in clause (ii) of this Section 6.04(d) with respect to a third party if (x) Visor receives a written Acquisition Proposal with respect to Visor from such third party (and such Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or facilitated in violation of this Section 6.04) and (y) such proposal constitutes, or the Visor Board determines in good faith that such proposal is reasonably be expected to lead to, a Superior Proposal with respect to Visor; provided, that Visor may deliver non-public information to such third party only pursuant to an Acceptable Confidentiality Agreement (but in relation to Visor rather than Union). Nothing contained in this Section 6.04 shall prohibit Visor or the Visor Board from taking and disclosing to the Visor Shareholders a position with respect to an Acquisition Proposal with respect to Visor pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, if the Visor Board has reasonably determined in good faith that the failure to do so would be reasonably likely to be a breach of its fiduciary duties; provided, that this sentence shall not permit the Visor Board to make a Visor Adverse Recommendation Change, except to the extent permitted by Section 6.04(e) or Section 6.04(f).

(e)           Neither the Visor Board nor any committee thereof shall directly or indirectly (1) withhold, withdraw (or amend, qualify or modify in a manner adverse to Union) or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to Union), the approval, recommendation or declaration of advisability by the Visor Board or any such committee of the transactions contemplated by this Agreement including the issuance of Visor Shares in the Merger; (ii) propose publicly to recommend, adopt or approve any Acquisition Proposal with respect to Visor or (iii) fail to reaffirm or re-publish the Visor Recommendation within five (5) Business Days of being requested by Union to do so (any action described in this sentence being referred to as a “Visor Adverse Recommendation Change”). For the avoidance of doubt, a change of Visor Recommendation to “neutral” is a Visor Adverse Recommendation Change. Notwithstanding the foregoing, at any time prior to obtaining the Visor Shareholder Approval, and subject to Visor’s compliance at all times with the provisions of this Section 6.04 and Section 6.03, in response to a Superior Proposal with respect to Visor that has not been withdrawn and did not result from a breach of Section 6.04(d), the Visor Board may make a Visor Adverse Recommendation Change; provided, however, that unless the Visor Shareholders’ Meeting is scheduled to occur with the next ten (10) Business Days, Visor shall not be entitled to exercise its right to make a Visor Adverse Recommendation Change in response to a Superior Proposal with respect to Visor (x) until five (5) Business Days after Visor provides written notice to Union advising Union that the Visor Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal; (y) if during such five (5) Business Day period, Union irrevocably proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Visor Board determines in good faith, after good faith negotiations between Visor and Union (if such negotiations are requested by Union) during such five (5) Business Day period (after and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such alternative transaction proposal is not at least as favorable to Visor and its shareholders as the Superior Proposal and (z) unless the Visor Board determines that the failure to make a Visor Adverse Recommendation Change would be a breach of its fiduciary obligations.

(f)           Notwithstanding the first sentence of Section 6.04(e), at any time prior to obtaining the Visor Shareholder Approval, in connection with any Intervening Event, the Visor Board may make a Visor Adverse Recommendation Change after the Visor Board (i) determines in good faith that the failure to make such Visor Adverse Recommendation Change would be a breach of its fiduciary duties, (ii) determines in good faith that the reasons for making such Visor Adverse Recommendation Change are independent and unrelated to any pending Acquisition Proposal with respect to Union and (iii) provides written notice to Union (a “Visor Notice of Change”) advising Union that the Visor Board is contemplating making a Visor Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that, unless the Visor Shareholders’ Meeting is scheduled to occur within the next five (5) Business Days, (x) the Visor Board may not make such a Visor Adverse Recommendation Change until the fifth Business Day after receipt by Union of the Visor Notice of Change and (y) during such five (5) Business Day period, at the request of Union, Visor shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Visor Board not to make such Visor Adverse Recommendation Change, consistent with its fiduciary duties.

(g)           The parties agree that in addition to the obligations of Union and Visor set forth in paragraphs (a) through (f) of this Section 6.04, as promptly as practicable after receipt thereof, Union or Visor, as applicable, shall advise Visor or Union, respectively, in writing of any request for information or any Acquisition Proposal with respect to such party received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal with respect to such party, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and Union or Visor, as applicable, shall promptly provide to Visor or Union, respectively, copies of any written materials received by Union or Visor, as applicable, in connection with any of the foregoing and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of Union and Visor agrees that it shall simultaneously provide to the other any non-public information concerning itself or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to the other. Union and Visor shall keep Visor and Union, respectively, fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). Each of Union and Visor agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permitted under applicable Law, any such standstill or similar agreement to which it is a party.

6.05         Regulatory Approvals; Additional Agreements.

(a)           In the event that the transactions contemplated by this Agreement require a filing to be made under the HSR Act in order to comply with such act, then within twenty (20) Business Days of the date that the parties mutually determine in good faith that such a filing is required Union and Visor each shall file with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice Notification and Report Forms relating to the transactions contemplated by this Agreement. Within twenty (20) Business Days of the date (if any) that Union and Visor mutually determined in good faith that any documents are required to be filed with any Governmental Body pursuant to the merger notification or control Laws of applicable foreign jurisdictions with respect to the transactions contemplated by this Agreement, then each party shall use commercially reasonable efforts to file all such other documents.

(b)           Visor and Union each shall promptly (i) supply the other with any information required in order to effectuate the filings described in this Section 6.05, (ii) supply additional information reasonably required by a Governmental Body and, (iii) subject to applicable legal limitations and the instructions of any Governmental Body, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of communications received from any Governmental Body. Neither Visor nor Union shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Body in connection with such filings without using commercially reasonable efforts to give (to the extent feasible and appropriate) the other prior notice of the meeting or conversation and, unless prohibited by such Governmental Body, a reasonable opportunity to attend or participate. The parties shall reasonably consult and cooperate with one another and permit the other party or its counsel to review in advance any proposed written communication by such party to any Governmental Body in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to antitrust or merger control Laws in connection with the transactions contemplated by this Agreement.

(c)           Each of Union and Visor shall (i) give the other party prompt notice of the commencement or written threat of commencement of any legal proceeding by or before any Governmental Body with respect to the transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such legal proceeding or threat and (iii) reasonably cooperate with each other and use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d)           Subject to the conditions and upon the terms of this Agreement, each of Visor and Union shall use commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, each party to this Agreement shall use commercially reasonable efforts (i) to cooperate with the other party, execute and deliver such further documents, certificates, agreements and instruments and take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (ii) to give all notices required to be made and given by such party in connection with the transactions contemplated by this Agreement and (iii) to obtain each approval, consent, ratification, permission and waiver of authorization required to be obtained from a Governmental Body or a party to any material Contract; provided, that, notwithstanding anything to the contrary contained in this Agreement, in no event shall (A) Union or Visor or any of their respective Subsidiaries be required to pay any fee, penalty or other consideration to any third party for any approval, consent, ratification, permission or waiver of authorization required to be obtained from parties to any material Contracts or (B) the receipt of any such approval, consent, ratification, permission or waiver of authorization required to be obtained from parties to any material Contracts be a condition to any party’s obligations hereunder.

6.06         Employee and Labor Matters.

(a)           With respect to the compensation and benefits to be provided after the Effective Time in respect of individuals who are employees of Union or its Subsidiaries as of the Effective Time (the “Union Employees”) and to individuals who are employees of Visor or its Subsidiaries as of the Effective Time (the “Visor Employees” and, together with Union Employees, the “Employees”) who are not represented by a union or labor organization with respect to the terms and conditions of their employment nor employed pursuant to the terms of a collective bargaining agreement, Union and Visor have agreed that, consistent with the current practices of Union and Visor, the Surviving Company and Visor shall seek, after the Effective Time, to attract and retain superior quality executive, managerial, technical and administrative personnel in every market in which they conduct activities and will generally implement compensation and benefit plans and policies necessary or appropriate to achieve this objective.

(b)           For all purposes under the employee benefit plans of Visor and its Subsidiaries providing benefits to any Employees after the Effective Time (the “New Plans”), each Union Employee shall be credited with his or her years of service with Union and its Subsidiaries before the Effective Time for purposes of vesting, benefits eligibility and level of benefits, and each Visor Employee shall be credited with his or her years of service with Visor and its Subsidiaries before the Effective Time for such purposes, to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under any similar Union Plan or Visor Plan, as applicable; provided, however, that such service crediting shall not be required (i) to the extent it would result in a duplication of benefits or (ii) to the extent Union Employees and Visor Employees are equally affected without regard to whether employment before the Effective Time was with Union and its Subsidiaries or Visor and its Subsidiaries (for example, in the event a New Plan is adopted for Employees under which no participants receive credit for service before the effective date of the New Plan).

(c)           Visor and Union shall take all actions necessary or desirable to cause (i) each Visor Option that is outstanding immediately prior to the Effective Time to become fully vested and exercisable at the Effective Time and to remain exercisable for the remainder of its term and (ii) each Visor Restricted Share that is outstanding immediately prior to the Effective Time to become fully vested and free of any forfeiture restrictions at the Effective Time. Visor shall provide Union with drafts of, and a reasonable opportunity to comment upon, all resolutions and other documents as may be required to effectuate the provisions of this Section 6.06(c).

(d)           No person, including any Union Employee or Visor Employee (or dependent thereof), is a third party beneficiary of any term of this Section 6.06. Nothing herein expressed or implied shall confer upon any Union Employee or Visor Employee or any other employee, former employee, leased employee, independent contractor or consultant of Union or Visor or their respective Subsidiaries any right s or remedies, including the right to employment or continued employment with Visor or the Surviving Company for any specified period, under or by reason of this Agreement. The provisions of this Section 6.06 shall not be construed to prevent the amendment or termination of any particular Union Plan, Visor Plan or New Plan. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or amendment to, any Union Plan, Visor Plan or New Plan, and no person participating in any such plan shall have any claim or cause of action, under ERISA or otherwise, in respect of the provisions of this Agreement as it relates to any such plan or otherwise.

6.07         Indemnification of Officers and Directors.

(a)           From and after the Effective Time, each of Visor and the Surviving Company agrees that it shall, as applicable, indemnify, defend and hold harmless, in such scope and amount as was provided by Union immediately prior to the Effective Time, each present and former director, officer and employee of Union, each present and former director, member of the board of directors, officer and employee of any of Union’s Subsidiaries and any fiduciary under any Union Plan (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was a director, officer, employee or fiduciary of Union or a member of the board of directors, officer, employee or fiduciary of any of its Subsidiaries or a fiduciary under any Union Plan, whether asserted or claimed prior to, at or after the Effective Time (including with respect to any acts or omissions in connection with this Agreement and the transactions and actions contemplated by this Agreement), to the extent and in accordance with the procedures that Union would have under applicable Law and the applicable Organizational Documents (and, to the extent not contrary to applicable Law or its Organizational Documents, any indemnification agreement) in effect on the date of this Agreement to indemnify such Person, and Visor or the Surviving Company shall also promptly advance expenses as incurred in advance of any final disposition of any such claim, action, suit, proceeding or investigation to the extent and in accordance with the procedures that Union or its applicable Subsidiary would have under applicable Law or its Organizational Documents (and, to the extent not contrary to applicable Law or its Organizational Documents, any indemnification agreement) in effect on the date of this Agreement; provided, however, that the Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law or the applicable Organizational Documents (as in effect on the date hereof), to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, and provided, further, that any determination required to be made with respect to whether a director’s, officer’s, employee’s or fiduciary’s conduct complied with the standards set forth under applicable Law and the applicable Organizational Documents (or the applicable organizational documents of a Subsidiary or Union Plan) shall be made by independent counsel selected by the Indemnified Party. In the event of any claim, action, suit, proceeding or investigation, (i) neither Visor nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation (and in which indemnification could be sought by Indemnified Parties hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation or such Indemnified Party otherwise consents in writing, and (ii) the Surviving Company shall cooperate in the defense of such matter. The parties agree that this Section 6.08(a) does not purport to limit any rights that any Indemnified Party may have under any employment agreement, indemnification agreement, or Union Plan in effect on the date of this Agreement and disclosed to either party prior to the execution hereof, which provisions shall not be amended, repealed or otherwise modified in any manner that would materially adversely affect the rights thereunder of any such individual.

(b)           From and after the Effective Time, Visor shall, and shall cause the Surviving Company to, honor all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of Union or its Subsidiaries as provided in their respective Organizational Documents or in any agreement to which Union or any of its Subsidiaries is a party, which rights shall survive the Merger and shall continue in full force and effect to the extent permitted by Law. No such provision in any Organizational Document or other agreement of the Surviving Company or any Subsidiary of Union shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder to any such individual with respect to acts or omissions occurring at or prior to the Effective Time. In addition, from and after the Effective Time, all directors, officers and employees and all fiduciaries currently indemnified under a Union Plan who become directors, officers, employees or fiduciaries under a Visor Plan shall be entitled to the indemnity, advancement and exculpation rights and protections afforded to directors, officers and employees or fiduciaries under the applicable Visor Plan. From and after the Effective Time, Visor shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Company and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 6.08.

(c)           The Surviving Company shall, in its sole discretion, either (i) continue to maintain in effect for a period of at least six (6) years from and after the Effective Time for the Persons who, as of the date of this Agreement, are covered by Union’s directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) D&O Insurance with recognized insurance companies and with terms, conditions, retentions and levels of coverage at least as favorable as provided in Union’s existing policies as of the date of this Agreement, or, if such insurance is unavailable, the Surviving Company (or its successor) shall purchase the best available D&O Insurance from a recognized insurance company for such six-year period with terms, conditions, retentions and with levels of coverage at least as favorable as provided in Union’s existing policies as of the date of this Agreement; or (ii) obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time with recognized insurance companies for the Persons who, as of the date of this Agreement, are covered by Union’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as Union’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated by this Agreement), with respect to Union’s D&O Insurance.

(d)           If Visor or the Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Visor or the Surviving Company shall assume all of the obligations set forth in this Section 6.07.

(e)           The rights of the Indemnified Parties under this Section 6.07 shall be in addition to any rights such Indemnified Parties may have under the Organizational Documents of Union or the comparable documents of any of Union’s Subsidiaries, or under any applicable Contracts or Laws in effect on the date of this Agreement and, in the case of such documents and Contracts, disclosed to Visor prior to the execution hereof, and Visor shall, and shall cause the Surviving Company to, honor and perform under all indemnification agreements entered into by Union or any of its Subsidiaries in effect on the date of this Agreement and disclosed to Visor prior to the execution hereof.

6.08         Public Disclosure. The initial press release relating to this Agreement shall be a joint press release, and thereafter Visor and Union shall consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the other transactions contemplated hereby; provided, however, that no such consultation shall be required if, prior to the date of such release or public statement, a Union Adverse Recommendation Change or a Visor Adverse Recommendation Change shall have occurred in compliance in all respects with the terms of Section 6.04 of this Agreement. No provision of this Agreement shall prohibit either Union or Visor from issuing any press release or public statement in the event of a Union Adverse Recommendation Change or a Visor Adverse Recommendation Change in compliance in all respects with the terms of Section 6.04 of this Agreement.

6.09         NASDAQ Listing of Additional Shares. Visor shall, in accordance with the requirements of the NASDAQ Stock Market LLC, file with the NASDAQ Stock Market LLC a Listing of Additional Shares Notice covering the Visor Shares to be issued to Union Shareholders pursuant to this Agreement, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing Date.

6.10         Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated by this Agreement, each of Visor and Union and the members of its respective board of directors, to the extent permissible under applicable Law, shall grant such approvals and take such actions, in accordance with the terms of this Agreement, as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable, and in any event prior to the Termination Date, on the terms and conditions contemplated hereby and otherwise, to the extent permissible under applicable Law, act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

6.11         Section 16. Visor shall, prior to the Effective Time, cause the Visor Board to approve the issuance of Visor Shares in connection with the Merger with respect to any employees of Union who, as a result of their relationship with Visor as of or following the Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3. Prior to the Effective Time, the Union Board shall approve the disposition of Union equity securities (including derivative securities) in connection with the Merger by those directors and officers of Union subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3.

6.12         Ticker Symbol. Visor shall seek the approval of the NASDAQ Stock Market LLC to change the ticker symbol for its shares listed on the NASDAQ Capital Market to “CGNT” upon the Effective Time.

6.13         Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Visor shall be amended and restated so as to read in their entirety as set forth on Exhibit A, including that Visor’s name shall be changed to “Cogentix Medical, Inc.,” and, as amended, shall be the certificate of incorporation of Visor until thereafter amended in accordance with the terms thereof or as provided by applicable Law.

6.14         No Control of Other Party’s Business. Nothing contained in this Agreement shall give Union, directly or indirectly, the right to control or direct Visor’s operations or give Visor, directly or indirectly, the right to control or direct Union’s operations prior to the Effective Time. Prior to the Effective Time, each of Union and Visor shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE 7

CONDITIONS TO CLOSING

7.01         Conditions to All Parties’ Obligations. The obligations of Visor and Union to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Visor and Union of the following conditions:

(a)           The approvals required by clauses (i), (ii), (iii), (v), (vi) and (vii) of the definition of Visor Shareholder Approval shall have been attained;

(b)           The Union Shareholder Approval shall have been attained;

(c)           No provision of any applicable Law and no decree, injunction or order (preliminary or otherwise) shall be in effect that prohibits the consummation of the Merger or the other transactions contemplated hereby;

(d)           The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the use of the Registration Statement or the Joint Proxy Statement shall have been issued by the SEC or any securities administrator of any state or country, nor shall proceedings seeking a stop order been initiated or, to Visor’s Knowledge or Union’s Knowledge, as the case may be, be threatened by the SEC or any securities administrator of any state or country;

(e)           (i) The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, and (ii) any mandatory waiting period or required consent under any other applicable competition or antitrust Law or regulation shall have expired or been obtained, except where the failure to observe such waiting period or obtain a consent referred to in this clause (ii) would not reasonably be expected to delay or prevent the consummation of the Merger or have a material adverse effect on the expected benefits of the Merger to Union and Visor, taken as a whole; and

(f)           There shall be no Action pending against Visor, Merger Sub or Union or any of their respective Affiliates by any Governmental Body (i) seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of, or to have rescinded, the Merger; (ii) seeking material damages in connection with the Merger; or (iii) seeking to impose any criminal sanctions or liability on Visor, Merger Sub or Union in connection with the Merger.

7.02         Conditions to Visor’s and Merger Sub’s Obligations. The obligation of Visor and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a)           (i) Each of the representations and warranties of Union contained in ARTICLE 3 (other than the representations and warranties contained in Section 3.02 and Section 3.03) that is (1) qualified as to or by Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (2) not qualified as to or by Material Adverse Effect shall be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of any such representation and warranty referred to in this clause (2) to be true and correct has not had or would not reasonably be expected to have a Material Adverse Effect, and (ii) the representations and warranties contained in Section 3.02 and Section 3.03 shall be true and correct in all respects, on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (other than with respect to the representations and warranties contained in Section 3.03 de minimis in accuracies);

(b)           Union shall have performed in all material respects all of the covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date;

(c)           Since the date of this Agreement, there shall not have been or occurred any Material Adverse Effect;

(d)           Union shall have delivered to Visor each of the following:

(i)           a certificate of Union executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Sections 7.02(a), 7.02(b) and 7.02(c) have been satisfied;

(ii)           certified copies of the resolutions duly adopted by the Union Board authorizing the execution, delivery and performance of this Agreement, the Merger and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby, and

(iii)           (A) a certified copy of the articles of incorporation of Union and (B) a certificate of good standing from the Secretary of State of the State of Minnesota dated within five (5) Business Days of the Closing Date; and

(e)           The Voting Agreement with the Union Shareholders set forth on Schedule 1 remains in effect and has not been terminated, amended, modified or repudiated.

7.03         Conditions to Union’s Obligations. The obligations of Union to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a)           (i) Each of the representations and warranties of Visor and Merger Sub contained in ARTICLE 4 (other than the representations and warranties contained in Section 4.02 and Section 4.03) that is (1) qualified as to or by Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (2) not qualified as to or by Material Adverse Effect shall be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of any such representation and warranty referred to in this clause (2) to be true and correct has not had or would not reasonably be expected to have a Material Adverse Effect, and (ii) the representations and warranties contained in Section 4.02 and Section 4.03 shall be true and correct in all respects, on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (other than with respect to the representations and warranties contained in Section 4.03 de minimis in accuracies);

(b)           Each of Visor and Merger Sub shall have performed in all material respects all of its respective covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date;

(c)           Since the date of this Agreement, there shall not have been or occurred any Material Adverse Effect;

(d)           Visor shall have delivered to Union each of the following:

(i)           a certificate of Visor executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Sections 7.03(a), 7.03(b) and 7.03(c) have been satisfied;

(ii)           certified copies of the resolutions duly adopted by each of the Visor Board and Merger Sub Board authorizing the execution, delivery and performance of this Agreement, the Merger and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby, and

(iii)           (A) a certified copy of the Visor Organizational Documents (including the certificate of incorporation as amended and restated pursuant to this Agreement); (B) a certified copy of the Merger Sub Organizational Documents and (C) certificates of good standing in their respective jurisdictions of organization, or their equivalents, dated within five (5) Business Days of the Closing Date;

(e)           The Voting Agreement with the Visor Shareholders set forth on Schedule 1 remains in effect and has not been terminated, amended, modified or repudiated;

(f)           All required action shall have been taken so that as of the Effective Time, the certificate of incorporation of Visor shall be amended as set forth on Exhibit A;

(g)           Visor shall have filed with the NASDAQ the Listing of Additional Shares Notice with respect to the Visor Shares issued or issuable pursuant to this Agreement, and such Visor Shares shall have been approved and authorized for listing on the NASDAQ;

(h)           The approvals required by clause (iv) of the definition of Visor Shareholder Approval shall have been attained;

(i)           Visor shall have increased the number of Visor Shares available for issuance pursuant to equity-based awards under the Visor Plans if requested by Union as contemplated in clause (ii) of the fifth recital; and

(j)           The Visor Convertible Debt and Warrant Amendments have not been terminated, amended, modified or repudiated, and will automatically become effective without any further action by Visor or Mr. Pell at the Effective Time.

7.04         Waiver of Conditions. All conditions to the closing of the Merger shall be deemed to have been satisfied or waived from and after the Effective Time.

ARTICLE 8

TERMINATION

8.01         Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)           by the mutual written consent of Visor and Union;

(b)           by Visor, if:

(i)           at any time prior to the Effective Time, if any of Union’s covenants, representations or warranties contained in this Agreement shall have been breached or any of Union’s representations and warranties shall have become untrue, such that any of the conditions set forth in Section 7.01, 7.02 or 7.03 would not be satisfied, and such breach is (A) is incapable of being cured by Union or (B) shall not have been cured within forty-five (45) days of receipt by Union of written notice of such breach describing in reasonable detail such breach;

(ii)           If the Union Board or any committee thereof (A) shall make a Union Adverse Recommendation Change, (B) shall not include the Union Recommendation in the Joint Proxy Statement or (C) shall publicly propose or allow Union to publicly propose to take any of the actions in clause (A) or (B) of this Section 8.01(b)(ii);

(iii)           if Union materially breaches Section 6.04 or

(iv)           at any time prior to obtaining Visor Shareholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal, in each case if Visor has complied with its obligations under Section 6.04 and, in connection with the termination of this Agreement, Visor pays to Union in immediately available funds the Termination Fee required to be paid by Section 8.03(b);

(c)           by Union, if:

(i)           at any time prior to the Effective Time, any of Visor’s or Merger Sub’s covenants, representations or warranties contained in this Agreement shall have been breached or any of Visor’s and Merger Sub’s representations and warranties shall have become untrue, such that any of the conditions set forth in Section 7.01, 7.02 or 7.03 of this Agreement would not be satisfied, and such breach (A) is incapable of being cured by Visor or Merger Sub, as the case may be, or (B) shall not have been cured within forty-five (45) days of receipt by Visor of written notice of such breach describing in reasonable detail such breach;

(ii)           if the Visor Board or any committee thereof (A) shall make a Visor Adverse Recommendation Change, (B) shall not include the Visor Recommendation in the Joint Proxy Statement or (C) shall publicly propose to or allow Visor to publicly propose to take any of the actions in clause (A) or (B) of this Section 8.01(c)(ii);

(iii)           if Visor materially breaches Section 6.04 or the Visor Convertible Debt and Warrant Amendments have been terminated, amended, modified or repudiated; or

(iv)           at any time prior to obtaining Union Shareholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal, in each case if Union has complied with its obligations under Section 6.04 and, in connection with the termination of this Agreement, Union pays to Visor in immediately available funds the Termination Fee and Expenses required to be paid by Section 8.03(b);

(d)           by either Visor or Union if:

(i)           the transactions contemplated by this Agreement shall violate any order, decree or ruling of any court or Governmental Body that shall have become final and non-appealable or there shall be a Law that makes the transactions contemplated hereby illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 8.01(d)(i) shall not be available to any party whose failure to comply with Section 6.04, Section 6.03 or any other provision of this Agreement has been a proximate cause of, or resulted in, such action;

(ii)           the Merger contemplated hereby has not been consummated by 5:00 p.m., New York time on September 30, 2015 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(d)(ii) shall not be available to Visor or Union if such Person is then in material breach or material violation of any covenant contained in this Agreement; provided, further, that the right to terminate this Agreement under this Section 8.01(d)(ii) shall not be available to any party whose action or failure to act has been the primary cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement by such party;

(iii)           the required approval of Union Shareholders contemplated hereby at the Union Shareholders’ Meeting shall not have been obtained; provided, that the right to terminate this Agreement under this Section 8.01(d)(iii) shall not be available to Union where the failure to obtain the required approval of Union Shareholders shall have been caused by the action or failure to act of Union and such action or failure to act constitutes a material breach by Union of this Agreement;

(iv)           the required approval of the Visor Shareholders contemplated hereby at the Visor Shareholders’ Meeting shall not have been obtained; provided, that the right to terminate this Agreement under this Section 8.01(d)(iv) shall not be available to Visor where the failure to obtain the required approval of the Visor Shareholders shall have been caused by the actions or failure to act of Visor and such action or failure to act constitutes a material breach by Visor of this Agreement or

(v)           more than 10% of the issued and outstanding Union Shares shall be Union Dissenting Shares.

8.02         Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01 of this Agreement, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.02, Section 8.03 and ARTICLE 9 of this Agreement shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability or damages for any intentional breach of any provision contained in this Agreement or fraud.

8.03         Termination Fees.

(a)           In the event that (i) this Agreement is terminated by Union pursuant to Section 8.01(c)(ii) or Section 8.01(c)(iii) or (ii) this Agreement is terminated by Visor pursuant to Section 8.01(b)(iv), then Visor shall pay to Union (A) the Termination Fee (1) as promptly as possible (but in any event within three (3) Business Days) following such termination in the case of a termination pursuant to clause (i) above or (2) upon termination of this Agreement in the case of a termination pursuant to clause (ii) above and (B) the Expenses no later than three (3) Business Days after receipt of documentation supporting such Expenses. Union’s right to receive the one-time payment of the Termination Fee and the Expenses from Visor as provided in this Section 8.03(a) shall be the sole and exclusive remedy available to Union against Visor or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated by Union pursuant to Section 8.01(c)(ii) or Section 8.01(c)(iii) or by Visor pursuant to Section 8.01(b)(iv) (including if terminated or terminable pursuant to one or more of such provisions), and, upon such payment of the Termination Fee and the Expenses, none of Visor’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. The parties hereto acknowledge and agree that in no event shall Visor be required to pay the Termination Fee or the Expenses on more than one occasion.

(b)           In the event that (i) this Agreement is terminated by Visor pursuant to Section 8.01(b)(ii) or Section 8.01(b)(iii) or (ii) this Agreement is terminated by Union pursuant to Section 8.01(c)(iv), then Union shall pay to Visor (A) the Termination Fee (1) as promptly as possible (but in any event within three (3) Business Days) following such termination in the case of a termination pursuant to clause (i) above or (2) upon termination of this Agreement in the case of a termination pursuant to clause (ii) above and (B) the Expenses no later than three (3) Business Days after receipt of documentation supporting such Expenses. Visor’s right to receive the one-time payment of the Termination Fee and the Expenses from Union as provided in this Section 8.03(b) shall be the sole and exclusive remedy available to Visor against Union or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated by Visor pursuant to Section 8.01(b)(ii) or Section 8.01(b)(iii) or by Union pursuant to Section 8.01(c)(iv) (including if terminated or terminable pursuant to one or more of such provisions), and, upon such payment of the Termination Fee and the Expenses, none of Union’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. The parties hereto acknowledge and agree that in no event shall Union be required to pay the Termination Fee or the Expenses on more than one occasion.

(c)           In the event that, prior to the Union Shareholders’ Meeting, an Acquisition Proposal with respect to Union is publicly proposed or publicly disclosed and this Agreement is terminated by Visor or Union pursuant to Section 8.01(b)(i) or Section 8.01(d)(iii), then Union shall pay to Visor the Expenses no later than three (3) Business Days after receipt following termination of documentation supporting such Expenses. Visor’s right to receive the one-time payment of the Expenses from Union as provided in this Section 8.03(c) shall be the sole and exclusive remedy available to Visor against Union or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated by Visor or Union pursuant to Section 8.01(b)(i) or Section 8.01(d)(iii) (including if terminated or terminable pursuant to one or more of such provisions), and, upon such payment of the Expenses, none of Union’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(d)           In the event that, prior to the Visor Shareholders’ Meeting, an Acquisition Proposal with respect to Visor is publicly proposed or publicly disclosed and this Agreement is terminated by Visor or Union pursuant to Section 8.01(c)(i) or Section 8.01(d)(iv), then Visor shall pay to Union the Expenses no later than three (3) Business Days after receipt following termination of documentation supporting such Expenses. Union’s right to receive the one-time payment of the Expenses from Visor as provided in this Section 8.03(d) shall be the sole and exclusive remedy available to Union against Visor or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated by Visor or Union pursuant to Section 8.01(c)(i) or Section 8.01(d)(iv) (including if terminated or terminable pursuant to one or more of such provisions), and, upon such payment of the Expenses, none of Union’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(e)           As used in this Agreement, “Termination Fee” shall mean $1,500,000. As used in this Agreement, “Expenses” shall mean reasonable, documented out-of-pocket fees and expenses incurred or paid by or on behalf of the party receiving payment thereof and its Affiliates in connection with the transactions contemplated by this Agreement, or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all documented fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to such party and its Affiliates; provided, that the aggregate amount of Expenses payable shall not exceed $2,000,000.

(f)           The parties acknowledge that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Union nor Visor would enter into this Agreement; accordingly, if either party fails promptly to pay any amount due pursuant to this Section 8.03 (such party, the “Defaulting Party”), and, in order to obtain such payment, the other party (the “Non-Defaulting Party”) commences a suit which results in a judgment against the Defaulting Party for the payment set forth in this Section 8.03, the Defaulting Party shall pay to the Non-Defaulting Party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Termination Fee and the Expenses to be reimbursed to the Non-Defaulting Party under this Section 8.03 from the date payment was required to be made until the date of such payment at the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made. If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 8.03, it shall not be a defense to either party’s obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time.

ARTICLE 9

MISCELLANEOUS

9.01         Expenses. Except as otherwise expressly provided herein, Visor and Merger Sub, on the one hand, and Union, on the other hand, shall each pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

9.02         Amendment. At any time prior to the Effective Time, any provision of this Agreement may be amended (whether before or after any required approval by Union Shareholders or Visor Shareholders) if, and only if, such amendment or waiver is in writing and signed by Visor, Union and Merger Sub; provided, however, that after the receipt of Union Shareholder Approval or Visor Shareholder Approval, no amendment shall be made which by applicable Laws or the rules of the NASDAQ requires further approval of Union Shareholders or Visor Shareholders without the further approval of such shareholders.

9.03         Waiver.

(a)           No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.04         No Survival of Representations and Warranties. None of the representations, warranties or agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

9.05         Entire Agreement; Counterparts. This Agreement (and the exhibits and schedules hereto, the Union Disclosure Letter and the Visor Disclosure Letter) and the Voting Agreements constitute the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing Date and shall survive any termination of this Agreement for two (2) years. This Agreement may be executed in several counterparts (including counterparts delivered by electronic transmission), each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.06         Applicable Law; Jurisdiction.

(a)           This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

(b)           The parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes among any of the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware, or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)           To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in Section 9.06(b).

9.07         Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.08         Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.

9.09         No Third Party Beneficiaries. Except for following the Effective Time, the right of the Indemnified Parties to enforce the provisions of Section 6.07 only, Visor, Union and Merger Sub agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

9.10         Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) when sent by electronic mail; provided the notice, demand or communication shall be confirmed by the same being sent by certified or registered mail. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Visor and Merger Sub prior to the Closing Date:

40 Ramland Road
Orangeburg, New York 19062
Facsimile: (845) 365-0620
Attention:	Howard Zauberman, President & CEO
Email:	howard.zauberman@visionsciences.co

with copies (which shall not constitute notice) to:

Royer Cooper Cohen Braunfeld LLC
101 West Elm Street, Suite 220
Conshohocken, PA 19428
Facsimile:	(484) 362-2630
Attention:	Neil A. Cooper, Esq.
Email:	ncooper@rccblaw.com

and

Prior to the Closing Date

40 Ramland Road
Orangeburg, New York 19062
Facsimile:	(845) 818-3956
Attention:	Aaron J. Polak, General Counsel and Corporate Secretary
Email:	Ajp@aaronpolaklaw.com

From and after the Closing Date

Aaron J. Polak, Esq. P.C.
525 South Sydbury Lane
Wynnewood PA 19096
Facsimile:	(845) 818-3956
Attention:	Aaron J. Polak
Email:	Ajp@aaronpolaklaw.com

Notices to Union:

5420 Feltl Road
Minnetonka, MN 55343
Facsimile:	(952) 426-6152
Attention:	Brett Reynolds
Email:	Brett.Reynolds@uroplasty.com

with a copy (which shall not constitute notice) to:

Oppenheimer Wolff & Donnelly LLP
Campbell Mithun Tower – Suite 2000
222 South Ninth Street
Minneapolis, MN 55402
Facsimile:	(612) 607-7100
Attention:	William E. McDonald, Esq.
Brett R. Hanson, Esq.
Email:	wmcdonald@oppenheimer.com
bhanson@oppenheimer.com

9.11         Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

9.12         Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Union, Visor or Merger Sub in accordance with their specific terms or were otherwise breached by Union, Visor or Merger Sub. It is accordingly agreed that (i) Union shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Visor or Merger Sub and to enforce specifically the terms and provisions hereof against Visor or Merger Sub in any court having jurisdiction, this being in addition to any other remedy to which Union are entitled at law or in equity, without posting any bond or other undertaking and (ii) Visor and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Union and to enforce specifically the terms and provisions hereof against Union in any court having jurisdiction, this being in addition to any other remedy to which Visor or Merger Sub is entitled at law or in equity, without posting any bond or other undertaking. The parties acknowledge that the agreements contained in this Section 9.12 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Union nor Visor would enter into this Agreement.

(Signature page follows.)

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

Union:

UROPLASTY, INC.

By:	/s/ Robert Kill
	Name:	Robert Kill
	Title:	President, Chief Executive Officer and Chairman of the Board

Visor:

VISION-SCIENCES, INC.

By:	/s/ Howard Zauberman
	Name:	Howard Zauberman
	Title:	President and Chief Executive Officer

Merger Sub:

VISOR MERGER SUB LLC

By:	/s/ Howard Zauberman
	Name:	Howard Zauberman
	Title:	President

Schedule 1

Shareholders Delivering Voting Agreements

Union:

Robert C. Kill
Darin Hammers
Kenneth Paulus
Brett A. Reynolds
Kevin Roche
James Stauner
Sven Wehrwein

Visor:

David W. Anderson
Mark Landman
Katsumi Oneda
Jitendra Patel
Cheryl Pegus
Lewis C. Pell
John Rydzewski
Gary Siegel
Howard Zauberman

Schedule 2.07

Directors and Officers of Surviving Company

Directors:

Directors to be selected by the Union Board prior to the Effective Time

Officers:

President – Robert C. Kill

Treasurer and Secretary – Brett A. Reynolds

Schedule 2.15

Visor Directors and Officers after the Effective Time

Directors

As of the Effective Time, the Visor Board shall be constituted as follows:

(i) Directors

•	Five directors nominated by the Union Board prior to the Effective Time

•	Three directors nominated by the Visor Board prior to the Effective Time

(ii) Chairman of the Board

•	The Chairman of the Visor Board will be nominated by the Union Board prior to the Effective Time

Officers

As of the Effective Time, Robert C. Kill shall be the Chief Executive Officer of Visor and Brett A. Reynolds shall be the Senior Vice President, Chief Financial Officer and Corporate Secretary of Visor.

Exhibit A

Certificate of Incorporation

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VISION-SCIENCES, INC.

Vision-Sciences, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies that:

1.	The Corporation was originally incorporated under the name “Machida Incorporated” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 19, 1987.

2.	This Second Amended and Restated Certificate of Incorporation (this “Certificate”) amends, restates and integrates the provisions of the Amended and Restated Certificate of Incorporation, as amended through the date hereof, that was filed with the Secretary of State of the State of Delaware on February 10, 1993 (the “Amended and Restated Certificate”), and was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”).

3.	The text of the Amended and Restated Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

FIRST. The name of the Corporation is: Cogentix Medical, Inc.

SECOND. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

To engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 275,000,000 shares of Common Stock, $.01 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.           COMMON STOCK.

1.             GENERAL. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2.             VOTING. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

3.             DIVIDENDS. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

4.             LIQUIDATION. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

B.            PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. No vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

FIFTH. The Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

SIXTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SEVENTH. Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EIGHTH. 1. ACTIONS, SUITS AND PROCEEDINGS OTHER THAN BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”) or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 6 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

2.             ACTIONS OR SUITS BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3.             INDEMNIFICATION FOR EXPENSES OF SUCCESSFUL PARTY. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or NOLO CONTENDERE by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4.             NOTIFICATION AND DEFENSE OF CLAIM. As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

5.             ADVANCE OF EXPENSES. Subject to the provisions of Section 6 below, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, PROVIDED, HOWEVER, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking may be accepted without reference to the financial ability of such person to make such repayment.

6.             PROCEDURE FOR INDEMNIFICATION. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the corporation of the written request of the Indemnitee, unless with respect to requests under Section 1, 2 or 5 the Corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of a quorum of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), (b) if no such quorum is obtainable, a majority vote of a committee of two or more disinterested directors, (c) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (d) independent legal counsel (who may be regular legal counsel to the Corporation), or (e) a court of competent jurisdiction.

7.             REMEDIES. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section 6. Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

8.             SUBSEQUENT AMENDMENT. No amendment, termination or repeal of this Article or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

9.             OTHER RIGHTS. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

10.           PARTIAL INDEMNIFICATION. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

11.           INSURANCE. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

12.           MERGER OR CONSOLIDATION. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

13.           SAVINGS CLAUSE. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

14.           DEFINITIONS. Terms used herein and defined in Sections 145(h) and (i) of the DGCL shall have the respective meanings assigned to such terms in such Sections 145(h) and (i).

15.           SUBSEQUENT LEGISLATION. If the DGCL is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.

NINTH. Notwithstanding any other provision of law, this Certificate or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, Articles SEVENTH, EIGHTH and NINTH. Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH. This Article is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1.             NUMBER OF DIRECTORS. The number of directors of the Corporation shall not be less than three. The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time pursuant to a resolution adopted by the Board of Directors.

2.             CLASSES OF DIRECTORS. The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the designated number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class I, and if such fraction is two-thirds, one of the extra directors shall be a member of Class I and one of the extra directors shall be a member of Class II, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

3.             ELECTION OF DIRECTORS. Elections of directors need not be by written ballot except as and to the extent provided in the By-laws of the Corporation.

4.             TERMS OF OFFICE. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that the term of each director shall continue until the election and qualification of his/her successor and shall be subject to his/her earlier death, resignation or removal.

5.             ALLOCATION OF DIRECTORS AMONG CLASSES IN THE EVENT OF INCREASES OR DECREASES IN THE NUMBER OF DIRECTORS. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he/she is a member and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class.

6.             QUORUM; ACTION AT MEETING. A majority of the directors at any time in office shall constitute a quorum for the transaction of business. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified, provided that in no case shall less than one-third of the number of directors fixed pursuant to Section 1 above constitute a quorum. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of those present may adjourn the meeting from time to time. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law, by the By-laws of the Corporation or by this Certificate.

7.             REMOVAL. If and for so long as the Board of Directors is classified pursuant to Section 141(d) of the DGCL, stockholders may effect the removal of a director or the entire Board of Directors only for cause, unless this Certificate otherwise provides.

8.             VACANCIES. Unless and until filled by the stockholders, any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may be filled by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected to hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of his/her successor and to his/her earlier death, resignation or removal.

9.             AMENDMENTS. Notwithstanding any other provisions of law, this Certificate or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least 75% of the votes which all of the stockholders would be entitled to cast at an annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article.

ELEVENTH. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of all of the outstanding shares of stock that would be entitled to vote thereon at a meeting of stockholders.

* * *

The foregoing Second Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 242 and 245 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Second Amended and Restated Certificate of Incorporation to be signed by its President and attested by its Secretary this __ day of ____________, 2015.

Cogentix Medical, Inc.

By:
Howard I. Zauberman
President and Chief Executive Officer

ATTEST:

________________________

Exhibit B-1

Voting Agreement – Visor Shareholders

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), is made and entered into as of December __, 2014, by and between Uroplasty, Inc., a Minnesota corporation (“Uroplasty”), and the undersigned stockholders (each a “Stockholder” and, collectively, the “Stockholders”) of Vision-Sciences, Inc., a Delaware corporation (“Vision-Sciences”) as identified on Schedule A hereto.

A.            Concurrently with the execution and delivery of this Agreement, Uroplasty, Vision-Sciences, and Visor Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Vision-Sciences (“Merger Sub”) are entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, which provides for, among other things, upon the terms and subject to the conditions set forth therein, a business combination between Uroplasty and Vision-Sciences, by means of a merger of Uroplasty with and into Merger Sub (the “Merger”);

B.            As of the date hereof, each Stockholder is the Beneficial Owner (as defined below) of, and has the sole right to vote and dispose of, that number of shares of Common Stock, par value $0.01 per share (the “Vision-Sciences Shares”) of Vision-Sciences set forth opposite such Stockholder’s name on Schedule A hereto; and

C.            In connection with the Merger and concurrently with the entry by Uroplasty, Vision-Sciences and Merger Sub into the Merger Agreement, and as a condition and inducement to the willingness of Uroplasty to enter into the Merger Agreement and incur the obligations set forth therein, each of the Stockholders has agreed to grant Uroplasty an irrevocable proxy to vote the Stockholder’s Vision-Sciences Shares in favor of the adoption of the Merger Agreement and the approval of the terms thereof and other transactions contemplated by the Merger Agreement.

Accordingly, and in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.
Definitions

Capitalized terms used but not defined in this Agreement are used in this Agreement with the meanings given to such terms in the Merger Agreement. In addition, for purposes of this Agreement:

“Affiliate” means, with respect to any specified person, a person who, at the time of determination, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person. For purposes of this Agreement, with respect to a Stockholder, “Affiliate” does not include Vision-Sciences or the persons that directly, or indirectly through one or more intermediaries, are controlled by Vision-Sciences. For the avoidance of doubt, no officer or director of Vision-Sciences will be deemed an Affiliate of another officer or director of Vision-Sciences by virtue of his or her status as an officer or director of Vision-Sciences.

“Beneficially Owned” or “Beneficial Ownership” with respect to any securities means having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disregarding the phrase “within 60 days” in paragraph (d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities, securities Beneficially Owned by a person include securities Beneficially Owned by (i) all Affiliates of such person, and (ii) all other persons with whom such person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

“Beneficial Owner” with respect to any securities means a person that has Beneficial Ownership of such securities.

“Person or person” has the meaning ascribed thereto in the Merger Agreement.

“Subject Shares” means, with respect to a Stockholder, without duplication, (i) the Vision-Sciences Shares owned by such Stockholder on the date hereof as described on Schedule A, and (ii) any additional Vision-Sciences Shares acquired by such Stockholder or over which such Stockholder acquires Beneficial Ownership from and after the date hereof, whether pursuant to existing stock option agreements, warrants, convertible notes, any other security exercisable for or convertible into Vision-Sciences Shares or otherwise. Without limiting the other provisions of this Agreement, in the event that Vision-Sciences changes the number of Vision-Sciences Shares issued and outstanding prior to the Expiration Date as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the number of Subject Shares subject to this Agreement will be equitably adjusted to reflect such change.

“Transfer” means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” has a correlative meaning.

ARTICLE II.
Covenants of Stockholder

2.1           Irrevocable Proxy. Concurrently with the execution of this Agreement, each Stockholder agrees to deliver to Uroplasty a proxy in the form attached hereto as Exhibit A (the “Proxy”), which will be irrevocable during the period prior to the Effective Time to the extent provided in Section 212 of the Delaware General Corporation Law (the “DGCL”), with respect to the Subject Shares referred to therein.

2.2           Agreement to Vote.

(a)           At any meeting of the stockholders of Vision-Sciences held prior to the Expiration Date, however called, and at every adjournment or postponement thereof prior to the Expiration Date, or in connection with any written consent of, or any other action by, the stockholders of Vision-Sciences given or solicited prior to the Expiration Date, each Stockholder will vote, or provide a consent with respect to, all of the Subject Shares entitled to vote or to consent thereon (i) to approve the issuance of Vision-Sciences Shares in connection with the Merger pursuant to the existing designation of the Vision-Sciences Board to issue Vision-Sciences Shares; (ii) if and to the extent specified in the Merger Agreement, to increase the number of Vision-Sciences Shares available for issuance pursuant to equity-based awards under the Vision-Sciences Plans; (iii) to adopt the proposal of the Vision-Sciences Board to amend and restate Vision-Sciences’ certificate of incorporation, including increasing the number of authorized shares and any name change contemplated thereby; (iv) in favor of the adoption of the Merger Agreement, and any actions required in furtherance thereof; (v) to appoint the nominees for the Vision-Sciences Board as set forth in Schedule 2.15 of the Merger Agreement; and (vi) against any Acquisition Proposal (other than the Merger), including any Superior Proposal, against any amendment of Vision-Sciences’ certificate of incorporation or bylaws or any other proposal or transaction involving Vision-Sciences, the purpose of which amendment or other proposal or transaction is to delay, prevent or nullify the Merger or the transactions contemplated by the Merger Agreement or change in any manner the voting rights of any capital stock of Vision-Sciences, and against any other action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Vision-Sciences under the Merger Agreement.

(b)           Each Stockholder will not enter into any agreement with any person (other than Uroplasty) prior to the Expiration Date (with respect to periods prior to or after the Expiration Date) directly or indirectly to vote, grant any proxy or give instructions with respect to the voting of, the Subject Shares in respect of the matters described in Section 2.2 hereof, or the effect of which would be inconsistent with or violate any provision contained in this Section 2.2. Any vote or consent (or withholding of consent) by such Stockholder that is not in accordance with this Section 2.2 will be considered null and void, and the provisions of the Proxy will be deemed to take immediate effect.

2.3           Revocation of Proxies; Cooperation. Each Stockholder agrees as follows:

(a)           Each Stockholder hereby represents and warrants that any proxies heretofore given in respect of the Subject Shares with respect to the matters described in Section 2.2(a) hereof are not irrevocable, and each Stockholder hereby revokes any and all prior proxies with respect to such Subject Shares as they relate to such matters. Prior to the Expiration Date, each Stockholder will not directly or indirectly grant any proxies or powers of attorney with respect to the matters set forth in Section 2.2(a) hereof (other than to Uroplasty), deposit any of the Subject Shares or enter into a voting agreement (other than this Agreement) with respect to any of the Subject Shares relating to any matter described in Section 2.2(a).

(b)           Each Stockholder will (i) use all reasonable efforts to cooperate with Uroplasty and Vision-Sciences in connection with the transactions contemplated by the Merger Agreement, and (ii) provide any information reasonably requested by Uroplasty or Vision-Sciences for any regulatory application or filing sought for such transactions.

2.4           No Solicitation. Each Stockholder acknowledges that Vision-Sciences is subject to the non-solicitation prohibitions set forth in Section 6.04 of the Merger Agreement and that the Stockholder has read and understands the terms thereof. Between the date hereof and the Expiration Date, each Shareholder shall not, and shall not authorize or permit, any director, officer, agent, representative, employee affiliate, advisor, attorney, accountant or associate of the Shareholder or those of its subsidiaries to, directly or indirectly, take any action, in its or their capacity as a shareholder of Vision-Sciences, that Vision-Sciences is prohibited from taking pursuant to Section 6.04 of the Merger Agreement.

2.5           No Transfer of Subject Shares; Publicity. Each Stockholder agrees that:

(a)           Each Stockholder (i) will not Transfer or agree to Transfer (other than Transfer to Vision-Sciences) any of the Subject Shares or, with respect to any matter described in Section 2.2(a), grant any proxy or power-of-attorney with respect to any of the Subject Shares, (ii) will take all action reasonably necessary to prevent creditors in respect of any pledge of the Subject Shares from exercising their rights under such pledge, and (iii) will not take any action that would make in a material respect any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or disabling the Stockholder from performing any of its material obligations hereunder. Notwithstanding the foregoing, each Stockholder may Transfer and agree to Transfer any of the Subject Shares; provided that each person to which any such Subject Shares are Transferred has (x) executed a counterpart of this Agreement and a Proxy in the form attached hereto as Exhibit A (with such modifications as Uroplasty may reasonably request), and (y) agreed in writing to hold such Subject Shares subject to all of the terms and conditions set forth in this Agreement.

(b)           Unless required by applicable Law or permitted by the Merger Agreement, each Stockholder will not, and will not authorize or direct any of its Affiliates or Representatives to, make any press release or public announcement with respect to this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Uroplasty in each instance.

2.6           Waiver of Appraisal and Dissenters’ Rights. Each Shareholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger by virtue of ownership of the Vision-Sciences Shares.

ARTICLE III.
Representations, Warranties and Additional Covenants of Stockholder

Each Stockholder represents, warrants and covenants to Uroplasty that:

3.1           Ownership. Each Stockholder is the sole Beneficial Owner and the record and legal owner of the Subject Shares identified on Schedule A and such shares constitute all of the capital stock of Vision-Sciences Beneficially Owned by such Stockholder. Each Stockholder has good and valid title to all of the Subject Shares, free and clear of all Liens, claims, options, proxies, voting agreements and security interests and has the sole right to such Subject Shares and there are no restrictions on rights of disposition or other Liens pertaining to such Subject Shares. None of the Subject Shares is subject to any voting trust or other contract with respect to the voting thereof, and no proxy, power of attorney or other authorization has been granted with respect to any of such Subject Shares.

3.2           Authority and Non-Contravention.

(a)           Each Stockholder is an individual, and not a corporation, limited liability company, partnership, trust or other such entity. Each Stockholder has all necessary legal capacity to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)           Assuming due authorization, execution and delivery of this Agreement by Uroplasty, this Agreement has been duly and validly executed and delivered by each Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)           Each Stockholder is not nor will it be required to make any filing with or give any notice to, or to obtain any consent from, any person in connection with the execution, delivery or performance of this Agreement or obtain any permit or approval from any Governmental Body for any of the transactions contemplated hereby, except to the extent required by Section 13 or Section 16 of the Exchange Act and the rules promulgated thereunder. No consent of each Shareholder’s spouse is necessary under any “community property” or other Laws in order for the Shareholder to enter into and perform the Shareholder’s obligations under this Agreement.

(d)           Neither the execution and delivery of this Agreement by each Stockholder nor the consummation of the transactions contemplated hereby will directly or indirectly (whether with notice or lapse of time or both) (i) conflict with, result in any violation of or constitute a default by such Stockholder under any mortgage, bond, indenture, agreement, instrument or obligation to which such Stockholder is a party or by which it or any of the Subject Shares are bound, or violate any permit of any Governmental Body, or any applicable Law or order to which such Stockholder, or any of the Subject Shares, may be subject, or (ii) result in the imposition or creation of any Lien upon or with respect to any of the Subject Shares; except, in each case, for conflicts, violations, defaults or Liens that would not individually or in the aggregate be reasonably expected to prevent or materially impair or delay the performance by the Stockholder of its obligations hereunder.

(e)           Each Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Article II hereof and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares, with no limitations, qualifications or restrictions on such rights.

3.3           Total Shares. Except as set forth on Schedule A, each Stockholder is not the Beneficial Owner of, and does not have (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any right to acquire, and has no other interest in or voting rights with respect to, any Vision-Sciences Shares or any securities convertible into or exchangeable or exercisable for Vision-Sciences Shares.

3.4           Reliance. Each Stockholder understands and acknowledges that Uroplasty is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE IV.
Representations, Warranties and Covenants of Uroplasty

Uroplasty represents, warrants and covenants to each Stockholder that, assuming due authorization, execution and delivery of this Agreement by such Stockholder, this Agreement constitutes the legal, valid and binding obligation of Uroplasty, enforceable against Uroplasty in accordance with its terms, except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Uroplasty has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Uroplasty of this Agreement and the consummation by Uroplasty of the transactions contemplated hereby have been duly and validly authorized by Uroplasty and no other corporate proceedings on the part of Uroplasty are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Uroplasty.

ARTICLE V.
Term and Termination

This Agreement will become effective upon its execution by the Stockholders and Uroplasty. This Agreement and each Proxy will terminate upon the earliest of (a) the Effective Time (as defined in the Merger Agreement), (b) the termination of the Merger Agreement in accordance with Article 8 thereof, or (c) written notice by Uroplasty to the Stockholders of the termination of this Agreement (the date of the earliest of the events described in clauses (a), (b), and (c), the “Expiration Date”). The termination of this Agreement will relieve each Stockholder from any liability for any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement. Notwithstanding the foregoing, Article VI of this Agreement shall survive any termination hereof.

ARTICLE VI.
General Provisions

6.1           Action in Stockholder Capacity Only. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as a record holder and beneficial owner, as applicable, of the Subject Shares and not in such Stockholder’s capacity as a director or officer of Vision-Sciences. Nothing herein will limit or affect each Stockholder’s ability to act as an officer or director of Vision-Sciences.

6.2           No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in Uroplasty or any of its Affiliates any direct or indirect ownership or incidents of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares will remain and belong to each Stockholder, and neither Uroplasty nor any of its Affiliates will have any authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Vision-Sciences or exercise any power or authority to direct any Stockholder in the voting of any of the Subject Shares, except as otherwise expressly provided herein or in the Merger Agreement.

6.3           Notices. All notices, consents, waivers and other communications under this Agreement must be in writing (including facsimile or similar writing) and must be given:

If to Uroplasty, to:

5420 Feltl Road
Minnetonka, MN 55343
Facsimile:	(952) 426-6152
Attention:	Brett Reynolds
Email:	Brett.Reynolds@uroplasty.com

with copies (which shall not constitute notice) to:

Oppenheimer Wolff & Donnelly LLP
Campbell Mithun Tower – Suite 2000
222 South Ninth Street
Minneapolis, MN 55402
Facsimile:	(612) 607-7100
Attention:	William E. McDonald, Esq.
Brett R. Hanson, Esq.
Email:	wmcdonald@oppenheimer.com
bhanson@oppenheimer.com

If to a Stockholder, to such Stockholder’s address set forth on Schedule A,

or such other address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties hereto. Each notice, consent, waiver or other communication under this Agreement shall be deemed to have been given (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) when sent by electronic mail; provided the notice, consent, waiver or communication shall be confirmed by the same being sent by certified or registered mail.

6.4           Further Actions. Upon the request of any party to this Agreement, the other party will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement. Each Stockholder hereby agrees that Uroplasty and Vision-Sciences may publish and disclose in the Registration Statement and Joint Proxy Statement (including all documents and schedules filed with the SEC) such Stockholder’s identity and ownership of Subject Shares and the nature of such Stockholder’s commitments, arrangements, and understandings under this Agreement and may further file this Agreement as an exhibit to the Registration Statement or in any other filing made by Uroplasty and/or Vision-Sciences with the SEC relating to the Merger Agreement or the transactions contemplated thereby. Each Stockholder agrees to notify Uroplasty promptly of any additional shares of capital stock of Vision-Sciences of which such Stockholder becomes the record or beneficial owner after the date of this Agreement.

6.5           Entire Agreement and Modification. This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties hereto and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof and constitute (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except by a written document executed by the party against whose interest the modification will operate. The parties will not enter into any other agreement inconsistent with the terms and conditions of this Agreement and the Proxy, or that addresses any of the subject matters addressed in this Agreement and the Proxy.

6.6           Drafting and Representation. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there will be no presumption that any ambiguities in this Agreement will be resolved against any party. Any controversy over construction of this Agreement will be decided without regard to events of authorship or negotiation.

6.7           Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

6.8           No Third-Party Rights. Each Stockholder may not assign any of his or her rights or delegate any of its obligations under this Agreement without the prior written consent of Uroplasty, except as permitted pursuant to Section 2.5(a) hereof. Uroplasty may not assign any of its rights or delegate any of its obligations under this Agreement with respect to each Stockholder without the prior written consent of such Stockholder. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of each of the respective successors, personal or legal representatives, heirs, distributes, devisees, legatees, executors, administrators and permitted assigns of each Stockholder and the successors and permitted assigns of Uroplasty. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.

6.9           Enforcement of Agreement. Each Stockholder acknowledges and agrees that Uroplasty could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by such Stockholder could not be adequately compensated by monetary damages. Accordingly, each Stockholder agrees that, (a) he or she will waive, in any action for specific performance, the defense of adequacy of a remedy at law, and (b) in addition to any other right or remedy to which Uroplasty may be entitled, at law or in equity, Uroplasty will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

6.10           Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by a party in exercising any right, power or privilege under this Agreement, the Proxy or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement, the Proxy or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement, the Proxy or the documents referred to in this Agreement.

6.11         Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed by, construed under and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts or choice of law.

6.12         Consent to Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Proxy or the transactions contemplated hereby or thereby will be brought exclusively in the United States District Court for the District of Delaware or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the Court of Chancery of the State of Delaware, County of New Castle, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 6.3 will be deemed effective service of process. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

6.13         Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which, taken together, will constitute one and the same instrument. This Agreement may be executed by facsimile signature (including signatures in Adobe PDF or similar format).

6.14         Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.

6.15         Headings; Construction. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. In this Agreement (a) words denoting the singular include the plural and vice versa, (b) ”it” or “its” or words denoting any gender include all genders and (c) the word “including” means “including without limitation,” whether or not expressed.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

UROPLASTY:	UROPLASTY, INC.

By:
Name:
Title:

STOCKHOLDERS:

Name:

Additional Signature (if held jointly):

(If held jointly)

(Printed Full Name)

SCHEDULE A

NAME AND ADDRESS OF STOCKHOLDER	VISION-SCIENCES SHARES BENEFICIALLY OWNED

EXHIBIT A

IRREVOCABLE PROXY

From and after the date hereof and until the Expiration Date (as defined below), the undersigned stockholder (“Stockholder”) of Vision-Sciences, Inc., a Delaware corporation (“Vision-Sciences”), hereby irrevocably (to the full extent permitted by Section 212 of the Delaware General Corporation Law) grants to, and appoints, Uroplasty, Inc., a Minnesota corporation (“Uroplasty”), and any designee of Uroplasty, and each of them individually, as the sole and exclusive attorney and proxy of the undersigned, with full power of substitution and resubstitution, to vote the Subject Shares (as defined in the Voting Agreement) of the Stockholder, or grant a consent or approval in respect of the Subject Shares of the Stockholder, in a manner consistent with Section 2.2 of the Voting Agreement (as defined below). Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Subject Shares relating to the voting rights expressly provided herein are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Subject Shares relating to such voting rights at any time prior to the Expiration Date.

This Proxy is irrevocable, is coupled with an interest and is granted pursuant to that certain Voting Agreement (as amended from time to time, the “Voting Agreement”) of even date herewith, by and among Uroplasty and the Stockholders, and is granted in consideration of Uroplasty entering into the Merger Agreement (as defined in the Voting Agreement). As used herein, the term “Expiration Date,” and all capitalized terms used herein and not otherwise defined, will have the meanings set forth in the Voting Agreement. The Stockholder agrees that this proxy will be irrevocable until the Expiration Date and is coupled with an interest sufficient at law to support an irrevocable proxy and given to Uroplasty as an inducement to enter into the Merger Agreement and, to the extent permitted under applicable Law, will be valid and binding on any person to whom the Stockholder may transfer any of his, her or its Subject Shares in breach of the Voting Agreement. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Subject Shares, and to exercise all voting and other rights of the undersigned with respect to the Subject Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 228 of the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of Vision-Sciences and in every written consent in lieu of such meeting in a manner consistent with Section 2.2 of the Voting Agreement.

This Proxy will be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Subject Shares), and all authority herein conferred or agreed to be conferred will survive the death or incapacity of the Stockholder.

If any provision of this Proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof will, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction will not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof will not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Proxy. Each provision of this Proxy is separable from every other provision of this Proxy, and each part of each provision of this Proxy is separable from every other part of such provision.

Dated: December __, 2014

(Signature of Stockholder)

(Print Name of Stockholder)

Number of Subject Shares owned of record or Beneficially Owned as of the date of this Proxy:

Exhibit B-2

Voting Agreement – Union Shareholders

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FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), is made and entered into as of December __, 2014, by and between Vision-Sciences, Inc., a Delaware corporation (“Vision-Sciences”), and the undersigned shareholders (each a “Shareholder” and, collectively, the “Shareholders”) of Uroplasty, Inc., a Minnesota corporation (“Uroplasty”) as identified on Schedule A hereto.

A.            Concurrently with the execution and delivery of this Agreement, Uroplasty, Vision-Sciences, and Visor Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Vision-Sciences (“Merger Sub”) are entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, which provides for, among other things, upon the terms and subject to the conditions set forth therein, a business combination between Uroplasty and Vision-Sciences, by means of a merger of Uroplasty with and into Merger Sub (the “Merger”);

B.            As of the date hereof, each Shareholder is the Beneficial Owner (as defined below) of, and has the sole right to vote and dispose of, that number of shares of Common Stock, par value $0.01 per share (the “Uroplasty Shares”) of Uroplasty set forth opposite such Shareholder’s name on Schedule A hereto; and

C.            In connection with the Merger and concurrently with the entry by Uroplasty, Vision-Sciences and Merger Sub into the Merger Agreement, and as a condition and inducement to the willingness of Vision-Sciences to enter into the Merger Agreement and incur the obligations set forth therein, each of the Shareholders has agreed to grant Vision-Sciences an irrevocable proxy to vote the Shareholder’s Uroplasty Shares in favor of the adoption of the Merger Agreement and the approval of the terms thereof and other transactions contemplated by the Merger Agreement.

Accordingly, and in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.
Definitions

Capitalized terms used but not defined in this Agreement are used in this Agreement with the meanings given to such terms in the Merger Agreement. In addition, for purposes of this Agreement:

“Affiliate” means, with respect to any specified person, a person who, at the time of determination, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person. For purposes of this Agreement, with respect to a Shareholder, “Affiliate” does not include Uroplasty or the persons that directly, or indirectly through one or more intermediaries, are controlled by Uroplasty. For the avoidance of doubt, no officer or director of Uroplasty will be deemed an Affiliate of another officer or director of Uroplasty by virtue of his or her status as an officer or director of Uroplasty.

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“Beneficially Owned” or “Beneficial Ownership” with respect to any securities means having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disregarding the phrase “within 60 days” in paragraph (d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities, securities Beneficially Owned by a person include securities Beneficially Owned by (i) all Affiliates of such person, and (ii) all other persons with whom such person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

“Beneficial Owner” with respect to any securities means a person that has Beneficial Ownership of such securities.

“Person or person” has the meaning ascribed thereto in the Merger Agreement.

“Subject Shares” means, with respect to a Shareholder, without duplication, (i) the Uroplasty Shares owned by such Shareholder on the date hereof as described on Schedule A, and (ii) any additional Uroplasty Shares acquired by such Shareholder or over which such Shareholder acquires Beneficial Ownership from and after the date hereof, whether pursuant to existing stock option agreements, warrants, convertible notes, any other security exercisable for or convertible into Uroplasty Shares or otherwise. Without limiting the other provisions of this Agreement, in the event that Uroplasty changes the number of Uroplasty Shares issued and outstanding prior to the Expiration Date, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the number of Subject Shares subject to this Agreement will be equitably adjusted to reflect such change.

“Transfer” means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” has a correlative meaning.

ARTICLE II.
Covenants of Shareholder

2.1           Irrevocable Proxy. Concurrently with the execution of this Agreement, each Shareholder agrees to deliver to Vision-Sciences a proxy in the form attached hereto as Exhibit A (the “Proxy”), which will be irrevocable during the period prior to the Effective Time to the extent provided in Minnesota Business Corporation Act, with respect to the Subject Shares referred to therein.

2.2           Agreement to Vote.

(a)           At any meeting of the shareholders of Uroplasty held prior to the Expiration Date, however called, and at every adjournment or postponement thereof prior to the Expiration Date, or in connection with any written consent of, or any other action by, the shareholders of Uroplasty given or solicited prior to the Expiration Date, each Shareholder will vote, or provide a consent with respect to, all of the Subject Shares entitled to vote or to consent thereon (i) in favor of the adoption of the Merger Agreement, and any actions required in furtherance thereof, and (ii) against any Acquisition Proposal (other than the Merger), including any Superior Proposal, against any amendment of Uroplasty’s articles of incorporation or bylaws or any other proposal or transaction involving Uroplasty, the purpose of which amendment or other proposal or transaction is to delay, prevent or nullify the Merger or the transactions contemplated by the Merger Agreement or change in any manner the voting rights of any capital stock of Uroplasty, and against any other action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Uroplasty under the Merger Agreement.

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(b)           Each Shareholder will not enter into any agreement with any person (other than Vision-Sciences) prior to the Expiration Date (with respect to periods prior to or after the Expiration Date) directly or indirectly to vote, grant any proxy or give instructions with respect to the voting of, the Subject Shares in respect of the matters described in Section 2.2 hereof, or the effect of which would be inconsistent with or violate any provision contained in this Section 2.2. Any vote or consent (or withholding of consent) by such Shareholder that is not in accordance with this Section 2.2 will be considered null and void, and the provisions of the Proxy will be deemed to take immediate effect.

2.3           Revocation of Proxies; Cooperation. Each Shareholder agrees as follows:

(a)           Each Shareholder hereby represents and warrants that any proxies heretofore given in respect of the Subject Shares with respect to the matters described in Section 2.2(a) hereof are not irrevocable, and each Shareholder hereby revokes any and all prior proxies with respect to such Subject Shares as they relate to such matters. Prior to the Expiration Date, each Shareholder will not directly or indirectly grant any proxies or powers of attorney with respect to the matters set forth in Section 2.2(a) hereof (other than to Uroplasty), deposit any of the Subject Shares or enter into a voting agreement (other than this Agreement) with respect to any of the Subject Shares relating to any matter described in Section 2.2(a).

(b)           Each Shareholder will (i) use all reasonable efforts to cooperate with Uroplasty and Vision-Sciences in connection with the transactions contemplated by the Merger Agreement, and (ii) provide any information reasonably requested by Uroplasty or Vision-Sciences for any regulatory application or filing sought for such transactions.

2.4           No Solicitation. Each Shareholder acknowledges that Uroplasty is subject to the non-solicitation prohibitions set forth in Section 6.04 of the Merger Agreement and that the Shareholder has read and understands the terms thereof. Between the date hereof and the Expiration Date, each Shareholder shall not, and shall not authorize or permit, any director, officer, agent, representative, employee affiliate, advisor, attorney, accountant or associate of the Shareholder or those of its subsidiaries to, directly or indirectly, take any action, in its or their capacity as a shareholder of Uroplasty, that Uroplasty is prohibited from taking pursuant to Section 6.04 of the Merger Agreement.

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2.5           No Transfer of Subject Shares; Publicity. Each Shareholder agrees that:

(a)           Each Shareholder (i) will not Transfer or agree to Transfer (other than Transfer to Uroplasty) any of the Subject Shares or, with respect to any matter described in Section 2.2(a), grant any proxy or power-of-attorney with respect to any of the Subject Shares, (ii) will take all action reasonably necessary to prevent creditors in respect of any pledge of the Subject Shares from exercising their rights under such pledge, and (iii) will not take any action that would make in a material respect any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or disabling the Shareholder from performing any of its material obligations hereunder. Notwithstanding the foregoing, each Shareholder may Transfer and agree to Transfer any of the Subject Shares; provided that each person to which any such Subject Shares are Transferred has (x) executed a counterpart of this Agreement and a Proxy in the form attached hereto as Exhibit A (with such modifications as Vision-Sciences may reasonably request), and (y) agreed in writing to hold such Subject Shares subject to all of the terms and conditions set forth in this Agreement.

(b)           Unless required by applicable Law or permitted by the Merger Agreement, each Shareholder will not, and will not authorize or direct any of its Affiliates or Representatives to, make any press release or public announcement with respect to this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Vision-Sciences in each instance.

2.6           Waiver of Appraisal and Dissenters’ Rights. Each Shareholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger by virtue of ownership of the Uroplasty Shares.

ARTICLE III.
Representations, Warranties and Additional Covenants of Shareholder

Each Shareholder represents, warrants and covenants to Vision-Sciences that:

3.1           Ownership. Each Shareholder is the sole Beneficial Owner and the record and legal owner of the Subject Shares identified on Schedule A and such shares constitute all of the capital stock of Vision-Sciences Beneficially Owned by such Shareholder. Each Shareholder has good and valid title to all of the Subject Shares, free and clear of all Liens, claims, options, proxies, voting agreements and security interests and has the sole right to such Subject Shares and there are no restrictions on rights of disposition or other Liens pertaining to such Subject Shares. None of the Subject Shares is subject to any voting trust or other contract with respect to the voting thereof, and no proxy, power of attorney or other authorization has been granted with respect to any of such Subject Shares.

3.2           Authority and Non-Contravention.

(a)           Each Shareholder is an individual, and not a corporation, limited liability company, partnership, trust or other such entity. Each Shareholder has all necessary legal capacity to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

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(b)           Assuming due authorization, execution and delivery of this Agreement by Vision-Sciences, this Agreement has been duly and validly executed and delivered by each Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)           Each Shareholder is not nor will it be required to make any filing with or give any notice to, or to obtain any consent from, any person in connection with the execution, delivery or performance of this Agreement or obtain any permit or approval from any Governmental Body for any of the transactions contemplated hereby, except to the extent required by Section 13 or Section 16 of the Exchange Act and the rules promulgated thereunder. No consent of each Shareholder’s spouse is necessary under any “community property” or other Laws in order for the Shareholder to enter into and perform the Shareholder’s obligations under this Agreement.

(d)           Neither the execution and delivery of this Agreement by each Shareholder nor the consummation of the transactions contemplated hereby will directly or indirectly (whether with notice or lapse of time or both) (i) conflict with, result in any violation of or constitute a default by such Shareholder under any mortgage, bond, indenture, agreement, instrument or obligation to which such Shareholder is a party or by which it or any of the Subject Shares are bound, or violate any permit of any Governmental Body, or any applicable Law or order to which such Shareholder, or any of the Subject Shares, may be subject, or (ii) result in the imposition or creation of any Lien upon or with respect to any of the Subject Shares; except, in each case, for conflicts, violations, defaults or Liens that would not individually or in the aggregate be reasonably expected to prevent or materially impair or delay the performance by the Shareholder of its obligations hereunder.

(e)           Each Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Article II hereof and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares, with no limitations, qualifications or restrictions on such rights.

3.3           Total Shares. Except as set forth on Schedule A, each Shareholder is not the Beneficial Owner of, and does not have (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any right to acquire, and has no other interest in or voting rights with respect to, any Uroplasty Shares or any securities convertible into or exchangeable or exercisable for Uroplasty Shares.

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3.4           Reliance. Each Shareholder understands and acknowledges that Vision-Sciences is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE IV.
Representations, Warranties and Covenants of Vision-Sciences

Vision-Sciences represents, warrants and covenants to each Shareholder that, assuming due authorization, execution and delivery of this Agreement by such Shareholder, this Agreement constitutes the legal, valid and binding obligation of Vision-Sciences, enforceable against Vision-Sciences in accordance with its terms, except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Vision-Sciences has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Vision-Sciences of this Agreement and the consummation by Vision-Sciences of the transactions contemplated hereby have been duly and validly authorized by Vision-Sciences and no other corporate proceedings on the part of Vision-Sciences are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Vision-Sciences.

ARTICLE V.
Term and Termination

This Agreement will become effective upon its execution by the Shareholders and Vision-Sciences. This Agreement and each Proxy will terminate upon the earliest of (a) the Effective Time (as defined in the Merger Agreement), (b) the termination of the Merger Agreement in accordance with Article 8 thereof, or (c) written notice by Vision-Sciences to the Shareholders of the termination of this Agreement (the date of the earliest of the events described in clauses (a), (b), and (c), the “Expiration Date”). The termination of this Agreement will relieve each Shareholder from any liability for any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement. Notwithstanding the foregoing, Article VI of this Agreement shall survive any termination hereof.

ARTICLE VI.
General Provisions

6.1           Action in Shareholder Capacity Only. Each Shareholder is entering into this Agreement solely in such Shareholder’s capacity as a record holder and beneficial owner, as applicable, of the Subject Shares and not in such Shareholder’s capacity as a director or officer of Uroplasty. Nothing herein will limit or affect each Shareholder’s ability to act as an officer or director of Uroplasty.

6.2           No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in Vision-Sciences or any of its Affiliates any direct or indirect ownership or incidents of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares will remain and belong to each Shareholder, and neither Vision-Sciences nor any of its Affiliates will have any authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Uroplasty or exercise any power or authority to direct any Shareholder in the voting of any of the Subject Shares, except as otherwise expressly provided herein or in the Merger Agreement.

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6.3           Notices. All notices, consents, waivers and other communications under this Agreement must be in writing (including facsimile or similar writing) and must be given:

If to Vision-Sciences, to:

30 Ramland Road
Orangeburg, New York 19062
Facsimile:	(845) 365-0620
Attention:	Howard Zauberman, President & CEO
Email:	howard.zauberman@visionsciences.co; and

Attention: Aaron J. Polak, Esq.
General Counsel and Corporate Secretary
Facsimile	845-818-3956
Email:	ajp@aaronpolaklaw.com

with copies (which shall not constitute notice) to:

Royer Cooper Cohen Braunfeld LLC
101 West Elm Street, Suite 220
Conshohocken, PA 19428
Facsimile:	(484) 362-2630
Attention:	Neil A. Cooper, Esq.
Email:	ncooper@rccblaw.com

If to a Shareholder, to such Shareholder’s address set forth on Schedule A,

or such other address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties hereto. Each notice, consent, waiver or other communication under this Agreement shall be deemed to have been given (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) when sent by electronic mail; provided the notice, consent, waiver or communication shall be confirmed by the same being sent by certified or registered mail.

6.4           Further Actions. Upon the request of any party to this Agreement, the other party will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement. Each Shareholder hereby agrees that Uroplasty and Vision-Sciences may publish and disclose in the Registration Statement and Joint Proxy Statement (including all documents and schedules filed with the SEC) such Shareholder’s identity and ownership of Subject Shares and the nature of such Shareholder’s commitments, arrangements, and understandings under this Agreement and may further file this Agreement as an exhibit to the Registration Statement or in any other filing made by Uroplasty and/or Vision-Sciences with the SEC relating to the Merger Agreement or the transactions contemplated thereby. Each Shareholder agrees to notify Vision-Sciences promptly of any additional shares of capital stock of Uroplasty of which such Shareholder becomes the record or beneficial owner after the date of this Agreement.

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6.5           Entire Agreement and Modification. This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties hereto and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof and constitute (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except by a written document executed by the party against whose interest the modification will operate. The parties will not enter into any other agreement inconsistent with the terms and conditions of this Agreement and the Proxy, or that addresses any of the subject matters addressed in this Agreement and the Proxy.

6.6           Drafting and Representation. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there will be no presumption that any ambiguities in this Agreement will be resolved against any party. Any controversy over construction of this Agreement will be decided without regard to events of authorship or negotiation.

6.7           Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

6.8           No Third-Party Rights. Each Shareholder may not assign any of his or her rights or delegate any of its obligations under this Agreement without the prior written consent of Vision-Sciences, except as permitted pursuant to Section 2.5(a) hereof. Vision-Sciences may not assign any of its rights or delegate any of its obligations under this Agreement with respect to each Shareholder without the prior written consent of such Shareholder. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of each of the respective successors, personal or legal representatives, heirs, distributes, devisees, legatees, executors, administrators and permitted assigns of each Shareholder and the successors and permitted assigns of Vision-Sciences. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.

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6.9           Enforcement of Agreement. Each Shareholder acknowledges and agrees that Vision-Sciences could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by such Shareholder could not be adequately compensated by monetary damages. Accordingly, each Shareholder agrees that, (a) he or she will waive, in any action for specific performance, the defense of adequacy of a remedy at law, and (b) in addition to any other right or remedy to which Vision-Sciences may be entitled, at law or in equity, Vision-Sciences will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

6.10         Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by a party in exercising any right, power or privilege under this Agreement, the Proxy or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement, the Proxy or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement, the Proxy or the documents referred to in this Agreement.

6.11         Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed by, construed under and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts or choice of law.

6.12         Consent to Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Proxy or the transactions contemplated hereby or thereby will be brought exclusively in the United States District Court for the District of Delaware or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the Court of Chancery of the State of Delaware, County of New Castle, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 6.3 will be deemed effective service of process. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

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6.13         Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which, taken together, will constitute one and the same instrument. This Agreement may be executed by facsimile signature (including signatures in Adobe PDF or similar format).

6.14         Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.

6.15         Headings; Construction. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. In this Agreement (a) words denoting the singular include the plural and vice versa, (b) ”it” or “its” or words denoting any gender include all genders and (c) the word “including” means “including without limitation,” whether or not expressed.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

VISION-SCIENCES:	VISION-SCIENCES, INC.

By:
Name:
Title:

SHAREHOLDERS:

Name:

Additional Signature (if held jointly):

(If held jointly)

(Printed Full Name)

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SCHEDULE A

NAME AND ADDRESS OF SHAREHOLDER	UROPLATY SHARES BENEFICIALLY OWNED

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EXHIBIT A

IRREVOCABLE PROXY

From and after the date hereof and until the Expiration Date (as defined below), the undersigned shareholder (“Shareholder”) of Uroplasty, Inc., a Minnesota corporation (“Uroplasty”), hereby irrevocably (to the full extent permitted by Minnesota Business Corporation Law) grants to, and appoints, Vision-Sciences, Inc., a Delaware corporation (“Vision-Sciences”), and any designee of Vision-Sciences, and each of them individually, as the sole and exclusive attorney and proxy of the undersigned, with full power of substitution and resubstitution, to vote the Subject Shares (as defined in the Voting Agreement) of the Shareholder, or grant a consent or approval in respect of the Subject Shares of the Shareholder, in a manner consistent with Section 2.2 of the Voting Agreement (as defined below). Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Subject Shares relating to the voting rights expressly provided herein are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Subject Shares relating to such voting rights at any time prior to the Expiration Date.

This Proxy is irrevocable, is coupled with an interest and is granted pursuant to that certain Voting Agreement (as amended from time to time, the “Voting Agreement”) of even date herewith, by and among Vision-Sciences and the Shareholders, and is granted in consideration of Vision-Sciences entering into the Merger Agreement (as defined in the Voting Agreement). As used herein, the term “Expiration Date,” and all capitalized terms used herein and not otherwise defined, will have the meanings set forth in the Voting Agreement. The Shareholder agrees that this proxy will be irrevocable until the Expiration Date and is coupled with an interest sufficient at law to support an irrevocable proxy and given to Vision-Sciences as an inducement to enter into the Merger Agreement and, to the extent permitted under applicable Law, will be valid and binding on any person to whom the Shareholder may transfer any of his, her or its Subject Shares in breach of the Voting Agreement. The Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Subject Shares, and to exercise all voting and other rights of the undersigned with respect to the Subject Shares (including, without limitation, the power to execute and deliver written consents pursuant to Minnesota Business Corporation Law), at every annual, special or adjourned meeting of the shareholders of Uroplasty and in every written consent in lieu of such meeting in a manner consistent with Section 2.2 of the Voting Agreement.

This Proxy will be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Shareholder (including any transferee of any of the Subject Shares), and all authority herein conferred or agreed to be conferred will survive the death or incapacity of the Shareholder.

14

If any provision of this Proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof will, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction will not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof will not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Proxy. Each provision of this Proxy is separable from every other provision of this Proxy, and each part of each provision of this Proxy is separable from every other part of such provision.

Dated: December __, 2014

(Signature of Stockholder)

(Print Name of Stockholder)

Number of Subject Shares owned of record or Beneficially Owned as of the date of this Proxy:

15

Exhibit C

Visor Convertible Debt and Warrant Amendments

AMENDMENT TO

2014 CONVERTIBLE PROMISSORY NOTE

This Amendment to 2014 Convertible Promissory Note (this “Amendment”) is made as of December 21, 2014 by and between Vision-Sciences, Inc., a Delaware corporation (the “Borrower”), and Lewis C. Pell (the “Lender”), and amends that certain 2014 Convertible Promissory Note dated June 16, 2014 (the “Note”) outstanding as of the date hereof between the Borrower and the Lender. All capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Note.

BACKGROUND

A.            In connection with, and subject to, and as a condition of, and effective upon, the occurrence of the closing under that certain Merger Agreement dated as of the date hereof by and among the Borrower, Visor Merger Sub LLC and Uroplasty, Inc. (the “Merger Agreement”), the Borrower and the Lender desire to amend the Note to, among other things, extend the Maturity Date and modify the conversion rights set forth below; and

B.            Pursuant to Section 9.3 of the Note, any term may be amended or waived with the written consent of the Borrower and the Lender; and

C.            In consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1.             Preamble. The recitals set forth above shall be and are hereby incorporated as if fully set forth in this Amendment.

2.             Extension of Maturity Date. Section 1.3 of the Note is hereby amended and restated to read as follows:

“1.3	“Maturity Date” shall mean the earlier of (i) the fifth anniversary of the Closing Date as defined in the Merger Agreement dated as of December 21, 2014 by and among the Borrower, Visor Merger Sub LLC and Uroplasty, Inc. or (ii) a Change of Control, as defined below. ”

3.             Interest. Section 2 of the Note is hereby amended in its entirety to provide as follows:

“2. Interest. The Loan Amount, or if less, the outstanding portion thereof, shall bear cumulative annual interest at the applicable federal rate as published by the Internal Revenue Service in effect on the date hereof. Interest accrued under the Note shall be calculated quarterly and payable on the earlier of the Maturity Date or upon repayment or conversion of all or any portion of the principal under this Note. Interest on this Note shall be calculated on the basis of a 30-day month and a 360-day year.”

4.             Limitation on Conversion. Section 5.1 of the Note is hereby amended and restated to read as follows:

“5.1 A     Right to Convert.

From and after the Holder Conversion Date (as defined below) and until the Maturity Date, and also during the period described in Section 7(d) below, at the option of the holder hereof, the unpaid principal amount under this Note shall be convertible, on the terms set forth herein, into fully paid and non-assessable shares of common stock of the Borrower (“Common Stock”), at a price of $1.11 per share of Common Stock (as such price shall be adjusted from time to time to reflect any stock split, stock dividend or other stock recapitalization or similar event) (the “Conversion Price”).

In addition, at the option of the holder hereof, the unpaid principal amount under this Note shall also be convertible, on the terms set forth herein, (i) effective immediately prior to the closing of the event constituting a Change of Control (as defined below) and (ii) in connection with any prepayment as more specifically provided in Section 7 hereof.

For purposes hereof, a “Change of Control” shall exclude the transactions contemplated by the Merger Agreement, but means the occurrence of any of the following events:

(a) any 'person' (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the 'Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Borrower representing 50% or more of the total voting power represented by the Borrower's then outstanding voting securities;

(b) the direct or indirect sale or exchange by the stockholders of the Borrower of 50% or more of the stock of the Borrower to such a ‘person’;

(c) the stockholders of the Borrower approve a merger or consolidation of the Borrower, other than any such transaction which results in at least a majority of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by at least the holders of a majority of outstanding voting securities of the Borrower immediately prior to the transaction;

(d) the sale or other disposition of all or substantially all of the assets comprising the Borrower’s business; or

(e) the following individuals cease to constitute a majority of the board of directors (the “Board”) of the Borrower or any successor company following any transaction listed in subsection (c) above: (i) the individuals who were members of the Board of the Borrower prior to such transaction (the “Original Directors”); (ii) the individuals who thereafter are elected to the Borrower’s Board and whose election, or nomination for election, to the Board was approved by a vote of at least a majority of the Original Directors then still in office (such directors becoming “Additional Original Directors” immediately following their election); and (iii) the individuals who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least a majority of the Original Directors and Additional Original Directors then still in office (such directors also becoming “Additional Original Directors” immediately following their election).”

5.1B         Certain Definition.

“Holder Conversion Date” shall mean the earlier of (a) three (3) years following the closing of the transactions contemplated by the Merger Agreement, and (b) three (3) days prior to the record date established for the declaration of any dividend or distribution of any rights in respect of the Common Stock, in cash or other property other than Common Stock.”

5.             Prepayment. Section 7 of the Note is hereby amended in its entirety to provide as follows:

“7.           Prepayment.

(a)           The Borrower may, from time to time at its option, upon fifteen (15) days’ prior written notice to the Lender, prepay, in cash, all or part of this Note (with all accrued and unpaid interest thereon), without premium or penalty.

(b)           In addition, during any Conversion Period, the Borrower may also, from time to time at its option, upon fifteen (15) days’ prior written notice to the Lender, which may be given prior to the applicable Conversion Period (the “Combination Consideration Payment Notice”), prepay with Combination Consideration, all or any portion of this Note (with all accrued and unpaid interest thereon), without other premium or penalty.

(c)           As used herein:

(i)           “Combination Consideration” shall mean any combination of cash and Common Stock, as determined by the Borrower, the value of which equals the greater of (a) the amount outstanding under the Note and (b) the value of the Common Stock into which this Note could be converted if conversion occurred on the date of the Combination Consideration Payment Notice. The value of the Common Stock for purposes of calculating the value of the Common Stock under clause (b) above and the value of the Common Stock comprising any part of the Combination Consideration (but not for purposes of determining the Conversion Price) shall be the average closing price of the Common Stock on Nasdaq for the 20-day trading period immediately preceding the date of the Combination Consideration Payment Notice.

(ii)           “Conversion Period” shall mean any 20-day period beginning with the fifth day after the filing with the U.S. Securities Exchange Commission (“SEC”) of the Borrower’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K; provided that a Conversion Period shall not include any period during which (A) the Borrower is insolvent, does not have sufficient liquidity and capital resources to pay its debts as and when the same come due for the ensuing 12-month period, or is otherwise in default of any Senior Indebtedness, or (B) if the Borrower is eligible to file with the SEC a registration statement on Form S-3 (including the requirement that the aggregate market value of voting and non-voting common equity held by non-affiliates of the Borrower is $75 million or more) and does not have then on file with the SEC an effective registration statement covering the sale of any shares of Common Stock issued upon conversion of this Note; provided that the foregoing clause (B) shall not apply if the Lender has not cooperated with the Borrower on the preparation of the such registration statement, including, but not limited to, providing the Borrower with such information as is necessary to prepare such registration statement.

(d)           At the option of the holder hereof, the unpaid principal amount under this Note shall also be convertible, on the terms set forth herein, during the period commencing upon delivery of any notice described in Section 7(a) or (b) above and ending on the day prior to the date of prepayment referenced in such notice.

(e)           Unless the Borrower has elected to pay the Note with Combination Consideration on the Maturity Date, nothing in this Section 7 shall require the Borrower to pay more on the Maturity Date than the amount outstanding on the Note.”

6.             Subordination. A new Section 8 is added to the Note to provide as follows, and the current Sections 8, 9, 10 and 11 of the Note are renumbered 9, 10, 11 and 12, respectively.

“8.           Subordination.

(a)           The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of the Borrower’s Senior Indebtedness. “Senior Indebtedness” shall mean and be limited to the principal of and unpaid interest and premium, if any, on indebtedness of the Borrower or any subsidiary of the Borrower, with respect to which the Borrower is a guarantor, in connection with loans undertaken to finance strategic initiatives, in each case as may be reasonably approved by the Lender.

(b)           Upon any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangement which creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Borrower or in the event this Note shall be declared due and payable, no amount shall be paid by the Borrower, whether in cash or property in respect of the principal of or interest on this Note at the time outstanding, except to the extent directed by the holders of the Senior Indebtedness for application to payment thereof, unless and until the full amount of any Senior Indebtedness then outstanding shall be paid in full; provided that the foregoing restriction shall not apply to the conversion of the Note into Common Stock in accordance with its terms or payment of the Note with Common Stock as provided above.

(c)           If an event of default has occurred with respect to any Senior Indebtedness, permitting the holder thereof to accelerate the maturity thereof, then unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note, except to the extent directed by the holders of the Senior Indebtedness for application to payment thereof,

(d)           Nothing contained in this the preceding paragraphs shall impair, as between the Borrower and the holder, the obligation of the Borrower, which is absolute and unconditional, to pay to the holder hereof the principal hereof and interest hereon as and when the same shall become due and payable, all subject to the rights, if any, of the holders of Senior Indebtedness under the preceding paragraphs to receive cash or other properties otherwise payable or deliverable to the holder pursuant to this Note. Except as expressly provided in the preceding paragraphs, the holder shall not be prevented, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law, all subject to the rights, if any, of the holders of Senior Indebtedness under the preceding paragraphs to receive cash or other properties otherwise payable or deliverable to the holder pursuant to this Note.”

7.             Effect. This Amendment does not extinguish the outstanding indebtedness evidenced by the Note and is not intended to be a substitution or novation of the original indebtedness or instruments evidencing the same, and except for changes made by this Amendment, the terms of the Note remain unchanged and shall continue in full force and effect.

8.             Governing Law; Venue. This Amendment and all actions arising out of or in connection with this Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to choice of law considerations, applicable to contracts made and performed in such state and any applicable law of the United States Of America, it being understood that, to the fullest extent permitted by the law of such jurisdiction, the law of the state of New York shall govern the validity and enforceability of all loan documents, and the debt or obligations arising hereunder. Any legal suit, action or proceeding against the Borrower or the Lender arising out of or relating to this Amendment shall be instituted in any federal or state court in New York, and the Borrower waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and hereby irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

9.             Counterparts. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

BORROWER:

VISION-SCIENCES, INC.
a Delaware corporation

By:
Name: Howard Zauberman
Title: President and CEO

[Signature Page to Amendment to 2014 Convertible Promissory Note]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

LENDER:

Name: Lewis C. Pell

[Signature Page to Amendment to 2014 Convertible Promissory Note]

AMENDMENT TO
ADDITIONAL CONVERTIBLE PROMISSORY NOTE

This Amendment to Additional Convertible Promissory Note (this “Amendment”) is made as of December 21, 2014 by and between Vision-Sciences, Inc., a Delaware corporation (the “Borrower”), and Lewis C. Pell (the “Lender”), and amends that certain Additional Convertible Promissory Note dated September 25, 2013 (the “Note”) outstanding as of the date hereof between the Borrower and the Lender. All capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Note.

BACKGROUND

A.            In connection with, and subject to, and as a condition of, and effective upon, the occurrence of the closing under that certain Merger Agreement dated as of the date hereof by and among the Borrower, Visor Merger Sub LLC and Uroplasty, Inc. (the “Merger Agreement”), the Borrower and the Lender desire to amend the Note to, among other things, extend the Maturity Date and modify the conversion rights set forth below; and

B.            Pursuant to Section 9.3 of the Note, any term may be amended or waived with the written consent of the Borrower and the Lender; and

C.            In consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1.             Preamble. The recitals set forth above shall be and are hereby incorporated as if fully set forth in this Amendment.

2.             Extension of Maturity Date. Section 1.3 of the Note is hereby amended and restated to read as follows:

“1.3	“Maturity Date” shall mean the earlier of (i) the fifth anniversary of the Closing Date as defined in the Merger Agreement dated as of December 21, 2014 by and among the Borrower, Visor Merger Sub LLC and Uroplasty, Inc. or (ii) a Change of Control, as defined below. ”

3.                   Interest. Section 2 of the Note is hereby amended in its entirety to provide as follows:

“2. Interest. The Loan Amount, or if less, the outstanding portion thereof, shall bear cumulative annual interest at the applicable federal rate as published by the Internal Revenue Service in effect on the date hereof. Interest accrued under the Note shall be calculated quarterly and payable on the earlier of the Maturity Date or upon repayment or conversion of all or any portion of the principal under this Note. Interest on this Note shall be calculated on the basis of a 30-day month and a 360-day year.”

4.             Limitation on Conversion. Section 5.1 of the Note is hereby amended and restated to read as follows:

“5.1 A     Right to Convert.

From and after the Holder Conversion Date (as defined below) and until the Maturity Date, and also during the period described in Section 7(d) below, at the option of the holder hereof, the unpaid principal amount under this Note shall be convertible, on the terms set forth herein, into fully paid and non-assessable shares of common stock of the Borrower (“Common Stock”), at a price of $.89 per share of Common Stock (as such price shall be adjusted from time to time to reflect any stock split, stock dividend or other stock recapitalization or similar event) (the “Conversion Price”).

In addition, at the option of the holder hereof, the unpaid principal amount under this Note shall also be convertible, on the terms set forth herein, (i) effective immediately prior to the closing of the event constituting a Change of Control (as defined below) and (ii) in connection with any prepayment as more specifically provided in Section 7 hereof.

For purposes hereof, a “Change of Control” shall exclude the transactions contemplated by the Merger Agreement, but means the occurrence of any of the following events:

(a) any 'person' (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the 'Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Borrower representing 50% or more of the total voting power represented by the Borrower's then outstanding voting securities;

(b) the direct or indirect sale or exchange by the stockholders of the Borrower of 50% or more of the stock of the Borrower to such a ‘person’;

(c) the stockholders of the Borrower approve a merger or consolidation of the Borrower, other than any such transaction which results in at least a majority of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by at least the holders of a majority of outstanding voting securities of the Borrower immediately prior to the transaction;

(d) the sale or other disposition of all or substantially all of the assets comprising the Borrower’s business; or

(e) the following individuals cease to constitute a majority of the board of directors (the “Board”) of the Borrower or any successor company following any transaction listed in subsection (c) above: (i) the individuals who were members of the Board of the Borrower prior to such transaction (the “Original Directors”); (ii) the individuals who thereafter are elected to the Borrower’s Board and whose election, or nomination for election, to the Board was approved by a vote of at least a majority of the Original Directors then still in office (such directors becoming “Additional Original Directors” immediately following their election); and (iii) the individuals who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least a majority of the Original Directors and Additional Original Directors then still in office (such directors also becoming “Additional Original Directors” immediately following their election).”

5.1B         Certain Definition.

“Holder Conversion Date” shall mean the earlier of (a) three (3) years following the closing of the transactions contemplated by the Merger Agreement, and (b) three (3) days prior to the record date established for the declaration of any dividend or distribution of any rights in respect of the Common Stock, in cash or other property other than Common Stock.”

5.             Prepayment. Section 7 of the Note is hereby amended in its entirety to provide as follows:

“7.           Prepayment.

(a)           The Borrower may, from time to time at its option, upon fifteen (15) days’ prior written notice to the Lender, prepay, in cash, all or part of this Note (with all accrued and unpaid interest thereon), without premium or penalty.

(b)           In addition, during any Conversion Period, the Borrower may also, from time to time at its option, upon fifteen (15) days’ prior written notice to the Lender, which may be given prior to the applicable Conversion Period (the “Combination Consideration Payment Notice”), prepay with Combination Consideration, all or any portion of this Note (with all accrued and unpaid interest thereon), without other premium or penalty.

(c)           As used herein:

(i)           “Combination Consideration” shall mean any combination of cash and Common Stock, as determined by the Borrower, the value of which equals the greater of (a) the amount outstanding under the Note and (b) the value of the Common Stock into which this Note could be converted if conversion occurred on the date of the Combination Consideration Payment Notice. The value of the Common Stock for purposes of calculating the value of the Common Stock under clause (b) above and the value of the Common Stock comprising any part of the Combination Consideration (but not for purposes of determining the Conversion Price) shall be the average closing price of the Common Stock on Nasdaq for the 20-day trading period immediately preceding the date of the Combination Consideration Payment Notice.

(ii)           “Conversion Period” shall mean any 20-day period beginning with the fifth day after the filing with the U.S. Securities Exchange Commission (“SEC”) of the Borrower’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K; provided that a Conversion Period shall not include any period during which (A) the Borrower is insolvent, does not have sufficient liquidity and capital resources to pay its debts as and when the same come due for the ensuing 12-month period, or is otherwise in default of any Senior Indebtedness, or (B) if the Borrower is eligible to file with the SEC a registration statement on Form S-3 (including the requirement that the aggregate market value of voting and non-voting common equity held by non-affiliates of the Borrower is $75 million or more) and does not have then on file with the SEC an effective registration statement covering the sale of any shares of Common Stock issued upon conversion of this Note; provided that the foregoing clause (B) shall not apply if the Lender has not cooperated with the Borrower on the preparation of the such registration statement, including, but not limited to, providing the Borrower with such information as is necessary to prepare such registration statement.

(d)           At the option of the holder hereof, the unpaid principal amount under this Note shall also be convertible, on the terms set forth herein, during the period commencing upon delivery of any notice described in Section 7(a) or (b) above and ending on the day prior to the date of prepayment referenced in such notice.

(e)           Unless the Borrower has elected to pay the Note with Combination Consideration on the Maturity Date, nothing in this Section 7 shall require the Borrower to pay more on the Maturity Date than the amount outstanding on the Note.”

6.             Subordination. A new Section 8 is added to the Note to provide as follows, and the current Sections 8, 9, 10 and 11 of the Note are renumbered 9, 10, 11 and 12, respectively.

“8.           Subordination.

(a)           The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of the Borrower’s Senior Indebtedness. “Senior Indebtedness” shall mean and be limited to the principal of and unpaid interest and premium, if any, on indebtedness of the Borrower or any subsidiary of the Borrower, with respect to which the Borrower is a guarantor, in connection with loans undertaken to finance strategic initiatives, in each case as may be reasonably approved by the Lender.

(b)           Upon any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangement which creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Borrower or in the event this Note shall be declared due and payable, no amount shall be paid by the Borrower, whether in cash or property in respect of the principal of or interest on this Note at the time outstanding, except to the extent directed by the holders of the Senior Indebtedness for application to payment thereof, unless and until the full amount of any Senior Indebtedness then outstanding shall be paid in full; provided that the foregoing restriction shall not apply to the conversion of the Note into Common Stock in accordance with its terms or payment of the Note with Common Stock as provided above.

(c)           If an event of default has occurred with respect to any Senior Indebtedness, permitting the holder thereof to accelerate the maturity thereof, then unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note, except to the extent directed by the holders of the Senior Indebtedness for application to payment thereof,

(d)           Nothing contained in this the preceding paragraphs shall impair, as between the Borrower and the holder, the obligation of the Borrower, which is absolute and unconditional, to pay to the holder hereof the principal hereof and interest hereon as and when the same shall become due and payable, all subject to the rights, if any, of the holders of Senior Indebtedness under the preceding paragraphs to receive cash or other properties otherwise payable or deliverable to the holder pursuant to this Note. Except as expressly provided in the preceding paragraphs, the holder shall not be prevented, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law, all subject to the rights, if any, of the holders of Senior Indebtedness under the preceding paragraphs to receive cash or other properties otherwise payable or deliverable to the holder pursuant to this Note.”

7.           Effect.           This Amendment does not extinguish the outstanding indebtedness evidenced by the Note and is not intended to be a substitution or novation of the original indebtedness or instruments evidencing the same, and except for changes made by this Amendment, the terms of the Note remain unchanged and shall continue in full force and effect.

8.           Governing Law; Venue. This Amendment and all actions arising out of or in connection with this Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to choice of law considerations, applicable to contracts made and performed in such state and any applicable law of the United States Of America, it being understood that, to the fullest extent permitted by the law of such jurisdiction, the law of the state of New York shall govern the validity and enforceability of all loan documents, and the debt or obligations arising hereunder. Any legal suit, action or proceeding against the Borrower or the Lender arising out of or relating to this Amendment shall be instituted in any federal or state court in New York, and the Borrower waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and hereby irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

9.           Counterparts. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

BORROWER:

VISION-SCIENCES, INC.
a Delaware corporation

By:
Name: Howard Zauberman
Title: President and CEO

[Signature Page to Amendment to Additional Convertible Promissory Note]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

LENDER:

Name: Lewis C. Pell

[Signature Page to Amendment to Additional Convertible Promissory Note]

AMENDMENT TO
CONVERTIBLE PROMISSORY NOTE

This Amendment to Convertible Promissory Note (this “Amendment”) is made as of December 21, 2014 by and between Vision-Sciences, Inc., a Delaware corporation (the “Borrower”), and Lewis C. Pell (the “Lender”), and amends that certain Convertible Promissory Note dated September 19, 2012 (the “Note”) outstanding as of the date hereof between the Borrower and the Lender. All capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Note.

BACKGROUND

A.            In connection with, and subject to, and as a condition of, and effective upon, the occurrence of the closing under that certain Merger Agreement dated as of the date hereof by and among the Borrower, Visor Merger Sub LLC and Uroplasty, Inc. (the “Merger Agreement”), the Borrower and the Lender desire to amend the Note to, among other things, extend the Maturity Date and modify the conversion rights set forth below; and

B.            Pursuant to Section 10.3 of the Note, any term may be amended or waived with the written consent of the Borrower and the Lender; and

C.            In consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1.             Preamble. The recitals set forth above shall be and are hereby incorporated as if fully set forth in this Amendment.

2.             Extension of Maturity Date. Section 2.3 of the Note is hereby amended and restated to read as follows:

“2.3	“Maturity Date” shall mean the earlier of (i) the fifth anniversary of the Closing Date as defined in the Merger Agreement dated as of December 21, 2014 by and among the Borrower, Visor Merger Sub LLC and Uroplasty, Inc. or (ii) a Change of Control, as defined below. ”

3.             Interest. Section 3 of the Note is hereby amended in its entirety to provide as follows:

“3.           Interest. The Loan Amount, or if less, the outstanding portion thereof, shall bear cumulative annual interest at the applicable federal rate as published by the Internal Revenue Service in effect on the date hereof. Interest accrued under the Note shall be calculated quarterly and payable on the earlier of the Maturity Date or upon repayment or conversion of all or any portion of the principal under this Note. Interest on this Note shall be calculated on the basis of a 30-day month and a 360-day year.”

4.             Limitation on Conversion. Section 6.1 of the Note is hereby amended and restated to read as follows:

“6.1 A     Right to Convert.

From and after the Holder Conversion Date (as defined below) and until the Maturity Date, and also during the period described in Section 8(d) below, at the option of the holder hereof, the unpaid principal amount under this Note shall be convertible, on the terms set forth herein, into fully paid and non-assessable shares of common stock of the Borrower (“Common Stock”), at a price of $1.20 per share of Common Stock (as such price shall be adjusted from time to time to reflect any stock split, stock dividend or other stock recapitalization or similar event) (the “Conversion Price”).

In addition, at the option of the holder hereof, the unpaid principal amount under this Note shall also be convertible, on the terms set forth herein, (i) effective immediately prior to the closing of the event constituting a Change of Control (as defined below) and (ii) in connection with any prepayment as more specifically provided in Section 7 hereof.

For purposes hereof, a “Change of Control” shall exclude the transactions contemplated by the Merger Agreement, but means the occurrence of any of the following events:

(a) any 'person' (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the 'Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Borrower representing 50% or more of the total voting power represented by the Borrower's then outstanding voting securities;

(b) the direct or indirect sale or exchange by the stockholders of the Borrower of 50% or more of the stock of the Borrower to such a ‘person’;

(c) the stockholders of the Borrower approve a merger or consolidation of the Borrower, other than any such transaction which results in at least a majority of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by at least the holders of a majority of outstanding voting securities of the Borrower immediately prior to the transaction;

(d) the sale or other disposition of all or substantially all of the assets comprising the Borrower’s business; or

(e) the following individuals cease to constitute a majority of the board of directors (the “Board”) of the Borrower or any successor company following any transaction listed in subsection (c) above: (i) the individuals who were members of the Board of the Borrower prior to such transaction (the “Original Directors”); (ii) the individuals who thereafter are elected to the Borrower’s Board and whose election, or nomination for election, to the Board was approved by a vote of at least a majority of the Original Directors then still in office (such directors becoming “Additional Original Directors” immediately following their election); and (iii) the individuals who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least a majority of the Original Directors and Additional Original Directors then still in office (such directors also becoming “Additional Original Directors” immediately following their election).”

6.1B        Certain Definition.

“Holder Conversion Date” shall mean the earlier of (a) three (3) years following the closing of the transactions contemplated by the Merger Agreement, and (b) three (3) days prior to the record date established for the declaration of any dividend or distribution of any rights in respect of the Common Stock, in cash or other property other than Common Stock.”

5.             Prepayment. Section 8 of the Note is hereby amended in its entirety to provide as follows:

“8.           Prepayment.

(a)           The Borrower may, from time to time at its option, upon fifteen (15) days’ prior written notice to the Lender, prepay, in cash, all or part of this Note (with all accrued and unpaid interest thereon), without premium or penalty.

(b)           In addition, during any Conversion Period, the Borrower may also, from time to time at its option, upon fifteen (15) days’ prior written notice to the Lender, which may be given prior to the applicable Conversion Period (the “Combination Consideration Payment Notice”), prepay with Combination Consideration, all or any portion of this Note (with all accrued and unpaid interest thereon), without other premium or penalty.

(c)           As used herein:

(i)           “Combination Consideration” shall mean any combination of cash and Common Stock, as determined by the Borrower, the value of which equals the greater of (a) the amount outstanding under the Note and (b) the value of the Common Stock into which this Note could be converted if conversion occurred on the date of the Combination Consideration Payment Notice. The value of the Common Stock for purposes of calculating the value of the Common Stock under clause (b) above and the value of the Common Stock comprising any part of the Combination Consideration (but not for purposes of determining the Conversion Price) shall be the average closing price of the Common Stock on Nasdaq for the 20-day trading period immediately preceding the date of the Combination Consideration Payment Notice.

(ii)           “Conversion Period” shall mean any 20-day period beginning with the fifth day after the filing with the U.S. Securities Exchange Commission (“SEC”) of the Borrower’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K; provided that a Conversion Period shall not include any period during which (A) the Borrower is insolvent, does not have sufficient liquidity and capital resources to pay its debts as and when the same come due for the ensuing 12-month period, or is otherwise in default of any Senior Indebtedness, or (B) if the Borrower is eligible to file with the SEC a registration statement on Form S-3 (including the requirement that the aggregate market value of voting and non-voting common equity held by non-affiliates of the Borrower is $75 million or more) and does not have then on file with the SEC an effective registration statement covering the sale of any shares of Common Stock issued upon conversion of this Note; provided that the foregoing clause (B) shall not apply if the Lender has not cooperated with the Borrower on the preparation of the such registration statement, including, but not limited to, providing the Borrower with such information as is necessary to prepare such registration statement.

(d)           At the option of the holder hereof, the unpaid principal amount under this Note shall also be convertible, on the terms set forth herein, during the period commencing upon delivery of any notice described in Section 8(a) or (b) above and ending on the day prior to the date of prepayment referenced in such notice.

(e)           Unless the Borrower has elected to pay the Note with Combination Consideration on the Maturity Date, nothing in this Section 8 shall require the Borrower to pay more on the Maturity Date than the amount outstanding on the Note.”

6.             Subordination. A new Section 9 is added to the Note to provide as follows, and the current Sections 9, 10, 11 and 12 of the Note are renumbered 10, 11, 12 and 13, respectively.

“9.           Subordination.

(a)           The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of the Borrower’s Senior Indebtedness. “Senior Indebtedness” shall mean and be limited to the principal of and unpaid interest and premium, if any, on indebtedness of the Borrower or any subsidiary of the Borrower, with respect to which the Borrower is a guarantor, in connection with loans undertaken to finance strategic initiatives, in each case as may be reasonably approved by the Lender.

(b)           Upon any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangement which creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Borrower or in the event this Note shall be declared due and payable, no amount shall be paid by the Borrower, whether in cash or property in respect of the principal of or interest on this Note at the time outstanding, except to the extent directed by the holders of the Senior Indebtedness for application to payment thereof, unless and until the full amount of any Senior Indebtedness then outstanding shall be paid in full; provided that the foregoing restriction shall not apply to the conversion of the Note into Common Stock in accordance with its terms or payment of the Note with Common Stock as provided above.

(c)           If an event of default has occurred with respect to any Senior Indebtedness, permitting the holder thereof to accelerate the maturity thereof, then unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note, except to the extent directed by the holders of the Senior Indebtedness for application to payment thereof,

(d)           Nothing contained in this the preceding paragraphs shall impair, as between the Borrower and the holder, the obligation of the Borrower, which is absolute and unconditional, to pay to the holder hereof the principal hereof and interest hereon as and when the same shall become due and payable, all subject to the rights, if any, of the holders of Senior Indebtedness under the preceding paragraphs to receive cash or other properties otherwise payable or deliverable to the holder pursuant to this Note. Except as expressly provided in the preceding paragraphs, the holder shall not be prevented, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law, all subject to the rights, if any, of the holders of Senior Indebtedness under the preceding paragraphs to receive cash or other properties otherwise payable or deliverable to the holder pursuant to this Note.”

7.             Effect. This Amendment does not extinguish the outstanding indebtedness evidenced by the Note and is not intended to be a substitution or novation of the original indebtedness or instruments evidencing the same, and except for changes made by this Amendment, the terms of the Note remain unchanged and shall continue in full force and effect.

8.             Governing Law; Venue. This Amendment and all actions arising out of or in connection with this Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to choice of law considerations, applicable to contracts made and performed in such state and any applicable law of the United States Of America, it being understood that, to the fullest extent permitted by the law of such jurisdiction, the law of the state of New York shall govern the validity and enforceability of all loan documents, and the debt or obligations arising hereunder. Any legal suit, action or proceeding against the Borrower or the Lender arising out of or relating to this Amendment shall be instituted in any federal or state court in New York, and the Borrower waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and hereby irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

9.             Counterparts. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

BORROWER:

VISION-SCIENCES, INC.
a Delaware corporation

By:
Name: Howard Zauberman
Title: President and CEO

[Signature Page to Amendment to Convertible Promissory Note]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

LENDER:

Name: Lewis C. Pell

[Signature Page to Amendment to Convertible Promissory Note]

VISION-SCIENCES, INC.

December 21, 2014

Via FedEx

Lewis C. Pell
40 Ramland Road South
Orangeburg, NY 10962

Re:	Extension of Warrants

Dear Mr. Pell,

Reference is made to (a) that certain Common Stock Purchase Warrant, dated November 9, 2009, issued by Vision-Sciences, Inc. (the “Company”) to you for the purchase of 272,727 shares of common stock of the Company (“Common Stock”), (b) that certain Common Stock Purchase Warrant, dated November 9, 2009, issued by the Company to you for the purchase of 378,788 shares of Common Stock, (c) that that certain Common Stock Purchase Warrant, dated September 30, 2011, issued by the Company to you for the purchase of 1,229,105 shares of Common Stock (collectively with the warrants referenced in clause (a) and clause (b), the “Warrants”) and (d) those three (3) certain Amendments to Convertible Promissory Note (collectively the “Loan Amendments”), between you and the Company each dated as of the date hereof.

In consideration for your entry into the Loan Amendments and the amendments to the Warrants hereinafter provided, the Company and you agree that the period during which the Warrants may be exercised is hereby amended to commence on the Holder Conversion Date (as defined in the Loan Amendments) and to end on the later of (i) the Maturity Date (as defined in the Loan Amendments) or (ii) the date that the Loans (as defined in Convertible Promissory Notes amended by the Loan Amendments) are paid in full or converted into shares of Common Stock in accordance with the Loan Amendments. In addition, the Warrants may also be exercised effective immediately prior to the closing of an event constituting a Change of Control (as defined in the Loan Amendments).

Except as otherwise set forth herein, the Warrants remain unmodified and in full force and effect. This letter supersedes and replaces the letter dated September 30, 2011 extending the Warrants referenced in clauses (a) and (b) above.

Please indicate your agreement to the terms of this letter by signing the enclosed copy of this letter where indicated below and returning it to Howard Zauberman at 40 Ramland Road South, Orangeburg, NY 10962.

Yours very truly,
VISION-SCIENCES, INC.

By:
Name: Howard Zauberman
Title: President and Chief Executive Officer

Accepted and agreed to as of December 21, 2014

Lewis C. Pell